Exhibit 10.2

Execution Version

CREDIT AGREEMENT

by and among

ZAYO GROUP, LLC and ZAYO CAPITAL, INC.,

as Borrowers,

THE PERSONS PARTY HERETO FROM TIME TO TIME AS GUARANTORS,

THE FINANCIAL INSTITUTIONS PARTY HERETO

FROM TIME TO TIME AS LENDERS,

SUNTRUST BANK,

as Issuing Bank,

SUNTRUST BANK,

as Collateral Agent,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent for the Term Loan Facility,

SUNTRUST BANK,

as Administrative Agent for the Revolving Loan Facility,

MORGAN STANLEY SENIOR FUNDING, INC. AND BARCLAYS BANK PLC,

as Co-Syndication Agents for the Term Loan Facility,

MORGAN STANLEY SENIOR FUNDING, INC. AND BARCLAYS BANK PLC,

as Joint Lead Arrangers for the Term Loan Facility,

MORGAN STANLEY SENIOR FUNDING, INC. AND BARCLAYS BANK PLC AND

RBC CAPITAL MARKETS1,

as Joint Bookrunners for the Term Loan Facility,

RBC CAPITAL MARKETS,

as Documentation Agent for the Term Loan Facility,

SUNTRUST ROBINSON HUMPHREY, INC.,

as Lead Arranger for the Revolving Loan Facility, and

MORGAN STANLEY SENIOR FUNDING, INC., BARCLAYS BANK PLC, SUNTRUST

ROBINSON HUMPHREY, INC., UBS SECURITIES LLC, RBC CAPITAL MARKETS

AND GOLDMAN SACHS BANK USA,

as Arrangers

July 2, 2012

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

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EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Notice of Conversion/Continuation
Exhibit E	-	Form of Request for Loan
Exhibit F	-	Form of Request for Issuance of Letter of Credit
Exhibit G-1	-	Form of Revolving Loan Note
Exhibit G-2	-	Form of Term Loan Note
Exhibit H	-	Form of Guaranty Supplement
Exhibit I	-	Form of Notice of Requested Commitment Increase
Exhibit J	-	Form of Notice of Prepayment
Exhibit K	-	Form of Security Agreement
Exhibit L	-	Form of Acceptance and Purchase Notice
Exhibit M	-	Form of Discount Range Sale Offer
Exhibit N	-	Form of Discount Range Solicitation Notice
Exhibit O	-	Form of Solicited Discounted Sale Offer
Exhibit P	-	Form of Solicited Discounted Solicitation Notice
Exhibit Q	-	Form of Specified Discount Purchase Notice
Exhibit R	-	Form of Specified Discount Purchase Response

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SCHEDULES

Schedule 1.1(a)	-	Commitment Ratios
Schedule 1.1(b)	-	Equity Group
Schedule 1.1(c)	-	Liens
Schedule 1.1(d)	-	Existing Letters of Credit
Schedule 5.1(c)-1	-	Subsidiaries
Schedule 5.1(c)-2	-	Partnerships/Joint Ventures
Schedule 5.1(d)	-	Outstanding Capital Stock Ownership
Schedule 5.1(i)	-	Labor Matters
Schedule 5.1(j)	-	Taxes
Schedule 5.1(m)	-	Investments/Guaranties as of the Agreement Date
Schedule 5.1(n)	-	Litigation
Schedule 5.1(o)		ERISA
Schedule 5.1(p)	-	Intellectual Property; Licenses and Certifications
Schedule 5.1(u)	-	Insurance
Schedule 5.1(w)-1	-	Leased Real Property
Schedule 5.1(w)-2	-	Owned Real Property
Schedule 5.1(x)	-	Environmental Matters
Schedule 6.11	-	Bank and Investment Accounts
Schedule 6.18	-	Post Closing Matters
Schedule 8.1	-	Outstanding Indebtedness as of the Agreement Date
Schedule 8.5	-	Existing Investments
Schedule 8.6	-	Affiliate Transactions

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of July 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among ZAYO GROUP, LLC, a Delaware limited liability company (“Zayo”), ZAYO CAPITAL, INC., a Delaware corporation (“Zayo Capital”; and together with Zayo, each, individually as a “Borrower” and, collectively, as the “Borrowers”), the Persons party hereto from time to time as Guarantors, the financial institutions party hereto from time to time as Lenders, MORGAN STANLEY SENIOR FUNDING, INC., as the Term Facility Administrative Agent, SUNTRUST BANK, as the Revolving Facility Administrative Agent and as the Collateral Agent and SUNTRUST BANK, as the Issuing Bank.

W I T N E S S E T H:

WHEREAS, Zayo intends to acquire (the “AboveNet Acquisition”) 100% of the outstanding capital stock of AboveNet, Inc. (the “AboveNet”) pursuant to an Agreement and Plan of Merger dated as of March 18, 2012 (such Agreement and Plan of Merger together with all exhibits and schedules thereto the “Acquisition Agreement”) among Zayo, Voila Sub, Inc., a newly formed Delaware corporation that is a wholly owned subsidiary of Zayo (the “Merger Sub”), and AboveNet for an aggregate purchase price of approximately $2.3 billion;

WHEREAS, pursuant to the Acquisition Agreement, the Merger Sub will be merged with and into AboveNet with AboveNet as the surviving entity and after giving effect to the Acquisition, AboveNet will become a wholly-owned subsidiary of Zayo;

WHEREAS, the Borrowers have requested that the (i) Revolving Facility Administrative Agent, the Issuing Bank and the Revolving Facility Lenders, make available to them the Revolving Loan Commitments, the Revolving Loans, and from time to time issue Letters of Credit and (ii) Term Facility Administrative Agent and the Term Facility Lenders make available to them the Term Loan Commitments and the Term Loans, in each case, on the terms and conditions set forth herein;

WHEREAS, the proceeds of the Term Loans shall be used to (i) finance the AboveNet Acquisition, (ii) repay and redeem existing indebtedness of AboveNet (the “Existing AboveNet Debt Repayment”) and its subsidiaries, (iii) to repay, redeem or tender for the Existing Secured Notes (the “Existing Senior Notes Repayment”), (iv) to repay all of the indebtedness outstanding under the Existing Credit Agreement (the “Existing Credit Agreement Repayment”, together with the Existing Senior Notes Repayment, the “Existing Borrower Debt Repayment”) (the Existing Borrower Debt Repayment, together with the Existing AboveNet Debt Repayment, the “Refinancing”) and (v) pay the fees and expenses incurred in connection with the AboveNet Acquisition, the Refinancing and the incurrence of the Revolving Loan Facility and the Term Loan Facility;

WHEREAS, in connection with the AboveNet Acquisition, the Company or an escrow issuer subsidiary thereof (which shall be merged with and into the Company on the Agreement Date) intends to issue and sell (i) senior secured notes on or before the consummation of the AboveNet Acquisition in an amount up to $750,000,000 (the “Senior Secured Notes”) and (ii) senior unsecured notes on or before the consummation of the AboveNet Acquisition in an amount up to $500,000,000, (the “Senior Unsecured Notes” and, together with the Senior Secured Notes, the “Senior Notes”; together with the issuance of the Senior Notes, the AboveNet Acquisition, the Refinancing and the initial borrowing hereunder, the “Transactions”);

WHEREAS, the Administrative Agents, the Issuing Bank and the Lenders, as applicable, are willing to make the Commitments, the Loans and issue Letters of Credit, in each case, on the terms and conditions set forth herein; and

WHEREAS, the Borrowers and the Guarantors have agreed to provide Liens on substantially all of their assets under the Security Documents, to secure both the Obligations and the Senior Note Indebtedness and the Collateral Agent has agreed to serve as the collateral agent and secured party pursuant to the Security Documents for the benefit of the Bank Secured Parties;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS, ACCOUNTING PRINCIPLES AND

OTHER INTERPRETIVE MATTERS

Section 1.1 Definitions. For the purposes of this Agreement:

“AboveNet” shall have the meaning specified in the preamble hereto.

“AboveNet Acquisition” shall have the meaning specified in the preamble hereto.

“AboveNet Disclosure Schedule” shall mean that certain disclosure schedule delivered by the Borrowers to the Lead Arrangers on March 18, 2012.

“AboveNet Material Adverse Change” means any event, change, circumstance, occurrence, effect or state of facts that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the AboveNet and its subsidiaries taken as a whole; provided, however, that the determination of a AboveNet Material Adverse Change shall exclude the following events, changes, circumstances, occurrences, effects and states of fact: (a) the announcement, pendency or anticipated consummation of the AboveNet Acquisition or any of the other transactions contemplated by the Acquisition Agreement including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the Acquisition Agreement or the transactions contemplated by the Acquisition Agreement; (b) changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates; (c) general conditions in the telecommunications industry or in any industry sector in which the AboveNet or any of its subsidiaries operates or participates; (d) a change in the AboveNet’s stock price or trading volume, in and of itself (provided that the underlying factors contributing to such change shall not be excluded unless such underlying factors would otherwise be excepted from this definition); (e) any natural or man-made disaster, pandemic, act of terrorism, sabotage, military action or war, or any escalation or worsening thereof; (f) any failure, in and of itself, by the AboveNet to meet any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of the Acquisition Agreement (provided that the underlying factors contributing to such failure shall not be excluded unless such underlying factors would otherwise be excepted from this definition); (g) changes in general legal, regulatory or political conditions after the date of the Acquisition Agreement; (h) changes in United States generally accepted accounting principles or applicable law, statute, rule, ordinance or regulation adopted or promulgated by any federal, state, local or foreign governmental authority or the interpretation thereof after the date of the Acquisition Agreement; (i) any event, occurrence, development or circumstance disclosed in that certain AboveNet Disclosure Schedule referred to in the Acquisition Agreement; (j) the taking of any action, or any failure to act, as expressly permitted by the Acquisition Agreement or consented to by the Borrower in writing; or (k) the failure to obtain the consent or waiver from any Person (as defined in the Acquisition Agreement) that could be required under any Material Contract (as defined in the Acquisition Agreement) in connection with or relating to the Acquisition or the transactions contemplated by the Acquisition Agreement to the extent such contract has been disclosed in Exhibit B of the AboveNet Disclosure Schedule referred to in the Acquisition Agreement, except with respect to clauses (b), (c), (e), (g) and (h), to the extent, and only to the extent such event, change, circumstances, occurrence, effect or state of facts is disproportionately adverse to the AboveNet and its subsidiaries, taken as a whole, when compared to other persons operating in the geographies and industry in which the AboveNet and its subsidiaries operate.

“Acceptable Discount” shall have the meaning specified in Section 11.5(h).

“Acceptable Purchase Amount” shall have the meaning specified in Section 11.5(h).

“Acceptance and Purchase Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit L.

“Acceptance Date” shall have the meaning specified in Section 11.5(h).

“Account Debtor” shall mean any Person who is obligated to make payments in respect of an Account.

“Acquired EBITDA” shall mean, with respect to any Converted Restricted Subsidiary for any period, the amount of EBITDA for such period (including the portion thereof occurring prior to the date such Subsidiary was designated as a Restricted Subsidiary) of such Converted Restricted Subsidiary.

“Acquisition Agreement” shall have the meaning specified in the preamble hereto.

“Activation Notice” shall have the meaning specified in Section 6.11.

“additional amount” shall have the meaning specified in Section 2.8(b)(i).

“Additional Lender” shall have the meaning specified in Section 2.17(b)(ii).

“Administrative Agent Indemnified Person” shall have the meaning specified in Section 10.10.

“Administrative Agents” shall mean the Revolving Facility Administrative Agent and the Term Facility Administrative Agent and “Administrative Agent” shall mean the Revolving Facility Administrative Agent or the Term Facility Administrative Agent, as the context may require.

“Administrative Agents’ Office” shall mean the office designated by each Administrative Agent pursuant to the provisions of Section 11.1.

“Administrative Borrower” shall have the meaning specified in Section 13.5.

“Administrative Questionnaire” shall mean a questionnaire in form and substance satisfactory to the applicable Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or that is a director, officer, manager or partner of such Person. For purposes of this definition, “control”, when used with respect to any Person, includes the direct or indirect beneficial ownership of ten percent (10%) or more of the outstanding Equity Interests of such Person.

“Agent Advances” shall have the meaning specified in Section 2.1(f).

“Agents” shall mean the Term Loan Facility Co-Syndication Agents, Term Loan Facility Documentation Agent, Term Loan Facility Joint Bookrunners, Term Loan Facility Joint Lead Arrangers, the Arrangers and the Revolving Loan Facility Lead Arranger.

“Aggregate Revolving Credit Obligations” shall mean, as of any particular time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, plus (b) the aggregate principal amount of all Swing Line Loans then outstanding, plus (c) the aggregate principal amount of all Agent Advances then outstanding, plus (d) the aggregate principal amount of all Letter of Credit Obligations then outstanding.

“Agreement” shall have the meaning specified in the preamble, together with all Exhibits and Schedules hereto.

“Agreement Date” shall mean the date as of which this Agreement is dated.

“All-in Yield” shall mean, as to any Funded Debt, the yield thereon, whether in the form of interest rate, margin, OID, up-front fees or any “floor” for Eurodollar Rate or Base Rate applicable thereto greater than that, if any, applicable to the existing Term Loans or Revolving Credit Loans, as applicable; provided that OID and up-front fees shall be equated to interest rate assuming the shorter of (i) the weighted average life to maturity of such Funded Debt and (ii) an assumed 4-year life to maturity; and provided further that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees paid to arrangers or any other fees that are not paid ratably to the market for such Funded Debt.

“Annualized EBITDA” shall mean, with respect to any Person for any period, EBITDA for the most recent fiscal quarter then ended, multiplied by 4.

“Applicable Discount” shall have the meaning specified in Section 11.5(h).

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable, whether by law or by virtue of contract, to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean a per annum rate of interest determined as follows:

(a) in respect of the Term Loan Facility (i) 4.875% per annum for Base Rate Loans and (ii) 5.875% per annum for Eurodollar Loans; and

(b) in respect of the Revolving Loan Facility (i) from the Agreement Date through (and including) the date five (5) Business Days after the date on which the Compliance Certificate is delivered to the Revolving Facility Administrative Agent for the fiscal quarter ending on September 30, 2012, (x) 4.375% per annum for Base Rate Loans and (y) 5.375% per annum for Eurodollar Loans, and (ii) thereafter, the applicable margin determined by the Revolving Facility Administrative Agent based upon the Total Leverage Ratio for the fiscal quarter most recently ended, effective as of the fifth Business Day after the day the Compliance Certificate is delivered to the Revolving Facility Administrative Agent for such fiscal quarter most recently ended, expressed as a per annum rate of interest as set forth in the table below:

Level	Total Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
I	Greater than 4.50 to 1.00	5.375%	4.375%
II	Less than or equal to 4.50:1.00 but greater than 3.50:1.00	5.125%	4.125%
III	Less than or equal to 3.50:1.00 but greater than 3.00:1.00	4.875%	3.875%
IV	Less than or equal to 3.00:1.00 but greater than 2.50:1.00	4.625%	3.625%
V	Less than or equal to 2.50:1.00	4.375%	3.375%

Notwithstanding the foregoing, if at any time the Borrowers shall fail to deliver financial statements to the Revolving Facility Administrative Agent in accordance with Sections 7.1 or 7.2, as applicable, then the Applicable Margin shall thereafter be determined by reference to the highest pricing level on the table above until such time as the Borrowers shall again be in compliance with Sections 7.1 or 7.2.

In the event that the Revolving Facility Administrative Agent and the Borrowers determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (a) the Borrowers shall as soon as practicable deliver to the Revolving Facility Administrative Agent the correct financial statements for such Applicable Period, (b) the Applicable Margin shall be determined as if the pricing level for such higher Applicable Margin were applicable for such Applicable Period, and (c) the Borrowers shall within 10 Business Days of demand thereof by the Revolving Facility Administrative Agent pay to the Revolving Facility Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Revolving Facility Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Revolving Facility Administrative Agent and Lenders with respect to Section 2.3 and Article 11.

“Applicable Period” shall have the meaning specified in the definition of Applicable Margin.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender.

“Arrangers” shall mean Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, SunTrust Robinson Humphrey, Inc., UBS Securities LLC, RBC Capital Markets and Goldman Sachs Bank USA.

“Asset Fraction” shall mean, at any time, a fraction, the numerator of which is the aggregate principal amount of Term Loans and the denominator of which is the sum of the aggregate principal amount of all Pari Passu Debt (other than Funded Debt in respect of the Revolving Loan Facility, any other revolving credit facility or any other Pari Passu Debt that does not include a mandatory prepayment or offer to redeem with respect to asset sale proceeds) which is secured by Liens on the Collateral or any material portion thereof that are not subordinated to the Liens on such portion of the Collateral securing the Obligations.

“Asset Sale” shall mean (a) the sale, lease, conveyance or other disposition (each, a “Transfer”) including, without limitation, by way of condemnation or casualty event, of any assets and (b) the issuance of Equity Interests by any Restricted Subsidiary or the Transfer by either Borrower or any of their Restricted Subsidiaries of Equity Interests in any of their respective Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law); provided, however, that none of the following shall constitute Asset Sales: (i) any single transaction or series of related transactions that involves assets or Equity Interests having a fair market value of less than $20,000,000; (ii) a transaction with respect to a Borrower that is governed by Section 8.7(d)(iii); (iii) a Transfer of assets or Equity Interests between or among the Administrative Borrower and the Restricted Subsidiaries; (iv) an issuance of Equity Interests by a Restricted Subsidiary to the Administrative Borrower or to a Restricted Subsidiary; (v) a Transfer of any assets in the ordinary course of business, including the transfer, conveyance, sale, lease or other disposition of optical fiber owned by the Administrative Borrower or any of its Restricted Subsidiaries in the ordinary course of their business, provided that no such fiber asset sale shall, individually or in the aggregate with all other fiber asset sales, impede the Administrative Borrower or any of its Restricted Subsidiaries from conducting their businesses as conducted as of the Agreement Date and (as determined in good faith by the board of directors of the Administrative Borrower, whose determination shall be evidenced by a board resolution certified to each Administrative Agent by an Authorized Signatory of the Administrative Borrower); (vi) a Transfer of Cash Equivalents; (vii) a Transfer of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings; (viii) a Transfer that constitutes a Restricted Payment or Restricted Purchase that is permitted by Section 8.4 or an Investment permitted by Section 8.5; (ix) a Transfer of any property or equipment that has become damaged, worn out or obsolete or any property, equipment or other asset that, in the reasonable good faith judgment of the Administrative Borrower or such Restricted Subsidiary, as the case may be, is not used or useful in the business of the Administrative Borrower or such Restricted Subsidiary, as the case may be; (x) the creation of a Lien not prohibited by this Agreement (but not the sale of property subject to a Lien); (xi) a grant of a license to use the Administrative Borrower’s or any Restricted Subsidiary’s patents, trade secrets, know-how or other intellectual property to the extent that such license does not limit the licensor’s use of the patent, trade secret, know-how or other intellectual property; and (xii) any disposition of Designated Noncash Consideration; provided that such disposition increases the amount of Net Cash Proceeds from Asset Sale received by the Borrower or any Restricted Subsidiary from the Asset Sale that resulted in such Designated Noncash Consideration.

“Assignment and Acceptance” shall mean that certain form of Assignment and Acceptance attached hereto as Exhibit A, pursuant to which each Lender may, as further provided in Section 11.5, sell a portion of its Loans or a portion of the Revolving Loan Commitment.

“Auction Agent” means (a) any applicable Administrative Agent or (b) any other financial institution or advisor employed by the Borrowers (whether or not an Affiliate of such Administrative Agent) to act as an arranger in connection with any Discounted Loan Purchase pursuant to Section 11.5(h); provided that the Borrowers shall not designate such Administrative Agent as the Auction Agent without the written consent of such Administrative Agent (it being understood that such Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither of the Borrowers nor any of their Affiliates may act as the Auction Agent.

“Audited Financial Statements” shall mean the audited consolidated balance sheets of each of Zayo and AboveNet as of, and the related statements of income, changes in equity and cash flows for, the three fiscal years ended at least 90 days prior to the Agreement Date.

“Authorized Signatory” shall mean, with respect to any Borrower Party, such senior personnel of such Borrower Party as may be duly authorized and designated in writing to the applicable Administrative Agent by such Borrower Party to execute documents, agreements, and instruments on behalf of such Borrower Party.

“Availability” shall mean, as of any date of determination, the amount (if any) by which (a) the Revolving Loan Commitment, exceeds (b) the Aggregate Revolving Credit Obligations on such date of determination.

“Available Amount” shall mean, as of any date of determination, the sum of (i) the lesser of (x) Borrowers’ share of Excess Cash Flow and (y) 50% of Excess Cash Flow (in each case for the fiscal year ended prior to such date of determination in respect of which the Administrative Borrower has made the prepayment required pursuant to Section 2.5(b)) plus (ii) $180,000,000 plus (iii) Equity Contributions to Zayo made after the Agreement Date and on or prior to such date of determination, except for Specified Equity Contributions, plus (iv) returns on Investments (including from Unrestricted Subsidiaries and re-designations thereof as restricted subsidiaries received on or prior to such date of determination) less (v) Available Amount Utilization.

“Available Amount Utilization” shall mean, as of any date of determination, the sum, without duplication, of (a) the amount of Funded Debt prepaid or repurchased in compliance with Section 8.14(b), in each case, on or prior to such date of determination, (b) the amount of Investments made pursuant to Section 8.5(n), in each case, on or prior to such date of determination, (c) an amount equal to the fair market value of any acquisition pursuant to sub-clause (y) of the second proviso of Section 8.7(c), in each case, on or prior to such date of determination and (d) the amount of Restricted Payments and Restricted Purchases made pursuant to Section 8.4(e), in each case, on or prior to such date of determination.

“Available Letter of Credit Amount” shall mean, as of any particular time, an amount equal to the lesser of (a) the Letter of Credit Commitment at such time less the aggregate amount of all Letter of Credit Obligations then outstanding and (b) Availability at such time.

“Bank Products” shall mean any of the following services provided to any Borrower Party by any Person who at the time such services are extended is a Lender (or any Affiliate of a Lender): (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Bank Products Documents” shall mean all agreements entered into from time to time by the Borrower Parties in connection with any of the Bank Products and shall include the Lender Hedge Agreements.

“Bank Secured Parties” shall mean the Term Loan Facility Administrative Agent, the Revolving Facility Administrative Agent, the Issuing Lender, the Term Facility Lenders, the Issuing Bank and the Revolving Facility Lenders.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as now or hereafter amended, and any successor statute.

“Base Rate” shall mean the highest of (i) the U.S. Prime Rate, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (1/2%) per annum, (iii) the Eurodollar Rate determined on a daily basis for a period of one (1) month (any changes in such rates to be effective as of the date of any change in such rate) plus one percent (1.00%) per annum, and (iv) 2.25%.

“Base Rate Loan” shall mean a Loan which the Administrative Borrower requests to be made as a Base Rate Loan or which is converted to a Base Rate Loan, in accordance with the provisions of Section 2.2.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have correlative meanings.

“Blocked Account” shall mean a deposit account or securities account with the Collateral Agent and any other account subject to a Blocked Account Agreement.

“Blocked Account Agreement” shall mean any agreement executed by a depository bank and the Collateral Agent, for the benefit of the Secured Parties, and acknowledged and agreed to by the applicable Borrower Party, in form and substance satisfactory to the Collateral Agent.

“Borrower” and “Borrowers” shall have the meanings specified in the preamble.

“Borrower Parties” shall mean, collectively, the Borrowers and the Guarantors; and “Borrower Party” shall mean any one of the foregoing Borrower Parties.

“Borrower Payments” shall have the meaning specified in Section 2.8(b)(i).

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a Eurodollar Loan (including the making, continuing, prepaying or repaying of any Eurodollar Loan), the term “Business Day” shall also exclude any day in which banks are not open for dealings in deposits of Dollars on the London interbank market.

“Capital Expenditures” shall mean, for any period, on a consolidated basis for the Borrowers and their Restricted Subsidiaries, the aggregate of all expenditures made by the Borrowers and their Restricted Subsidiaries during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset of any Borrower or any Restricted Subsidiary, including, without limitation, Capitalized Lease Obligations of the Borrowers and their Restricted Subsidiaries.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Cash Equivalents” shall mean, collectively, (a) securities issued or directly and fully guaranteed or insured by the US and its agencies and instrumentalities (provided that the full faith and credit of the US is pledged in support thereof) maturing within three hundred sixty-five (365) days of the date of purchase, (b) commercial paper and variable or fixed rate notes issued or guaranteed by banks of the type described in the succeeding clause (c) (or by the parent company thereof), or by domestic corporations, each of which domestic corporations shall have a consolidated net worth of at least $500,000,000 and conduct substantially all of its business in the United States, which commercial paper will mature within one hundred eighty (180) days from the date of the original issue thereof and is rated “P-1” or better by Moody’s or “A-1” or better by S&P, (c) certificates of deposit and time deposits maturing within three hundred sixty-five (365) days of the date of purchase and issued by (i) any Revolving Facility Lender, (ii) any US national or state bank having capital and surplus totaling more than $500,000,000, or (iii) any bank whose short-term commercial paper is rated “P-1” or better by Moody’s or “A-1” or better by S&P, (d) up to $100,000 per institution and up to $1,000,000 in the aggregate in (i) short-term obligations issued by any local commercial bank or trust company located in those areas where the Borrowers conduct their business, whose deposits are insured by the Federal Deposit Insurance Corporation, or (ii) commercial bank-insured money market funds, or any combination of the types of investments described in this clause (d), (e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the US in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (e).

“Cash Management Bank” shall have the meaning specified in Section 6.11.

“Change in Control” shall mean (a) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower Parties, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Equity Group or an entity of which the Equity Group are the Beneficial Owners, directly or indirectly, of a majority in the aggregate of the voting power of the Equity Interests, on a fully diluted basis, (b) the adoption of a plan relating to the liquidation or dissolution of any Borrower, (c) prior to the first public offering of common stock of any Borrower, (i) the Equity Group cease to be the Beneficial Owners, directly or indirectly, of a majority in the aggregate of the total voting power of the Equity Interests of each Borrower, on a fully diluted basis, whether as a result of issuance of securities of such Borrower, any merger, consolidation, liquidation or dissolution of such Borrower, or any direct or indirect transfer of securities by such Borrower or (ii) a majority of the members of the board of directors of such Borrower are not Continuing Directors, (d) on and following the first public offering of common stock of any Borrower, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Equity Group, becomes the Beneficial Owner, directly or indirectly, of 30% or more of the voting power of the Equity Interests of such Borrower and (ii) either (A) the Equity Group are not the Beneficial Owners of a larger percentage of the voting power of such Equity Interests than such person or group, or (B) the majority of the members of the board of directors of such Borrower are not Continuing Directors or (e) any Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into any Borrower, in any such event pursuant to a transaction in which any of the outstanding Equity Interests of such Borrower is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the Equity Interests of such Borrower outstanding immediately prior to such transaction is converted into or exchanged for Equity Interests of the surviving or transferee Person constituting a majority of the voting power of the outstanding shares of such Equity Interests of such surviving or transferee Person (immediately after giving effect to such issuance) and (ii) (A) prior to the first public offering of common stock of such Borrower, immediately after such transaction, the Equity Group are the Beneficial Owners, directly or indirectly, of a majority of the aggregate of the total voting power of the Equity Interests of such surviving or transferee Person and (B) on and following the first public offering of common stock of such Borrower, immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Equity Group, becomes, directly or indirectly, the Beneficial Owner of 30% or more of the voting power of the Equity Interests of the surviving or transferee Person.

“CII” shall mean Communications Infrastructure Investments, LLC, a Delaware limited liability company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all property pledged as collateral security for the Obligations pursuant to the Security Documents or otherwise, and all other property of any Borrower Party that is now or hereafter in the possession or control of any member of the Lender Group, or on which any member of the Lender Group has been granted a Lien.

“Collateral Access Agreement” shall mean any agreement of any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon or having rights or interests in, any of the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, in form and substance satisfactory to the Collateral Agent in its Permitted Discretion, waiving or subordinating Liens or certain other rights or interests such Person may hold in regard to the property of any of the Borrower Parties and providing the Collateral Agent access to its Collateral.

“Collateral Agent” shall mean SunTrust Bank, acting as collateral agent for the Bank Secured Parties.

“Commercial Letter of Credit” shall mean a documentary Letter of Credit issued by the Issuing Bank in respect of the purchase of goods or services by a Borrower in the ordinary course of its business.

“Commitments” shall mean the Term Loan Commitments and/or the Revolving Loan Commitments, as the context may require.

“Commitment Increase” shall have the meaning specified in Section 2.17(a).

“Commitment Ratio” shall mean, the sum of, (a) with respect to any Revolving Facility Lender, the ratio, expressed as a percentage, as of any date (i) the unutilized portion of the Revolving Loan Commitment of such Revolving Facility Lender on such date plus the aggregate principal amount of then outstanding Revolving Loans (other than Swing Line Loans and Agent Advances) owing to such Revolving Facility Lender plus the participation interests of such Revolving Facility Lender in Letter of Credit Obligations, Swing Line Loans and Agent Advances then outstanding, divided by (ii) the sum of the aggregate unutilized Revolving Loan Commitment of all Revolving Facility Lenders on such date plus the aggregate principal amount of Revolving Loans then outstanding (other than Swing Line Loans and Agent Advances) owing to all Revolving Facility Lenders plus the aggregate participation interests of all Revolving Facility Lenders in Letter of Credit Obligations, Swing Line Loans and Agent Advances then outstanding, which, as of the Agreement Date, are set forth on Schedule 1.1(a) and (b) with respect to any Term Facility Lender, the ratio, expressed as a percentage, of (i) the outstanding Term Loans of such Term Facility Lender on such date, divided by (ii) the sum of the aggregate outstanding Term Loans of all Term Facility Lenders on such date.

“Communications Act” shall mean, collectively, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and as further amended, and the rules and regulations promulgated thereunder, including, without limitation, CFR Title 47 and the rules, regulations and decisions of the FCC, in each case, as from time to time in effect.

“Compliance Certificate” shall mean a certificate executed by an Authorized Signatory of the Administrative Borrower substantially in the form of Exhibit C.

“Confidential Information” shall have the meaning specified in Section 11.17.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrowers and their Restricted Subsidiaries at such date and (ii) long-term accounts receivable of the Borrowers and their Restricted Subsidiaries less (b) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrowers and their Restricted Subsidiaries on such date and (ii) long-term deferred revenue of the Borrowers and their Restricted Subsidiaries, but excluding, without duplication, (a) the current portion of any Funded Debt of the Borrowers and their Restricted Subsidiaries, (b) all Indebtedness of the Borrowers and their Restricted Subsidiaries consisting of revolving loans, swing line loans and letter of credit obligations to the extent otherwise included therein, (c) the current portion of interest owed by the Borrowers and their Restricted Subsidiaries, (d) the current portion of current and deferred income taxes owed by the Borrowers and their Restricted Subsidiaries, (e) the current portion of any Capitalized Lease Obligations of the Borrowers and their Restricted Subsidiaries, (f) deferred revenue of the Borrowers and their Restricted Subsidiaries arising from cash receipts that are earmarked for specific projects and (g) the current portion of deferred acquisition costs of the Borrowers and their Restricted Subsidiaries.

“Continuing Directors” means as of any date of determination, any member of the board of directors of any Borrower who (a) was a member of such board of directors on the Agreement Date or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Contract Consideration” shall have the meaning specified in the definition of “Excess Cash Flow.”

“Contributing Borrower Party” shall have the meaning specified in Section 13.4(b).

“Converted Restricted Subsidiary” shall mean, for any period, any Unrestricted Subsidiary which is designated as a Restricted Subsidiary during such period in accordance with Section 6.17.

“Converted Unrestricted Subsidiaries” shall mean, for any period, any Restricted Subsidiary which is designated as an Unrestricted Subsidiary during such period in accordance with Section 6.17 and the definition of “Unrestricted Subsidiaries”.

“Copyright Security Agreements” shall mean, collectively, the Copyright Security Agreements made in favor of the Collateral Agent, on behalf of the Bank Secured Parties, from time to time.

“Cure Right” shall have the meaning specified in Section 9.3(a).

“Date of Issue” shall mean, with respect to a Letter of Credit, the date on which the Issuing Bank issues such Letter of Credit pursuant to Section 2.15.

“Default” shall mean any Event of Default, and any of the events specified in Section 9.1 regardless of whether there shall have occurred any passage of time or giving of notice (or both) that would be necessary in order to constitute such event an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to, (a) with respect to all outstanding principal, the sum of (i) the applicable Interest Rate Basis, plus (ii) the highest Applicable Margin, plus (iii) two percent (2.00%), and (b) with respect to all other Obligations (other than Obligations from Bank Products), the sum of (i) the Base Rate, plus (ii) the highest Applicable Margin with respect to Base Rate Loans, plus (iii) two percent (2.00%); provided, however, that (y) as to any Eurodollar Loan outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the then applicable Eurodollar Basis until the end of the current Eurodollar Loan Period and thereafter the Default Rate shall be based on the Base Rate as in effect from time to time and (z) as to any Base Rate Loan outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the Base Rate as in effect from time to time.

“Defaulting Lender” shall mean any Lender, as determined by the applicable Administrative Agent, that (a) has failed to fund any portion of its Loans or participations in Letters of Credit or Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has notified the applicable Administrative Agent, the Issuing Bank, the Swing Line Bank, any Lender and/or the Borrowers in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the applicable Administrative Agent prompted by any evidence of facts described in clause (b) with respect to such Lender, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans, (d) has otherwise failed to pay over to the applicable Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) in the case of a Lender that has a Revolving Loan Commitment or obligations with respect to outstanding Letters of Credit or Swing Line Loans outstanding at such time, shall take, or is the Subsidiary of any Person that has taken, any action or be (or is) the subject of any action or proceeding of a type described in Section 9.1 (g), or (h) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or such Person) excluding Undisclosed Administrations.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disbursement Account” shall mean account number 2000031004646 maintained at Wachovia Bank, National Association, 1445 Ross Avenue, Third Floor, Dallas, Texas 75202, or as otherwise designated to the Administrative Agents by the Administrative Borrower.

“Discount Purchase Accepting Lender” shall have the meaning specified in Section 11.5(h).

“Discount Range” shall have the meaning assigned to such term in Section 11.5(h).

“Discount Range Proration” shall have the meaning assigned to such term in Section 11.5(h).

“Discount Range Sale Offer” shall mean the irrevocable written offer by a Lender, substantially in the form of Exhibit N, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Solicitation Notice.

“Discount Range Sale Response Date” shall have the meaning assigned to such term in Section 11.5(h).

“Discount Range Solicitation Amount” shall have the meaning assigned to such term in Section 11.5(h).

“Discount Range Solicitation Notice” shall mean a written notice of a Solicitation of Discount Range Sale Offers made pursuant to Section 11.5(h)(iii) substantially in the form of Exhibit M.

“Discounted Loan Purchase” shall have the meaning assigned to such term in Section 11.5(h).

“Discounted Purchase Determination Date” shall have the meaning assigned to such term in Section 11.5(h).

“Discounted Purchase Effective Date” shall mean in the case of an Offer of Specified Discount Purchase, Solicitation of Discount Range Sale Offer or Solicitation of Discounted Sale Offer, five (5) Business Days following the Specified Discount Purchase Response Date, the Discount Range Sale Response Date or the Solicited Discounted Sale Response Date, as applicable, in accordance with Section 11.5(h)(ii), Section 11.5(h)(iii) or Section 11.5(h)(iv), respectively, unless a different period is agreed to between the Borrower and the Auction Agent acting in their reasonable discretion.

“Disposed EBITDA” shall mean, with respect to any Converted Unrestricted Subsidiary for any period, the amount of EBITDA for such period (including the portion thereof occurring prior to the date such Subsidiary was designated as an Unrestricted Subsidiary) of such Converted Unrestricted Subsidiary.

“Disqualified Equity Interests” shall mean any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Loan Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash (except for cash payments that are expressly limited to the extent permitted by the senior credit facility of the issuer of such Equity Interest including, without limitation, this Agreement) or (d) is or becomes convertible into or exchangeable for Funded Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrowers or any of their Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by either Borrower or any of their Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dividends” shall mean any direct or indirect distribution, dividend, or payment to any Person on account of any Equity Interests of any Borrower Party.

“Dollars” or “$” shall mean the lawful currency of the United States.

“Domestic Subsidiary” shall mean any Subsidiary of a Borrower that is not a Foreign Subsidiary.

“E-Fax” shall mean any system used to receive or transmit faxes electronically.

“EBITDA” shall mean, with respect to any Person for any period, determined on a consolidated basis in accordance with GAAP, the Net Income of such Person for such period, plus, without duplication and to the extent deducted in determining Net Income of such Person for such period, (i) income taxes, (ii) Interest Expense, (iii) depreciation and amortization expense, (iv) non-cash charges or reserves, (v) restructuring charges and severance costs in an aggregate amount not to exceed $50,000,000 in the aggregate in any calculation of Annualized EBITDA, (vi) the Acquired EBITDA of Converted Restricted Subsidiaries in respect of such period and (vii) charges or expenses attributed to any actual or proposed acquisitions or joint ventures, equity offerings, issuances and retirement of debt and divestitures of assets; provided, however, that if, at any time since the beginning of the four fiscal quarter period ending as of the date of the most recent financial statements that are required to be delivered by the Administrative Borrower pursuant to Section 7.1, an acquisition or sale of a Person or all or substantially all of the assets of a Person occurred, then such calculation shall be made on a Pro Forma Basis, and minus, without duplication, the Disposed EBITDA of Converted Unrestricted Subsidiaries respect of such period.

“ECF Payment Date” shall have the meaning specified in Section 2.5(b).

“ECF Percentage” shall have the meaning specified in Section 2.5(b).

“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or any other equivalent service.

“Eligible Assignee” shall mean (a) a Lender (other than a Defaulting Lender); (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person (other than (i) an individual and (ii) either Borrower, any of their respective Subsidiaries or Affiliates (provided that the Borrowers and their Subsidiaries shall, for the avoidance of doubt, be permitted to purchase Loans pursuant to and in accordance with Section 11.5(h)) approved by the applicable Administrative Agent and, unless an Event of Default under Section 9.1(b), (g) or (h) has occurred and is continuing, the Administrative Borrower, such approvals not to be unreasonably withheld or delayed; provided, that the Administrative Borrower shall be deemed to have consented to any assignment to an Eligible Assignee described in clause (d) of the definition thereof unless the Administrative Borrower shall have objected thereto by written notice to the applicable Administrative Agent within five (5) Business Days after having received notice thereof.

“Environmental Laws” shall mean, collectively, any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials or human health, as now or may at any time during the term of this Agreement be in effect.

“Equity Group” shall mean those holders of Class C Preferred Units of CII as of the Agreement Date set forth on Schedule 1.1(b) and their Affiliates (including related funds that are Affiliates under common management with such holders, whether by contract or otherwise).

“Equity Interests” shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Equity Issuance” shall mean the issuance by a direct or indirect parent of the Administrative Borrower of not less than $200 million of common equity which shall be contributed to the capital of the Administrative Borrower.

“Equity Proceeds” shall mean any net cash proceeds received by any Borrower as a contribution to its common equity capital or from the issue or sale of Equity Interests of such Borrower and the amount of reduction of Funded Debt of the Borrower Parties that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Funded Debt held by, a Subsidiary of any Borrower).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect on the Agreement Date and as such Act may be amended thereafter from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Borrower Party, any trade or business (whether or not incorporated) that together with such Borrower Party, are treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean, with respect to any Borrower Party or any ERISA Affiliate, (a) any “reportable event” within the meaning of Section 4043 of ERISA with respect to a Title IV Plan for which the thirty (30) day notice period has not been waived; (b) the withdrawal of any Borrower Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the cessation of operations at a facility of any Borrower Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (d) the application for a minimum funding waiver with respect to a Title IV Plan; (e) the complete or partial withdrawal of any Borrower Party or any ERISA Affiliate from any Multiemployer Plan; (f) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (g) the institution or threatened institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (h) the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (i) the failure by any Borrower Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (k) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Title IV Plan; (l) a determination that any Title IV Plan is in “at risk” status (within the meaning of Section 303 of ERISA) or any Multiemployer Plan is in “endangered” status or “critical” status (within the meaning of Section 305 of ERISA) or (m) the revocation or any action reasonably likely to result in revocation of a Plan’s tax qualified status under Code Section 401(a).

“Escrow Agreement” means an escrow agreement executed by the Borrowers and the Administrative Agents, the Collateral Agent and the escrow agent party thereto in form reasonably satisfactory to each Administrative Agent and the Borrowers.

“Escrow Proceeds” means the Term Loans funded pursuant to Section 2.2(i) in an aggregate principal amount equal to $1,620,000,000 held in escrow pursuant to the terms of an Escrow Agreement.

“E-System” shall mean any electronic system, including Intralinks®, SyndTrak Online and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the applicable Administrative Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Eurodollar Basis” shall mean, with respect to each Eurodollar Loan Period, a simple per annum interest rate equal to the quotient of (a) the Eurodollar Rate divided by (b) one minus the Eurodollar Reserve Percentage, stated as a decimal. The Eurodollar Basis shall remain unchanged during the applicable Eurodollar Loan Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.

“Eurodollar Loan” shall mean a Loan which the Administrative Borrower requests to be made as a Eurodollar Loan or which is continued as or converted to a Eurodollar Loan, in accordance with the provisions of Section 2.2.

“Eurodollar Loan Period” shall mean, for each Eurodollar Loan, each one (1), two (2), three (3) or six (6) month period (or, if agreed by all the applicable Lenders, a nine (9) or twelve (12) month period) (except prior to the earlier of (x) 60 days following the Agreement Date and (y) completion of primary syndication, during which time each Eurodollar Loan Period shall be a one (1) month period) as selected by the Administrative Borrower pursuant to Section 2.2, during which the applicable Eurodollar Rate shall remain unchanged. Notwithstanding the foregoing, however: (a) any applicable Eurodollar Loan Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Eurodollar Loan Period shall end on the next preceding Business Day; (b) any applicable Eurodollar Loan Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Loan Period is to end shall (subject to clause (a) above) end on the last day of such calendar month; and (c) no Eurodollar Loan Period shall extend beyond the Maturity Date for the applicable Loans or such earlier date as would interfere with the repayment obligations of the Borrowers under Section 2.6.

“Eurodollar Rate” shall mean, for any Eurodollar Loan Period, the greater of (a) 1.25% per annum and (b) the rate per annum quoted on the display designated on that page of the Bloomberg reporting service, or similar service as determined by the applicable Administrative Agent, that displays British Banker’s Association Interest Settlement Rates for Dollar deposits as of 11:00 a.m. (London, England time) two (2) Business Days prior to the applicable date of determination; provided, however, that if no such quoted rate appears on such page, the rate used for such Eurodollar Loan Rate shall be the per annum rate of interest determined by the applicable Administrative Agent to be the rate at which Dollar deposits for such Eurodollar Loan Period are offered to the applicable Administrative Agent as of 11:00 a.m. (London, England time) two (2) business days prior to such date of determination.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next one one-hundredth of one percent (1/100th of 1%)) in effect on any day to which the applicable Administrative Agent is subject with respect to the Eurodollar Basis pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) (“Regulation D”) with respect to Eurocurrency Liabilities (as that term is defined in Regulation D). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the applicable Administrative Agent under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. The Eurodollar Basis for any Eurodollar Loan shall be adjusted as of the effective date of any changes in the Eurodollar Reserve Percentage.

“Event of Default” shall mean any of the events specified in Section 9.1, provided that any requirement for notice or lapse of time, or both, has been satisfied.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication (including for purposes of determining Net Income), of:

(i) Net Income of the Borrowers and their Restricted Subsidiaries for such period,

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Net Income but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Borrowers and their Restricted Subsidiaries completed during such period or the application of purchase accounting), and

(iv) an amount equal to the aggregate net non-cash loss on dispositions by the Borrowers and their Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Net Income; less

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Net Income and cash charges included in clauses (a) through (d) of the definition of Net Income,

(ii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property made in cash during such period, to the extent that such Capital Expenditures or acquisitions were financed with internally generated cash flow of the Borrowers or their Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Funded Debt of the Borrowers and their Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations and (B) the amount of repayments of Term Loans pursuant to Section 2.6(b) and any mandatory prepayment of Term Loans pursuant to Section 2.5(b) to the extent required due to a disposition that resulted in an increase to such Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans, (Y) all prepayments under the Revolving Loan Facility and (Z) all prepayments in respect of any other revolving credit facility, except, in the case of clauses (Y) and (Z), to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of incurrence or issuance of other Indebtedness of any Borrower or any of their Restricted Subsidiaries or with Equity Proceeds,

(iv) an amount equal to the aggregate net non-cash gain on dispositions by the Borrowers and their Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Net Income,

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Borrowers and their Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi) cash payments by the Borrowers and their Restricted Subsidiaries during such period in respect of long term liabilities of the Borrowers and their Restricted Subsidiaries other than Indebtedness (including such Indebtedness specified in clause (b)(iii) above),

(vii) the amount of Investments and acquisitions made by the Borrowers and their Restricted Subsidiaries during such period to the extent that such Investments and acquisitions were (A) permitted hereunder and (B) financed with internally generated cash flow of the Borrowers and their Restricted Subsidiaries,

(viii) the amount of Restricted Payments paid and Restricted Purchases made during such period pursuant to Section 8.4 to the extent such Restricted Payments and Restricted Purchases were (A) permitted hereunder and (B) financed with internally generated cash flow of the Borrowers and their Restricted Subsidiaries,

(ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrowers and their Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Funded Debt,

(x) the aggregate amount of expenditures actually made by the Borrowers and their Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(xi) the amount of cash taxes (including penalties, interest, costs and expenses related to such taxes or arising from any tax examinations) paid by the Borrowers and their Restricted Subsidiaries in such period to the extent they exceed the amount of tax expense deducted in determining Net Income of the Borrowers and their Restricted Subsidiaries for such period, and

(xii) without duplication of amounts deducted from Excess Cash Flow in prior periods, at the election of the Administrative Borrower, the aggregate consideration required to be paid in cash by the Borrowers or any of their Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments permitted by Section 8.5 or acquisitions permitted by Section 8.7(c) or Capital Expenditures, in each case, to be consummated or made during the four consecutive fiscal quarters of Zayo following the end of such period; provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Investments, acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the succeeding calculation of Excess Cash Flow.

“Excluded Deposit Accounts” shall mean, collectively, (i) each disbursement account that has a balance no greater than the amount necessary to cover outstanding checks drawn on such account, (ii) petty cash deposit accounts for Borrower Parties that have an aggregate balance no greater than $10,000, (iii) employee benefit trust accounts, so long as the balance therein does not exceed as of any date of determination the Administrative Borrower’s estimate of employee benefit claims to be paid in the remaining portion of such fiscal year (or, with respect to any date of determination in the last fiscal month of any fiscal year, the Administrative Borrower’s estimate of employee benefit claims to be paid in the remaining portion of such fiscal year and during the next succeeding fiscal year) from such date of determination (provided, that at any time that a Default exists, Borrower Parties shall not deposit additional funds into such account except to the extent necessary to pay accrued and unpaid employee benefit claims that are then due and payable) and (iv) other deposit accounts with balances not to exceed $5,000,000 in the aggregate.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing AboveNet Debt Repayment” shall have the meaning specified in the preamble hereto.

“Existing Credit Agreements” shall mean that certain Term Loan Agreement, dated as of December 1, 2011, among Zayo Group, LLC. and Zayo Capital, Inc., as borrowers, SunTrust Bank, as collateral agent, Royal Bank of Canada as administrative agent and the lenders party thereto and that certain Credit Agreement, dated as of May 12, 2010, among Zayo Group, LLC., as borrower, SunTrust Bank, as administrative agent, collateral agent and issuing bank and the lenders party thereto.

“Existing Borrower Debt Repayment” shall have the meaning specified in the preamble hereto.

“Existing Credit Agreement Repayment” shall have the meaning specified in the preamble hereto.

“Existing Letters of Credit” shall mean the Letters of Credit listed on Schedule 1.1(d).

“Existing Secured Notes” shall mean the notes issues pursuant to that certain Indenture of Trust, dated as of March 12, 2010 (as amended, amended and restated, supplemented or otherwise modified through the Agreement Date), among the Borrowers, the Guarantors and the Trustee.

“Existing Senior Notes Repayment” shall have the meaning specified in the preamble hereto.

“Facility” shall mean either the Term Loan Facility and/or the Revolving Loan Facility, as the case may be.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the board of directors of the Borrowers, whose determination will be conclusive if evidenced by a board resolution.

“FATCA" means Sections 1471 through 1474 of the Code, as amended, and any current or future regulations or official interpretations thereof.

“FCC” shall mean the Federal Communications Commission, or any governmental agency succeeding to the functions thereof.

“FCC Licenses” shall mean the licenses, authorizations, consents, waivers and permits required under the Communications Act necessary for the Borrower Parties to own and operate their properties and their businesses.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a), if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the applicable Administrative Agent on such day on such transactions as determined by the applicable Administrative Agent.

“Fee Letter” shall mean that certain fee letter dated as of March 18, 2012, executed by Zayo and addressed to certain of the Agents listed therein.

“Financial Covenants” shall mean the financial covenants applicable to the Borrower Parties from time to time pursuant to Section 8.8.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Borrowers and their Restricted Subsidiaries on a consolidated basis for any calendar quarter ended, for the twelve-month period then ended, the ratio of (a) Annualized EBITDA of the Borrowers and their Restricted Subsidiaries for such period then ended minus Capital Expenditures for the twelve month period then ended (excluding, without duplication, Capital Expenditures for the twelve-month period then ended (i) that are directly related to new sales to, or made at the request of, Persons to whom any Borrower Party has agreed to provide either goods or services (or both) pursuant to a written agreement providing for the payment of aggregate compensation to a Borrower Party equal to or greater than the amount of Capital Expenditures made in respect of such written agreement, (ii) to the extent financed with Funded Debt for Borrowed Money (other than Funded Debt incurred under a revolving credit facility), (iii) made with the proceeds of a disposition permitted hereunder and (iv) made with the proceeds of an equity issuance permitted hereunder), to (b) Interest Expense of the Borrowers and their Restricted Subsidiaries for the twelve-month period then ended.

“Foreign Lender” shall have the meaning specified in Section 2.8(b).

“Foreign Subsidiary” shall mean any Subsidiary of a Borrower Party that is (a) a Person formed under the laws of a jurisdiction other than the United States or any state or territory of the United States or District of Columbia, (b) a Person that is, or that has no material assets other than Equity Interests in, a “controlled foreign corporation” (or several thereof) as defined in Section 957(a) of the Code or (c) any Subsidiary of any of the foregoing.

“Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean, with respect to the Borrowers and their Subsidiaries on a consolidated basis and without duplication, as of any calculation date, (a) any obligation of such Person for borrowed money, including, without limitation, all of the Obligations, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) any obligation of such Person to pay the deferred purchase price of property or for services (other than such obligations incurred in the ordinary course of business), (d) any Capitalized Lease Obligation, (e) any obligation or liability of others secured by a Lien on property owned by such Person, whether or not such obligation or liability is assumed, (f) any debt, liability or obligation of such Person arising from or in connection with any Hedge Agreements and, without double counting, any other debt, liability or obligation arising from or in connection with any Bank Products, (g) any reimbursement obligations (contingent or otherwise) of such Person with respect to letters of credit, bankers acceptances and similar instruments issued for the account of such Person, (h) any Guaranty (except items of shareholders’ equity or Equity Interests or surplus or general contingency or deferred tax reserves), (i) any financial obligation of such Person under purchase money mortgages, (j) any financial obligation of such Person under asset securitization vehicles, (k) any obligations of such Person under conditional sales contracts and similar title retention instruments with respect to property acquired, and (l) any financial obligation of such Person as issuer of Equity Interests redeemable in whole or in part at the option of a Person other than such issuer, at a fixed and determinable date or upon the occurrence of an event not solely within the control of such issuer; provided, however, that notwithstanding anything in GAAP to the contrary, the amount of all obligations shall be the full face amount of such obligations.

“Funded Debt for Borrowed Money” shall mean, with respect to the Borrowers and their Restricted Subsidiaries on a consolidated basis and, without duplication, as of any date of determination, all items that, in accordance with GAAP, would be classified as indebtedness on the consolidated balance sheet of the Borrowers and their Restricted Subsidiaries as of such date of calculation, including Funded Debt described in subsections (a), (b), (d), (e), (f), (g) and (i) of the definition of Funded Debt; but with respect to letters of credit, in each case only with respect to such reimbursement obligations that are non-contingent.

“Funding Borrower Party” shall have the meaning specified in Section 13.4(b).

“Funding Losses” shall mean expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of such Lender or any participant of such Lender over the remainder of the Eurodollar Loan Period for such prepaid Loan. For purposes of calculating amounts payable to a Lender hereunder with respect to Funding Losses, each Lender shall be deemed to have actually funded its relevant Eurodollar Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Eurodollar Loan and having a maturity and repricing characteristics comparable to the relevant Eurodollar Loan Period; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable hereunder.

“GAAP” shall mean generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the US accounting profession); provided, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government.

“Guarantors” shall mean, collectively, the Subsidiary Guarantors and any other Person that has executed a Guaranty Supplement or other document guaranteeing the Obligations; and “Guarantor” shall mean any one of the foregoing Guarantors.

“Guaranty” or “guaranteed,” as applied to an obligation (each a “primary obligation”), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such primary obligation or (B) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof. All references in this Agreement to “this Guaranty” shall be to the Guaranty provided for pursuant to the terms of Article 3.

“Guaranty Supplement” shall have the meaning specified in Section 6.16.

“Hazardous Materials” shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), friable asbestos containing materials defined or regulated as such in or under any Environmental Law.

“Hedge Agreement” shall mean any and all transactions, agreements or documents now existing or hereafter entered into between or among any Borrower Party, on the one hand, and a third party, on the other hand, which provides for an interest rate, credit or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Borrower Party’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations.

“Identified Participating Lenders” shall have the meaning specified in Section 11.5(h).

“Identified Qualifying Lenders” shall have the meaning specified in Section 11.5(h).

“Immaterial Subsidiary” means, at any date of determination, each Subsidiary of any Borrower that has been designated by the Administrative Borrower in writing to each Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below), provided that, (a) for purposes of this Agreement, at no time shall (i) the Total Assets of all Immaterial Subsidiaries at the last day of the most recent Test Period be equal to or exceed 2.0% of the Total Assets of the Borrowers and their respective Subsidiaries at such date or (ii) the gross revenues for such Test Period of all Immaterial Subsidiaries equal or exceed 2.0% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP, (b) the Administrative Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the Total Assets or gross revenues of all Subsidiaries so designated by the Administrative Borrower as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Administrative Borrower shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to each Administrative Agent, and, as a result thereof, the total assets and gross revenues of all Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits; and provided, further that, the Administrative Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.

“Incremental Amendment” shall have the meaning specified in Section 2.17.

“Incremental Loans” shall mean the Incremental Term Loans and/or the Incremental Revolving Loans, as the context may require.

“Incremental Revolving Loans” shall have the meaning assigned to that term in Section 2.17.

“Incremental Term Loans” shall have the meaning assigned to that term in Section 2.17.

“Indemnified Person” shall mean the Administrative Agents, the Agents, each member of the Lender Group, each Affiliate of any of the foregoing and each of their respective officers, directors, employees, affiliates, agents and controlling persons.

“Indentures” shall mean that certain (i) Indenture, dated as of June 28, 2012 (as amended, amended and restated, supplemented or otherwise modified through the Agreement Date), among the Borrowers, the Guarantors and the Trustee, pursuant to which the Senior Secured Notes are issued and (ii) Indenture, dated as of June 28, 2012 (as amended, amended and restated, supplemented or otherwise modified through the Agreement Date), among the Borrowers, the Guarantors and the Trustee, pursuant to which the Senior Unsecured Notes are issued.

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, federal or non-US bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercreditor Agreement” shall mean that certain Collateral Agency and Intercreditor Agreement, dated as of the Agreement Date, by and between each Administrative Agent (on behalf of the Lenders), the Collateral Agent and the Trustee, and acknowledged by the Borrowers and the Guarantors, in form and substance satisfactory to the parties thereto, as the same may be amended, supplemented or otherwise modified from time to time and any annexes, exhibits, schedules to any of the foregoing.

“Interest Expense” shall mean, for any Person, for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) interest expense and loan fees, including capitalized and non-capitalized interest and the interest component of Capitalized Lease Obligations (whether or not actually paid during such period) but excluding any amortization of debt discount or financing fees and (ii) the net amount payable (or minus the net amount receivable) under any Hedge Agreement during such period (whether or not actually paid or received during such period); provided that in the calculation of Fixed Charge Coverage Ratio (i) Interest Expense for the Measurement Period ending as of September 30, 2012 shall equal Interest Expense for the fiscal quarter ending September 30, 2012 multiplied by four; (ii) Interest Expense for the Measurement Period ending as of December 31, 2012 shall equal Interest Expense for the two fiscal quarters ending December 31, 2012 multiplied by two; and (iii) Interest Expense for the Measurement Period ending as of March 31, 2013 shall equal Interest Expense for the three fiscal quarters ending March 31, 2013 multiplied by 4/3.

“Interest Rate Basis” shall mean the Base Rate or the Eurodollar Basis, as applicable.

“Initial Term Loans” shall have the meaning assigned to that term in Section 2.17.

“Investment” shall mean, with respect to any Person, any loan, advance or extension of credit by such Person to, or any Guaranty with respect to the Equity Interests, Funded Debt or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any Equity Interests of any other Person, other than any acquisition of all or substantially all of the Equity Interests of a Person or all or substantially all of the assets, property or business of a Person.

“Issuing Bank” shall mean SunTrust Bank, or any other Person who hereafter may be designated by the Administrative Borrower and the Revolving Facility Administrative Agent as an Issuing Bank and has agreed to act as the Issuing Bank pursuant to an Assignment and Acceptance or otherwise.

“Lead Arrangers” shall mean Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC.

“Lender Agreement” shall mean a lender joinder agreement, in form and substance satisfactory to the applicable Administrative Agent.

“Lender Group” shall mean, collectively, the Administrative Agents, the Issuing Bank and the Lenders.

“Lender Hedge Agreement” shall mean any and all Hedge Agreements now existing or hereafter entered into between or among any Borrower Party, on the one hand, and any Person that is a Lender (or an Affiliate of a Lender) at the time such Hedge Agreement was entered into, on the other hand.

“Lenders” shall mean those lenders whose names are set forth on the signature pages to this Agreement under the heading “Lenders” and any assignees of the Lenders who hereafter become parties hereto pursuant to and in accordance with Section 11.5; and “Lender” shall mean any one of the foregoing Lenders.

“Letter of Credit Commitment” shall mean that portion of the Revolving Commitment that may be used by the Borrowers for the issuance of Letters of Credit in an aggregate face amount not to exceed $30,000,000.

“Letter of Credit Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“Letter of Credit Obligations” shall mean, at any time, the sum of (a) an amount equal to one hundred percent (100%) of the aggregate undrawn and unexpired stated amount (including the amount to which any such Letter of Credit can be reinstated pursuant to its terms) of the then outstanding Letters of Credit, plus (b) an amount equal to one hundred percent (100%) of the aggregate drawn, but unreimbursed drawings of any Letters of Credit (excluding, for the avoidance of doubt, such drawings that have been reimbursed with Loans made pursuant to Section 2.15).

“Letter of Credit Reserve Account” shall mean any account maintained by the Revolving Facility Administrative Agent for the benefit of the Issuing Bank, the proceeds of which shall be applied as provided in Section 9.2(d).

“Letters of Credit” shall mean either Standby Letters of Credit or Commercial Letters of Credit issued by the Issuing Bank on behalf of one or more of the Borrower Parties from time to time in accordance with Section 2.15.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, negative pledge agreement, assignment for security purposes, charge, option, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, any documents, notice, instruments or other filings under the Federal Assignment of Claims Act of 1940 or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

“Loan” or “Loans” shall mean an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan, a Revolving Loan, a Swing Line Loan and the Agent Advances.

“Loan Account” shall have the meaning specified in Section 2.7.

“Loan Documents” shall mean this Agreement, any Notes, the Fee Letter, the Security Documents, the Blocked Account Agreements, the Fee Letter (other than for purposes of Section 11.2), the Guaranty Supplements, the Letter of Credit Documents, all Collateral Access Agreements, all Compliance Certificates, all Requests for Loans, all Requests for Issuance of Letters of Credit, all Notices of Conversion/Continuation, all documents executed by a Borrower Party in connection with the Federal Assignment of Claims Act of 1940 (if any), and all other documents, lockbox agreements, instruments, certificates, and agreements executed or delivered by a Borrower Party in connection with or contemplated by this Agreement, including, without limitation, any security agreements or guaranty agreements from the Borrowers’ Subsidiaries to the Lender Group, or any of them; provided, however, that, notwithstanding the foregoing, none of the Bank Products Documents shall constitute Loan Documents.

“Majority Lenders” shall mean, as of any date of calculation, Lenders (other than any Defaulting Lender) having more than 50% of the sum of (a) the aggregate amount of unutilized Revolving Loan Commitments of the Revolving Facility Lenders on such date, plus (b) the aggregate principal amount of Revolving Credit Loans (other than Swing Line Loans and Agent Advances) outstanding on such date, plus (c) the aggregate amount of the participation interests of the Revolving Facility Lenders on such date in Letter of Credit Obligations, Swing Line Loans and Agent Advances then outstanding on such date, plus (d) the aggregate principal amount of the Term Loans of the Term Facility Lenders outstanding on such date.

“Margin Stock” shall have the meaning specified in Section 5.1(s).

“Material Subsidiary” means, at any date of determination, each Subsidiary of the Borrower that is not an Immaterial Subsidiary (but including, in any case, any Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Materially Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), a material adverse change in, or a material adverse effect on: (a) the business, operations, properties or condition of the Borrower Parties, taken as a whole; (b) the ability of a Borrower Party to perform its material obligations under this Agreement and the other Loan Documents to which it is a party; or (c) (i) the validity, binding effect or enforceability of any Loan Document, (ii) the rights or remedies available to either Administrative Agent, the Issuing Bank or any Lender under the Loan Documents, taken as a whole, or (iii) the attachment, perfection or priority of any Lien of the Collateral Agent under the Security Documents on a material portion of the Collateral, except as a result of the action or inaction of a member of the Lender Group. In determining whether any individual event, act, condition or occurrence of the foregoing types would result in a Materially Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Materially Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other events, acts, conditions or occurrences of the foregoing types which have occurred would result in a Materially Adverse Effect.

“Maturity Date” shall mean, (a) in case of the Revolving Loan Facility, July 2, 2017, (b) in case of the Term Loan Facility, July 2, 2019 and (c) in the case of a Commitment Increase or an Incremental Loan, the maturity date set forth in the applicable Incremental Amendment.

“Maximum Guaranteed Amount” shall have the meaning specified in Section 3.1(g).

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Zayo or, if fewer than four consecutive fiscal quarters of Zayo have been completed since the Agreement Date, the fiscal quarters of Zayo that have been completed since the Agreement Date.

“Moody’s” shall mean Moody’s Investor Service, Inc., or any successor thereto.

“Mortgage” shall mean, collectively, any mortgage, deed of trust or deed to secure debt entered into by a Borrower Party in favor of the Collateral Agent, for the benefit of the Secured Parties.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Borrower Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make at any time within the past five (5) years, contributions on behalf of participants who are or were employed by any of them.

“Necessary Authorizations” shall mean all material authorizations, consents, permits, approvals, waivers, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether federal, state, local, and all agencies thereof, which are required for the transactions contemplated by the Loan Documents and necessary to the conduct of the businesses and the ownership (or lease) of the properties and assets of the Borrower Parties.

“Net Cash Proceeds from Asset Sales” shall mean the aggregate proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof), received in cash or Cash Equivalents by the Administrative Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (a) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking, and brokerage fees, sales commissions, and any relocation expenses incurred as a result thereof, (b) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements relating to such Asset Sale, (c) in the case of any Asset Sale by a Restricted Subsidiary, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Administrative Borrower or any Restricted Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Administrative Borrower or any of its Restricted Subsidiaries and (d) appropriate amounts to be provided by the Administrative Borrower or the Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (i) excess amounts set aside for payment of taxes pursuant to clause (b) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (ii) amounts initially held in reserve pursuant to clause (d) no longer so held, will, in the case of each of subclause (i) and (ii), at that time become Net Cash Proceeds from Asset Sales.

“Net Cash Proceeds from Indebtedness” shall mean, with respect to the incurrence or issuance of any Funded Debt by either Borrower or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the sum of (A) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by such Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (B) taxes paid or reasonably estimated to be actually payable in connection therewith.

“Net Income” shall mean, for any Person and for any period, the consolidated net income (or loss) of such Person for such period determined in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary or non-recurring gains or losses, (b) any gains attributable to write-ups of assets, (c) any non-cash losses attributable to write-downs of assets, (d) any Equity Interest of such Person in the unremitted earnings of any other Person that is not its Subsidiary, and (e) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary, or is merged into or consolidated with any Borrower, or any Subsidiary on the date that such Person’s assets are acquired by any Borrower or such Subsidiary.

“Note” shall mean a Term Note or a Revolving Loan Note, as the context may require.

“New Lender” shall have the meaning specified in Section 2.17(a).

“Non-Consenting Lender” shall have the meaning specified in Section 11.16.

“Notice of Conversion/Continuation” shall mean a notice in substantially the form of Exhibit D.

“Notice of Prepayment” shall mean a notice in substantially the form of Exhibit J.

“Notice of Requested Commitment Increase” shall mean a notice substantially in the form of Exhibit I.

“Obligations” shall mean (a) all payment and performance obligations as existing from time to time of the Borrower Parties to the Lender Group, or any of them, under this Agreement and the other Loan Documents (including all Letter of Credit Obligations and including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), or as a result of making the Loans or issuing the Letters of Credit and (b) any debts, liabilities and obligations as existing from time to time of any Borrower Party to any Lender (or an Affiliate of any Lender) arising from or in connection with any Bank Products and, if such Lender ceases to be a Lender, any debts, liabilities and obligations as existing from time to time of any Borrower Party to such Lender (or an Affiliate of such Lender) arising from or in connection with any Bank Products Documents entered into at a time when such Lender was a Lender.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor agency.

“Offer of Specified Discount Purchase” means the offer by a Borrower Party to purchase Loans at a specified discount to par pursuant to Section 11.5(h)(ii).

“Offered Amount” shall have the meaning specified in Section 11.5(h).

“Offered Discount” shall have the meaning specified in Section 11.5(h).

“Other Taxes” shall have the meaning specified in Section 2.8(b)(ii).

“Overadvance” shall have the meaning specified in Section 2.1(e).

“Parent” shall mean Zayo Group Holdings, Inc., a Delaware corporation.

“Pari Passu Debt” shall mean any Funded Debt of a Borrower Party that ranks equally in right of payment with the Obligations.

“Participant” shall have the meaning specified in Section 11.5(d).

“Participant Register” shall have the meaning specified in Section 11.5(f).

“Participating Lender” shall have the meaning specified in Section 11.5(h).

“Patent Security Agreements” shall mean, collectively, the Patent Security Agreements made in favor of the Collateral Agent, on behalf of the Secured Parties, from time to time.

“Payment Date” shall mean the last day of each Eurodollar Loan Period for a Eurodollar Loan.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Asset Swap” shall mean one or more contemporaneous sales, by a Borrower Party with an un-Affiliated third party of non-current assets in exchange for (a) non-current assets that will be used or useful in a Permitted Business, (b) substantially all the assets of a Permitted Business or (c) a majority of Equity Interests of any Person engaged in a Permitted Business that will become on the date of the acquisition thereof a Subsidiary and comply with the provisions of Section 6.16.

“Permitted Business” shall mean the lines of business conducted by the Borrower Parties and their Subsidiaries on the Agreement Date and any lines of business reasonably related, complementary, ancillary or incidental thereto.

“Permitted Discretion” shall mean a determination made in the exercise of reasonable commercial discretion (from the perspective of a secured lender) in accordance with the applicable Administrative Agent’s customary or generally applicable credit policies.

“Permitted Liens” shall mean, as applied to any Person:

(a) any Lien in favor of the Collateral Agent or any other member of the Lender Group given to secure the Secured Obligations;

(b) (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside, as shall be required in conformity with GAAP, on such Person’s books;

(c) Statutory and common law Liens of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits;

(e) easements, rights-of-way, restrictions (including zoning or deed restrictions), and other similar encumbrances on the use of real property which were not incurred in connection with and do not secure Funded Debt and which in the reasonable opinion of the Administrative Agents do not interfere with the ordinary conduct of the business of such Person;

(f) purchase money security interests and Liens securing Capitalized Lease Obligations provided that such Lien attaches only to the asset so purchased or leased by such Person and secures only Funded Debt incurred by such Person in order to purchase or lease such asset, but only to the extent permitted by Section 8.1(d);

(g) deposits to secure the performance of bids, trade contracts, tenders, sales, licenses, leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit permitted by this Agreement and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for payment of borrowed money);

(h) Liens on assets of the Borrower Parties existing as of the Agreement Date which are set forth on Schedule 1.1(c);

(i) with respect to Collateral consisting of real property, Liens that are exceptions to the commitments for title insurance issued in connection with the Mortgage, as accepted by the Collateral Agent in its sole and absolute discretion;

(j) statutory Liens in favor of landlords with respect to assets at leased premises in a state that provides for statutory Liens in favor of landlords or Liens arising under leases entered into by a Borrower Party in the ordinary course of business or other Liens imposed by law, in each case with respect to amounts not yet delinquent or that are bonded;

(k) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions holding such deposits;

(l) leases, licenses (including licenses of IP Rights) or subleases granted to others in accordance with the terms of the applicable Security Documents, not interfering in any material respect with the ordinary conduct of business of any Borrower Party or any Restricted Subsidiary thereof and not resulting in any material diminution in the Collateral as security for the Obligations;

(m) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s interest under, leases permitted by this Agreement;

(n) deposits in anticipation of any acquisition of any property or assets permitted by this Agreement, in an amount not to exceed ten percent (10%) of the purchase price for such acquisition;

(o) Liens securing judgments for the payment of money not constituting or giving rise to an Event of Default;

(p) Liens securing Permitted Secured Indebtedness;

(q) Liens on property of a Person in an amount not to exceed $25,000,000 outstanding at any time, in each case, existing at the time (i) such Person is merged with or into or consolidated with a Borrower Party, or (ii) such property is acquired by a Borrower Party; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with, or the property acquired by, such Borrower Party;

(r) Liens securing additional obligations in a principal amount not to exceed $25,000,000 outstanding at any time; and

(s) Liens securing Permitted Refinancing Indebtedness, but only to the extent the Lien securing the Funded Debt being refinanced is permitted by Section 8.3.

“Permitted Refinancing Indebtedness” shall mean any Funded Debt of the Borrower Parties or their Restricted Subsidiaries issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund other Funded Debt of the Borrower Parties or their Restricted Subsidiaries (other than Funded Debt owed to the Borrower Parties or their Restricted Subsidiaries); provided, that (a) the amount of such Permitted Refinancing Indebtedness shall not exceed the amount of the Funded Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Funded Debt being extended, refinanced, renewed, replaced, defeased or refunded, (c) if the Funded Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations, on terms at least as favorable, taken as a whole, to the Lender Group, in the reasonable judgment of the Administrative Agents, as those contained in the documentation governing such Funded Debt being extended, refinanced, renewed, replaced, defeased or refunded, (d) if the Funded Debt being extended, refinanced, renewed, replaced, defeased or refunded is Pari Passu Debt, such Permitted Refinancing Indebtedness ranks equally in right of payment with, or is subordinated in right of payment to, the Obligations and (e) such Funded Debt is incurred by either (i) the Borrower Party, or Restricted Subsidiaries thereof, that is the obligor on the Funded Debt being extended, refinanced, renewed, replaced, defeased or refunded or (ii) a Borrower Party.

“Permitted Secured Indebtedness” shall mean Funded Debt permitted by Section 8.1, the proceeds of which are used to consummate an acquisition or merger permitted by Section 8.7(c) or Section 8.7(d), which Funded Debt may be designated as “Additional Loan and Notes Obligations” pursuant to and in accordance with the Intercreditor Agreement and secured on a first-lien basis with the Obligations by Liens on the Collateral.

“Person” shall mean an individual, corporation, partnership, trust, joint stock company, limited liability company, unincorporated organization, other legal entity or joint venture or a government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA that any Borrower Party (or, with respect to any Title IV Plan, any ERISA Affiliate) maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past six (6) years on behalf of participants who were employed by any Borrower Party (or, with respect to any Title IV Plan, any ERISA Affiliate).

“Pro Forma Basis” shall mean for purposes of determining compliance with either Financial Covenant (and the defined terms relating thereto) or any other covenant in this Agreement, for any period during which any acquisition or sale of a Person or all or substantially all of the business or assets of a Person or the designation of a Converted Restricted Subsidiary in accordance with Section 6.17 (each, a “Specified Transaction”), and any related incurrence, repayment or refinancing of Funded Debt, Capital Expenditures or other related transactions (“Related Transactions”) has occurred, the calculation of such Financial Covenant or other covenant shall give effect to (a) the pro forma increase or decrease in Acquired EBITDA or EBITDA, as the case may be, resulting from such Specified Transaction and its Related Transactions that is factually supportable and is expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Securities and Exchange Commission, and (b) additional good faith pro forma adjustments arising out of cost savings initiatives or synergies attributable to such Specified Transaction and its Related Transactions and additional costs associated with the combination of the operations of such acquired Person or Converted Restricted Subsidiary with the operations of the Borrower and its Subsidiaries, in each case being given pro forma effect that (i) have been realized or (ii) are supportable and quantifiable and expected to be implemented within one (1) year following such Specified Transaction, taking into account, for purposes of determining such compliance, the historical financial statements of such acquired Person or Converted Restricted Subsidiary and the consolidated financial statements of the Borrower and its Subsidiaries, assuming such Specified Transaction and all other Specified Transactions that have been consummated during such period and all of their respective Related Transactions had been consummated, made, incurred or repaid at the beginning of such period (and assuming that any Funded Debt to be incurred bears interest during any portion of the applicable measurement period prior to the relevant Specified Transaction at the interest rate which is or would be in effect with respect to such Funded Debt as at the relevant date of determination); provided that, so long as such actions or synergies are initiated or such costs incurred during the one (1) year period immediately following such Specified Transaction, for purposes of projecting such pro forma increase or decrease to Acquired EBITDA or EBITDA, as the case may be, it may be assumed that such cost savings or synergies will be realizable, or such additional costs will be incurred, during the entirety of the period in respect of which such Financial Covenant or other covenant is calculated; provided further that any increase in Acquired EBITDA or EBITDA, as the case may be, as a result of the operation of this clause (b) (other than as a result of an actual increase in revenues or an actual reduction in costs) shall not exceed 15% of EBITDA for such period (giving pro forma effect, including as a result of the operation of this clause (b) to all Specified Transactions and Related Transactions occurring during such period).

“Pro Forma Financial Statements” shall mean pro forma consolidated balance sheets of Zayo as of March 31, 2012, and pro forma statements of operations of Zayo for the period ended on such date, in each case, as adjusted to give effect to the Transactions and such other adjustments as are customary for similar financings or as otherwise reasonably agreed between the Borrowers and the Lead Arrangers.

“Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, inventory or other asset owned, leased or operated by the Borrower Parties, their Subsidiaries or any of them (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“PUC” shall mean any state regulatory agency or body that exercises jurisdiction over the intrastate rates or services or the ownership, construction or operation of any intrastate network facility or telecommunications system or over Persons who own, construct or operate a network facility or telecommunications system used to provide intrastate services, in each case, by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Person conducting business in such state.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Qualifying Lender” shall have the meaning specified in Section 11.5(h).

“Receivables Facility” shall mean one or more receivables financing facilities or arrangements, as amended or modified from time to time, pursuant to which the Borrowers or any Subsidiary sells (including a sale in exchange for a promissory note or capital stock of a Receivables Subsidiary) its accounts receivable to a Receivables Subsidiary or a Receivables Subsidiary sells accounts receivables to any other Person; provided such transaction is on market terms at the time the Borrowers or such Subsidiary enters into such transaction.

“Receivables Subsidiary” shall mean a Subsidiary of Borrowers which engages in no activities other than those reasonably related to or in connection with the entering into of receivables securitization transactions and which is designated by the board of directors or managers, as the case may be, of either Borrower as a Receivables Subsidiary and;

(a) no portion of the debt or any other obligations (contingent or otherwise) of which:

(i) is guaranteed by Zayo or any Restricted Subsidiary (excluding Guarantees (other than the principal of, and interest on, such debt) pursuant to Standard Securitization Undertakings);

(ii) is recourse to or obligates Zayo or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(iii) subjects any property of Zayo or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither Zayo nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Zayo or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Zayo, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

(c) to which neither Zayo nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings. Any designation of a Subsidiary as a Receivable Subsidiary shall be evidenced to the Administrative Agents by filing with each Administrative Agent a certified copy of the resolution of Zayo’s Board of Directors giving effect to the designation and an officer’s certificate certifying that the designation complied with the preceding conditions and was permitted by this Agreement.

“Refinancing” shall have the meaning specified in the preamble hereto.

“Register” shall have the meaning specified in Section 11.5(c).

“Reimbursement Obligations” shall mean the payment obligations of the Borrowers under Section 2.15(d).

“Related Transactions” shall have the meaning assigned to such term in the definition of “Pro Forma Basis.”

“Replacement Assets” means (a) non-current assets that will be used or useful in a Permitted Business, (b) substantially all the assets of a Permitted Business, or (c) a majority of the voting Equity Interests of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Replacement Event” shall have the meaning specified in Section 11.16.

“Replacement Lender” shall have the meaning specified in Section 11.16.

“Repricing Event” shall mean (i) any prepayment or repayment of the Term Loans with the proceeds of, or any conversion of the Term Loans into, any new or replacement loans bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the Term Loans and (ii) any amendment to the definitive documentation for the Term Facility that reduces the “effective” interest rate applicable to the Term Loans (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity); provided, that a Repricing Event shall be deemed not to have occurred in connection with any prepayment or repayment of the Term Loans upon the occurrence of any transaction that would constitute a Change of Control.

“Request for Loan” shall mean any certificate signed by an Authorized Signatory of the Administrative Borrower requesting a new Loan hereunder, which certificate shall be denominated a “Request for Loan,” and shall be in substantially the form of Exhibit E. Each Request for Loan shall, among other things, specify the date of the Loan, which shall be a Business Day, the amount of the Loan, and the type of Loan.

“Request for Issuance of Letter of Credit” shall mean any certificate signed by an Authorized Signatory of the Administrative Borrower requesting that the Issuing Bank issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit F, and shall, among other things, (a) specify that the requested Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (b) the stated amount of the Letter of Credit (which shall be in Dollars), (c) the effective date (which shall be a Business Day) for the issuance of such Letter of Credit, (d) the date on which such Letter of Credit is to expire (which shall be a Business Day and which shall be subject to Section 2.15(a)), (e) the Person for whose benefit such Letter of Credit is to be issued, (f) other relevant terms of such Letter of Credit, and (g) the Available Letter of Credit Amount as of the scheduled date of issuance of such Letter of Credit.

“Resignation Effective Date” shall have the meaning specified in Section 10.12.

“Restricted Payment” shall mean (a) Dividends, (b) loans to Parent by any other Borrower Party, (c) any payment of management, consulting or similar fees payable by any Borrower Party or any Restricted Subsidiary of a Borrower Party to any Affiliate and (d) any redemption, purchase, retirement, defeasance, sinking fund or similar payment or any claim of rescission with respect to any Equity Interest of any Borrower Party.

“Restricted Purchase” shall mean any payment on account of the purchase, redemption, or other acquisition or retirement of any shares of Equity Interests of Parent or any direct or indirect parent thereof.

“Restricted Subsidiary” shall mean any Subsidiary of a Borrower that is not an Unrestricted Subsidiary.

“Retiree Welfare Plan” shall mean a Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Code Section 4980B (or applicable state law mandating health insurance continuation coverage for employees) and at the sole expense of the participant or the beneficiary.

“Revolving Facility Administrative Agent” shall mean SunTrust Bank, acting as administrative agent for the Revolving Facility Lender Group, and any successor Revolving Facility Administrative Agent appointed pursuant to Section 10.12.

“Revolving Facility Lender” shall mean each Lender with a Revolving Loan Commitment.

“Revolving Facility Majority Lenders” shall mean Revolving Facility Lenders (other than any Defaulting Lender) having more than 50% of the sum of (a) aggregate amount of unutilized Revolving Loan Commitments on such date of the Revolving Facility Lenders plus (b) the aggregate principal amount of the Revolving Credit Loans outstanding on such date (other than Swing Line Loans and Agent Advances) plus (c) the aggregate amount of participation interests on such date in Letter of Credit Obligations, Swing Line Loans and Agent Advances then outstanding.

“Revolving Loan Commitment” shall mean the several obligations of the Revolving Facility Lenders to advance the aggregate amount of up to $250,000,000 to the Borrowers on or after the Agreement Date, in accordance with their respective Commitment Ratio, pursuant to the terms of this Agreement, as such amount may be reduced from time to time pursuant to the terms of this Agreement or increased pursuant to Section 2.17.

“Revolving Loan Facility” shall mean the aggregate Revolving Loan Commitments.

“Revolving Loan Facility Lead Arranger” shall mean SunTrust Robinson Humphrey, Inc.

“Revolving Loan Notes” shall mean those certain promissory notes issued by the Borrowers to each of the Revolving Facility Lenders that requests a promissory note, in accordance with each such Lender’s Commitment Ratio of the Revolving Loan Commitments, substantially in the form of Exhibit G.

“Revolving Loans” shall mean, collectively, the aggregate principal amount (other than Agent Advances and Swing Line Loans) advanced from time to time by the Revolving Facility Lenders to the Borrowers under the Revolving Loan Commitments, not to exceed the aggregate amount of the Revolving Loan Facility.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.ustreas.gov/offices/enforcement/ofac/programs/, as amended or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” or any similar list, maintained by OFAC and available at http://www.ustreas.gov/offices/enforcement/ofac/sdn/, as amended or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization Controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.

“SEA” shall mean the Securities and Exchange Act of 1934 and the rules promulgated thereunder by the Securities and Exchange Commission, as amended from time to time or any similar Federal law then in force.

“Secured Obligations” shall mean, collectively, the Obligations and the Secured Senior Note Indebtedness.

“Secured Parties” shall mean, collectively, the Lender Group, the Secured Trustee and the holders of the Senior Secured Note Indebtedness.

“Secured Trustee” shall mean The Bank of New York Mellon Trust Company.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal law then in force.

“Security Agreement” shall mean that certain Security Agreement dated as of the Agreement Date among the Borrower Parties and the Collateral Agent, on behalf of and for the benefit of, the Bank Secured Parties, in substantially in the form of Exhibit K.

“Security Documents” shall mean, collectively, the Copyright Security Agreements, the Mortgages, the Patent Security Agreements, the Security Agreement, the Trademark Security Agreements, the Intercreditor Agreement, all documents executed in connection with the Federal Assignment of Claims Act of 1940 (if any), all UCC-1 financing statements and any other document, instrument or agreement granting Collateral for the Obligations, as the same may be amended or modified from time to time.

“Senior Notes” shall mean the Senior Secured Notes and/or the Senior Unsecured Notes, as the context may require.

“Senior Note Documents” shall mean the Senior Secured Note Documents and/or the Senior Unsecured Note Documents, as the context may require.

“Senior Note Indebtedness” shall mean the Senior Secured Note Indebtedness and/or the Senior Unsecured Note Indebtedness, as the context may require.

“Senior Secured Leverage Ratio” shall mean, with respect to the Borrowers and their Restricted Subsidiaries, on a consolidated basis for any period, the ratio of (a) the aggregate amount of all Funded Debt for Borrowed Money of the Borrowers and their Restricted Subsidiaries as of the last day of such period constituting senior debt that is not subordinated in right of payment to the Obligations, and is secured by Liens on the Collateral or any material portion thereof that are not subordinated to the Liens on such portion of the Collateral securing the Obligations, to (b) Annualized EBITDA of the Borrowers and their Restricted Subsidiaries for such period.

“Senior Secured Notes” has the meaning given to such term in the preamble hereto.

“Senior Secured Note Documents” shall mean the applicable Indenture, the “Security Documents” (as defined in such Indenture) and the other documents and agreements governing the Senior Secured Notes.

“Senior Secured Note Indebtedness” shall mean all outstanding principal and interest, including any default interest, on the Senior Secured Notes of the Borrowers, issued pursuant to the applicable Indenture.

“Senior Unsecured Notes” has the meaning given to such term in the preamble hereto.

“Senior Unsecured Note Documents” shall mean the applicable Indenture and the other agreements and documents governing the Senior Unsecured Notes.

“Senior Unsecured Note Indebtedness” shall mean all outstanding principal and interest, including any default interest, on the Senior Unsecured Notes of the Borrowers, issued pursuant to the applicable Indenture.

“Senior Unsecured Notes” has the meaning given to such term in the preamble hereto.

“Solicitation of Discount Range Sale Offers” means the solicitation by a Borrower Party of offers for a sale of Loans at a specified range of discounts to par and the corresponding tender by a Lender, and purchase by such Borrower Party, of Loans pursuant to Section 11.5(h)(iii).

“Solicitation of Discounted Sale Offers” means the solicitation by a Borrower Party of offers for a sale of Loans at a discount to par and the subsequent tender by a Lender, and purchase by such Borrower Party, of Loans pursuant to Section 11.5(h)(iv).

“Solicited Discount Proration” shall have the meaning specified in Section 11.5(h).

“Solicited Discounted Sale Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit O, submitted following the Administrative Agent’s receipt of a Solicited Discounted Solicitation Notice.

“Solicited Discounted Sale Response Date” shall have the meaning specified in Section 11.5(h).

“Solicited Discounted Solicitation Amount” shall have the meaning specified in Section 11.5(h).

“Solicited Discounted Solicitation Notice” means a written notice of the Borrower of Solicited Discounted Sale Offers made pursuant to Section 11.5(h)(iv) substantially in the form of Exhibit P.

“Specified Discount” shall have the meaning specified in Section 11.5(h).

“Specified Discount Proration” shall have the meaning specified in Section 11.5(h).

“Specified Discount Purchase Amount” shall have the meaning specified in Section 11.5(h).

“Specified Discount Purchase Notice” means a written notice of the Offer of Specified Discount Purchase made pursuant to Section 11.5(h)(ii) substantially in the form of Exhibit Q.

“Specified Discount Purchase Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit R, to a Specified Discount Purchase Notice.

“Specified Discount Purchase Response Date” shall have the meaning specified in Section 11.5(h).

“Specified Equity Contribution” shall mean any cash contribution to the equity of Zayo and/or any purchase or investment in Equity Interests of Zayo pursuant to Section 9.3 (which, for the avoidance of doubt, shall not include the Equity Issuance) in each case other than Disqualified Equity Interests, as evidenced by a certificate of an Authorized Signatory of the Administrative Borrower delivered to each Administrative Agent.

“Specified Transaction” shall have the meaning specified in the definition of “Pro Forma Basis.”

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in receivables financing facilities, including, without limitation, servicing of the obligations thereunder.

“Standby Letter of Credit” shall mean a Letter of Credit issued to support obligations of any Borrower Party incurred in the ordinary course of its business, and which is not a Commercial Letter of Credit.

“State PUC License” shall mean any license, certificate or other authorization issued by any PUC to permit the Borrower Parties or their Subsidiaries to offer intrastate telecommunications services in the state.

“State Telecommunications Laws” shall mean the statutes of the states of the United States and the District of Columbia governing the provisions of telecommunications services and the rules, regulations and published policies, procedures, orders and decisions of the applicable PUC.

“Submitted Amount” shall have the meaning specified in Section 11.5(h).

“Submitted Discount” shall have the meaning specified in Section 11.5(h).

“Subsidiary” shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership interests or membership interests, as the case may be, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

“Subsidiary Guarantors” shall mean all Subsidiaries of the Borrowers signatory to this Agreement as a “Guarantor” and all Subsidiaries of the Borrowers that have executed and delivered a Guaranty Supplement.

“Swing Line Bank” shall mean SunTrust Bank, or any other Lender that has been designated by the Administrative Borrower as a Swing Line Bank and has agreed to act as Swing Line Bank.

“Swing Line Loans” shall mean, collectively, the amounts advanced from time to time by the Swing Line Bank to the Borrowers under the Revolving Loan Facility in accordance with Section 2.2(g).

“Swingline Rate” shall mean the Base Rate, plus the Applicable Margin applicable to Base Rate Loans.

“Taxes” shall have the meaning specified in Section 2.8(b)(i).

“Telecommunication Assets” shall mean (a) all interest of any Person in any kind of property or asset, whether real, personal or mixed, tangible or intangible (other than cash or Cash Equivalents), including Equity Interests, used in the Telecommunications Business or (b) the Equity Interests of any Person engaged primarily in the Telecommunications Business.

“Telecommunications Business” shall mean the business of (a) transmitting or providing services relating to the transmission of voice, video or data through transmission facilities, (b) constructing, creating, developing or producing communications networks, related network transmission, equipment, software, devices and content for use in a communications or content distribution business or (c) evaluating, participating or pursing any other activity or opportunity that is primarily related to clause (a) or (b) above.

“Term Facility Administrative Agent” shall mean Morgan Stanley Senior Funding, Inc., acting as administrative agent for the Term Facility Lender Group, and any successor Term Facility Administrative Agent appointed pursuant to Section 10.12.

“Term Facility Lenders” shall mean each Lender with a Term Loan Commitment.

“Term Facility Majority Lenders” shall mean Term Facility Lenders (other than any Defaulting Lender) having more than 50% of the sum of the aggregate amount of the Term Loans of the Term Facility Lenders (excluding any Defaulting Lender).

“Term Loan Commitment” shall mean the several obligations of the Term Facility Lenders to advance the aggregate amount of up to $1,620,000,000 to the Borrowers on the Agreement Date, in accordance with their respective Commitment Ratio, pursuant to the terms of this Agreement, as such amount may be increased pursuant to Section 2.17.

“Term Loan Facility” shall mean the Term Loan Commitments and the provisions relating to the Term Loans herein.

“Term Loan Facility Co-Syndication Agents” shall mean Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC.

“Term Loan Facility Documentation Agent” shall mean RBC Capital Markets.

“Term Loan Facility Joint Bookrunners” shall mean Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC and RBC Capital markets.

“Term Loan Facility Joint Lead Arrangers” shall mean Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC.

“Term Loan Notes” shall mean those certain promissory notes issued by the Borrowers to each of the Term Facility Lenders that requests a promissory note, in accordance with each such Term Facility Lender’s Commitment Ratio of the Term Loan Commitment, in substantially in the form of Exhibit G-2.

“Term Loans” shall mean, collectively, the amounts advanced from time to time by the Term Facility Lenders to the Borrowers under the Term Loan Commitment including any Incremental Term Loans made by any New Lender to the Borrower pursuant to Section 2.17.

“Test Period” shall have the meaning specified in Section 9.3(a).

“Title IV Plan” shall mean a Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is covered by Title IV of ERISA (including any Multiemployer Plan).

“Total Assets” shall mean, with respect to any Person the total assets of such Person on a consolidated basis, as shown on the most recent balance sheet of Zayo delivered pursuant to Section 7.1 or 7.2 or, for the period prior to the time any such statements are so delivered pursuant to Section 7.1 or 7.2, the Pro Forma Financial Statements.

“Total Facility Exposure” shall mean the sum of (a) Total Outstandings and (b) aggregate unused Commitments.

“Total Leverage Ratio” shall mean, with respect to the Borrowers and their Restricted Subsidiaries on a consolidated basis for any period, the ratio of (a) Funded Debt for Borrowed Money as of the last day of such period to (b) Annualized EBITDA of the Borrowers and their Restricted Subsidiaries for such period.

“Total Outstandings” shall mean, on any date, the aggregate outstanding principal amount of all Loans and Letters of Credit after giving effect to any prepayments or repayments of Loans and Letters of Credit on such date.

“Trademark Security Agreements” shall mean, collectively, the Trademark Security Agreements made in favor of the Collateral Agent, on behalf of the Secured Parties, from time to time.

“Tranche” means, with respect to any Loan, the Facility such Loan was made under.

“Transactions” shall have the meaning specified in the preamble hereto.

“Transfer” shall have the meaning specified in the definition of “Asset Sale.”

“Trustee” shall mean the Secured Trustee and/or the Unsecured Trustee, as the context may require.

“Type” shall mean, as to any Loan, its nature as an Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unaudited Financial Statements” shall mean the unaudited consolidated balance sheets of each of Zayo and AboveNet as of, in the case of Zayo, each of its fiscal quarters ended after December 31, 2011 and at least 45 days prior to the Agreement Date (other than the fourth fiscal quarter of its fiscal year) and, in the case of AboveNet, each of its fiscal quarters ended after December 31, 2011 and at least 45 days prior to the Agreement Date (other than the fourth fiscal quarter of its fiscal year) and, in each case, the related statements of income, changes in equity and cash flows of Zayo and AboveNet for such fiscal quarters.

“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Pension Liability” shall mean at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Borrower Party or any ERISA Affiliate as a result of such transaction.

“Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of any Borrower designated by the board of directors of such Borrower as an Unrestricted Subsidiary pursuant to Section 6.17 subsequent to the date hereof and (ii) any Subsidiary of an Unrestricted Subsidiary of any Borrower; provided that the aggregate Annualized EBITDA of all Unrestricted Subsidiaries of the Borrowers shall not exceed 5.0% of the aggregate Annualized EBITDA of the Borrowers and all of their Subsidiaries; provided, further, that should such aggregate Annualized EBITDA of Unrestricted Subsidiaries of the Borrowers exceed 5.0% of the aggregate Annualized EBITDA of the Borrowers and all of their Subsidiaries, so long as the implementation of such redesignation shall not cause the violation of any Applicable Law or agreement not entered into in contemplation thereof, one or more of such Unrestricted Subsidiaries shall be redesignated as a Restricted Subsidiary such that after giving effect to such redesignation, the Annualized EBITDA of all Unrestricted Subsidiaries of the Borrowers at such time shall not exceed 5.0% of the aggregate Annualized EBITDA of the Borrowers and all of their Subsidiaries; provided, further, however, that the Borrowers shall not designate or acquire any new Unrestricted Subsidiary if such designation would not comply with the provisions set forth in this definition.

“Unsecured Trustee” shall mean The Bank of New York Mellon Trust Company, N.A.

“Unused Line Fee” shall have the meaning specified in Section 2.4(b).

“Unused Line Fee Rate” shall mean a rate equal to (a) initially, 0.50% per annum and (b) following the date that is five (5) Business Days after the date on which the Compliance Certificate is delivered to each Administrative Agent for the fiscal quarter ending on September 30, 2012, the rate per annum determined in compliance with the grid set forth below

Level	Total Leverage Ratio	Unused Line Fee Rate
I	Greater than 4.50 to 1.00	0.50%
II	Less than or equal to 4.50:1.00 but greater than 3.50:1.00	0.375%
III	less than or equal to 3.50 to 1.00	0.25%

“U.S. Prime Rate” shall mean the rate of interest published by the Wall Street Journal (eastern edition), from time to time, as the “U.S. Prime Rate”.

“US” or “United States” shall mean the United States of America, including the District of Columbia and its possessions and territories.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Voidable Transfer” shall have the meaning specified in Section 11.18.

“Weighted Average Life to Maturity” shall mean, when applied to any Funded Debt at any date, the number of years obtained by dividing (a) the sum of the product obtained by multiplying (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Funded Debt.

“Zayo” has the meaning specified in the preamble.

“Zayo Capital” has the meaning specified in the preamble.

Section 1.2 Accounting Principles. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied, unless such principles are inconsistent with the express requirements of this Agreement; provided that if because of a change in GAAP after the date of this Agreement any Borrower or any of its Subsidiaries would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with GAAP, such determination shall continue to be made in accordance with such Borrower’s or such Subsidiary’s previous accounting principles, methods and policies. All accounting terms used herein without definition shall be used as defined under GAAP. All financial calculations hereunder shall, unless otherwise stated, be determined for the Borrowers on a consolidated basis with their Subsidiaries. When reference is made to “the Borrowers and their Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

Section 1.3 Other Interpretive Matters. Each definition of an agreement in this Article 1 shall include such instrument or agreement as amended, restated, supplemented or otherwise modified from time to time with, if required, the prior written consent of the Majority Lenders, except as provided in Section 11.12 and otherwise to the extent permitted under this Agreement and the other Loan Documents. Except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specifically provided herein. References in this Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, whether or not so expressly stated in each such instance, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. “Writing”, “written” and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form. Except where otherwise specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns. All terms used herein which are defined in Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

Section 1.4 Term Facility Administrative Agent and Revolving Facility Administrative Agent. For the avoidance of doubt, all references to an Administrative Agent or an “applicable Administrative Agent” shall be construed to refer to the Term Facility Administrative Agent in regard to matters relating exclusively to the Term Loan Facility, the Revolving Facility Administrative Agent, in regard to matters relating exclusively to the Revolving Loan Facility and both the Term Facility Administrative Agent and the Revolving Facility Administrative Agent for matters that affect both Facilities. In the event that Revolving Loan Facility expires, all references to an Administrative Agent or an “applicable Administrative Agent” shall be construed to refer to the Term Facility Administrative Agent. In the event that Term Loan Facility expires, all references to an Administrative Agent or an “applicable Administrative Agent” shall be construed to refer to the Revolving Facility Administrative Agent. The Term Facility Administrative Agent shall retain all power, authority and discretion with regard to the Term Loan Facility and the Revolving Facility Administrative Agent shall retain all power, authority and discretion with regard to the Revolving Loan Facility in each case to the extent such power, authority and discretion is delegated to an Administrative Agent under this Agreement.

ARTICLE 2.

THE LOANS AND THE LETTERS OF CREDIT

Section 2.1 Extension of Credit.

(a) Term Loan Borrowing. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, each Term Facility Lender severally (and not jointly) agrees to make a single Term Loan in a principal amount equal to such Term Facility Lender’s Commitment on the Agreement Date. Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed.

(b) Revolving Loan Borrowing.

(i) Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, the Revolving Facility Lenders agree, severally in accordance with their respective Commitment Ratio, and not jointly, to make Revolving Loans to extend credit to the Borrowers in an aggregate principal amount not to exceed the Revolving Loan Facility.

(ii) Each Revolving Facility Lender agrees, severally in accordance with its Commitment Ratio and not jointly with the other Revolving Facility Lenders, upon the terms and subject to the conditions of this Agreement, to lend and relend to the Borrowers, from time to time on any Business Day prior to the Maturity Date, Revolving Loans which do not exceed such Revolving Facility Lender’s ratable share (based upon such Revolving Facility Lender’s Commitment Ratio) of Availability, as of such Business Day. Subject to the terms and conditions hereof of this Agreement and prior to the Maturity Date, Revolving Loans under the Revolving Loan Facility may be repaid and reborrowed from time to time on a revolving basis.

(c) The Letters of Credit. Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower Parties (with such Letter of Credit application to be executed by both Borrowers) from time to time on any Business Day prior to the date that is thirty (30) days prior to the Maturity Date, pursuant to Section 2.15 in an aggregate outstanding face amount not to exceed, with respect to the issuance of any individual Letter of Credit as of any date of determination, the Available Letter of Credit Amount as of such date of determination.

(d) The Swing Line Loans. Subject to the terms and conditions of this Agreement, the Swing Line Bank, in its sole discretion, may from time to time on any Business Day after the Agreement Date but prior to the Maturity Date, make Swing Line Loans to the Borrowers in an amount not to exceed the lessor of (i) Availability, to the extent in effect at such time of determination, as of such Business Day or (ii) $25,000,000.

(e) Overadvances. If at any time the amount of the Aggregate Revolving Credit Obligations exceeds the aggregate Revolving Loan Commitment or any other applicable limitation set forth in this Agreement (including, without limitation, the limitations on Swing Line Loans, Agent Advances and Letters of Credit) such excess (an “Overadvance”) shall nevertheless constitute a portion of the Obligations that are secured by the Collateral and are entitled to all benefits thereof. In no event, however, shall the Borrowers have any right whatsoever to (i) receive any Revolving Loan, (ii) receive any Swing Line Loan, or (iii) request the issuance of any Letter of Credit if, before or after giving effect thereto, there shall exist a Default. In the event that (1) the Lenders shall make any Revolving Loans, (2) the Swing Line Bank shall make any Swing Line Loan, (3) the Revolving Facility Administrative Agent shall make any Agent Advances or (4) the Issuing Bank shall agree to the issuance of any Letter of Credit, which in any such case gives rise to an Overadvance, the Borrowers shall make, on demand, a payment on the Obligations to be applied to the Revolving Loans, the Swing Line Loans, the Agent Advances and the Letter of Credit Reserve Account, as appropriate, in an aggregate principal amount equal to such Overadvance.

(f) Agent Advances.

(i) Subject to the limitations set forth below and notwithstanding anything else in this Agreement to the contrary, the Revolving Facility Administrative Agent is authorized by the Borrowers and the Revolving Facility Lenders, from time to time in the Revolving Facility Administrative Agent’s sole discretion, (A) at any time that a Default exists, (B) at any time that any of the other conditions precedent set forth in Article 4 have not been satisfied, or (C) at any time an Overadvance exists or would result from any Agent Advance (as defined below), to make Base Rate Loans to the Borrowers on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed (together with the amount of Swing Line Loans made pursuant to Section 2.1(d) then outstanding) $2,000,000, which the Revolving Facility Administrative Agent, in its sole discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as provided under this Agreement (any of such advances are herein referred to as “Agent Advances”); provided, that the Revolving Facility Majority Lenders may at any time revoke the Revolving Facility Administrative Agent’s authorization to make Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon the Revolving Facility Administrative Agent’s receipt thereof. The Revolving Facility Administrative Agent shall promptly provide to the Administrative Borrower written notice of any Agent Advance. In no event shall the Aggregate Revolving Credit Obligations, after giving effect to any Agent Advance, exceed the Revolving Loan Commitment.

(ii) The Agent Advances shall be secured by the Collateral and shall constitute Obligations hereunder. Each Agent Advance shall bear interest as a Base Rate Loan. Each Agent Advance shall be subject to all terms and conditions of this Agreement and the other Loan Documents applicable to Revolving Loans, except that all payments thereon shall be made to the Revolving Facility Administrative Agent solely for its own account and the making of any Agent Advance shall not require the consent of the Borrowers. The Revolving Facility Administrative Agent shall have no duty or obligation to make any Agent Advance hereunder.

(iii) The Revolving Facility Administrative Agent shall notify each Lender no less frequently than weekly, as determined by the Revolving Facility Administrative Agent, of the principal amount of Agent Advances outstanding as of 12:00 noon (New York, New York time) as of such date, and each Lender’s pro rata share thereof. Each Lender shall before 2:00 p.m. (New York, New York time) on such Business Day make available to the Revolving Facility Administrative Agent, in immediately available funds, the amount of its pro rata share of such principal amount of Agent Advances outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Base Rate Loan to the Borrowers, notwithstanding any failure of the Borrowers to satisfy the conditions in Section 4.2. The Revolving Facility Administrative Agent shall use such funds to repay the principal amount of Agent Advances. Additionally, if at any time any Agent Advances are outstanding, any of the events described in Section 9.1(g) or 9.1(h) shall have occurred, then each Lender shall automatically, upon the occurrence of such event, and without any action on the part of the Revolving Facility Administrative Agent, the Borrowers or the Lenders, be deemed to have purchased an undivided participation in the principal and interest of all Agent Advances then outstanding in an amount equal to such Lender’s Commitment Ratio and each Lender shall, notwithstanding such Event of Default, immediately pay to the Revolving Facility Administrative Agent in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Revolving Facility Administrative Agent shall deliver to such Lender, a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Agent Advances hereunder shall be subject to the terms and conditions of Section 2.2(e).

Section 2.2 Manner of Borrowing and Disbursement of Loans.

(a) Choice of Interest Rate, etc. Any Loan shall, at the option of the Borrowers, be made either as a Base Rate Loan or as a Eurodollar Loan; provided, however, that (i) if the Administrative Borrower fails to give (x) the Revolving Facility Administrative Agent, in case of Revolving Loans and (y) the Term Facility Administrative Agent, in case of Term Loans, written notice specifying whether a Eurodollar Loan is to be repaid, continued or converted on a Payment Date, such Loan shall be converted to a Base Rate Loan on the Payment Date in accordance with Section 2.3(a)(iii), (ii) the Administrative Borrower may not select a Eurodollar Loan (A) on the Agreement Date, (B) with respect to Swing Line Loans, (C) with respect to any Loan, the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.15, or (D) if, at the time of such Loan or at the time of the continuation of, or conversion to, a Eurodollar Loan pursuant to Section 2.2(c), a Default exists, and the applicable Administrative Agent has notified the Administrative Borrower that no Eurodollar Loans may be selected by the Administrative Borrower during the continuance of such Default, and (iii) all Agent Advances shall be made as Base Rate Loans. Any notice given to any Administrative Agent in connection with a requested Loan hereunder shall be given to the applicable Administrative Agent prior to 11:00 a.m. (New York, New York time) in order for such Business Day to count toward the minimum number of Business Days required.

(b) Base Rate Loans.

(i) Initial and Subsequent Loans. The Administrative Borrower shall give (x) the Revolving Facility Administrative Agent, in case of Revolving Loans and (y) the Term Facility Administrative Agent, in case of Term Loans, in the case of Base Rate Loans irrevocable notice by telephone not later than 11:00 a.m. (New York, New York time) one Business Day prior to the date of such Base Rate Loan and shall immediately confirm any such telephone notice with a written Request for Loan; provided, however, that the failure by the Administrative Borrower to confirm any notice by telephone with a written Request for Loan shall not invalidate any notice so given. Except as otherwise provided in Section 2.2(f), each Base Rate Loan shall be in a principal amount of no less than $1,000,000 an in an integral multiple of $100,000 in excess thereof.

(ii) Repayments and Conversions. The Borrowers may (A) subject to Section 2.5, at any time without prior notice repay a Base Rate Loan, or (B) upon at least three (3) Business Days’ irrevocable prior written notice by the Administrative Borrower to (x) the Revolving Facility Administrative Agent, in case of Revolving Loans and (y) the Term Facility Administrative Agent, in case of Term Loans, in each case, in the form of a Notice of Conversion/Continuation, convert all or a portion of the principal thereof to one or more Eurodollar Loans; provided, however, that the Borrowers may not elect to convert any Base Rate Loans to Eurodollar Loans during the first thirty (30) days following the Agreement Date (or such earlier date as shall be specified by the applicable Administrative Agent in its sole discretion by written notice to the Borrowers and the Lenders). Upon the date indicated by the Administrative Borrower, such Base Rate Loan shall be so repaid or converted.

(c) Eurodollar Loans.

(i) Initial and Subsequent Loans. The Administrative Borrower shall give (x) the Revolving Facility Administrative Agent, in case of Revolving Loans and (y) the Term Facility Administrative Agent, in case of Term Loans, in the case of Eurodollar Loans irrevocable notice by telephone not later than 11:00 a.m. (New York, New York time) three (3) days prior to the date of such Eurodollar Loan and shall immediately confirm any such telephone notice with a written Request for Loan; provided, however, that the failure by the Administrative Borrower to confirm any notice by telephone with a written Request for Loan shall not invalidate any notice so given.

(ii) Repayments, Continuations and Conversions. At least three (3) Business Days prior to each Payment Date for a Eurodollar Loan, the Administrative Borrower shall give (x) the Revolving Facility Administrative Agent, in case of Revolving Loans and (y) the Term Facility Administrative Agent, in case of Term Loans, written notice in the form of a Notice of Conversion/Continuation specifying whether all or a portion of such Eurodollar Loan outstanding on such Payment Date is to be continued in whole or in part as one or more new Eurodollar Loans and also specifying the new Eurodollar Loan Period applicable to each such new Eurodollar Loan (and subject to the provisions of this Agreement, upon such Payment Date, such Eurodollar Loan shall be so continued). Upon such Payment Date, any Eurodollar Loan (or portion thereof) not so continued shall be converted to a Base Rate Loan or, subject to Section 2.5, be repaid.

(iii) Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Eurodollar Loan shall be in a principal amount of no less than $5,000,000 and in an integral multiple of $1,000,000 in excess thereof, and at no time shall the aggregate number of all Eurodollar Loans then outstanding exceed twelve (12).

(d) Notification of Lenders. Upon receipt of (i) a Request for Loan or a telephone, telecopy or deemed request for Loan, (ii) notification from the Issuing Bank that a draw has been made under any Letter of Credit (unless the Issuing Bank will be reimbursed through the funding of a Swing Line Loan), or (iii) notice from the Administrative Borrower with respect to the prepayment of any outstanding Eurodollar Loan prior to the Payment Date for such Loan, the applicable Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender’s portion of any such Loan. Each Lender shall, not later than 1:00 p.m. (New York, New York time) on the date specified for such Loan (under clause (i) or (ii) of this Section 2.2 (d)) in such notice, make available to the applicable Administrative Agent at the applicable Administrative Agent’s Office, or at such account as such Administrative Agent shall designate, the amount of such Lender’s portion of the Loan in immediately available funds.

(e) Disbursement. Prior to 3:00 p.m. (New York, New York time) on the date of an Loan hereunder, the applicable Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 4, disburse the amounts made available to such Administrative Agent by the Lenders in like funds by (i) transferring the amounts so made available by wire transfer to the Disbursement Account or (ii) in the case of an Loan the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.15, transferring such amounts to such Issuing Bank. Unless the applicable Administrative Agent shall have received notice from a Lender prior to 12:00 noon (New York, New York time) on the date of any Loan that such Lender will not make available to such Administrative Agent such Lender’s ratable portion of such Loan, such Administrative Agent may assume that such Lender has made or will make such portion available to such Administrative Agent on the date of such Loan and such Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to the Borrowers or the Issuing Bank, as applicable, on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to the applicable Administrative Agent, such Lender agrees to repay to such Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers or the Issuing Bank, as applicable, until the date such amount is repaid to such Administrative Agent, (x) for the first two (2) Business Days, at the Federal Funds Rate for such Business Days, and (y) thereafter, at the Base Rate. If such Lender shall repay to the applicable Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Loan for purposes of this Agreement and if both such Lender and the Borrowers shall pay and repay such corresponding amount, such Administrative Agent shall promptly relend to the Borrowers such corresponding amount. If such Lender does not repay such corresponding amount immediately upon the applicable Administrative Agent’s demand therefor, such Administrative Agent shall notify the Administrative Borrower and the Borrowers shall immediately pay such corresponding amount to such Administrative Agent. The failure of any Lender to fund its portion of any Loan shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Loan on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender. In the event that a Lender for any reason fails or refuses to fund its portion of an Loan in violation of this Agreement, then, until such time as such Lender has funded its portion of such Loan, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Loan, such non-funding Lender shall not (i) have the right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document and, with respect to any such Lender, the amount of the Revolving Loan Commitment or Loans, as applicable, held by such Lender shall not be counted as outstanding for purposes of determining “Majority Lenders” or “Revolving Majority Lenders” as applicable hereunder, and (ii) be entitled to receive any payments of principal, interest or fees from the Borrowers or the applicable Administrative Agent (or the other Lenders) in respect of its Loans.

(f) Deemed Requests for Loan. Unless payment is otherwise timely made by the Borrowers, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder shall be deemed irrevocably to be a Request for Loan on the due date of, and in an aggregate amount required to pay, such principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder, and the proceeds of a Revolving Loan made pursuant thereto may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as a Base Rate Loan. The Lenders shall have no obligation to the Borrowers to honor any deemed Request for Loan under this Section 2.2(f) unless all the conditions set forth in Section 4.2 have been satisfied, but, with the consent of the Lenders required under the last sentence of Section 4.2, may do so in their sole discretion and without regard to the existence of, and without being deemed to have waived, any Default and without regard to the existence or creation of an Overadvance or the failure by the Borrowers to satisfy any of the conditions set forth in Section 4.2. No further authorization, direction or approval by the Borrowers shall be required to be given by the Borrowers for any deemed Request for Loan under this Section 2.2(f).

(g) Special Provisions Pertaining to Swing Line Loans.

(i) The Administrative Borrower shall give the Swing Line Bank written notice in the form of a Request for Loan, or notice by telephone no later than 12:00 noon. (New York, New York time) on the date on which the Borrowers wish to receive any Swing Line Loan followed immediately by a written Request for Loan, with a copy to the Revolving Facility Administrative Agent; provided, however, that the failure by the Administrative Borrower to confirm any notice by telephone with a written Request for Loan shall not invalidate any notice so given; provided further, however, that any request by the Administrative Borrower of a Base Rate Loan under the Revolving Loan Commitment shall be deemed to be a request for a Swing Line Loan unless the Administrative Borrower specifically requests otherwise. Each Swing Line Loan shall bear interest at the rate equal to the Swingline Rate. If the Swing Line Bank, in its sole discretion, elects to make the requested Swing Line Loan, the Swing Line Loan shall be made on the date specified in the notice or the Request for Loan and such notice or Request for Loan shall specify (i) the amount of the requested Swing Line Loan, and (ii) instructions for the disbursement of the proceeds of the requested Swing Line Loan. Each Swing Line Loan shall be subject to all the terms and conditions applicable to Revolving Loans, except that all payments thereon shall be payable to the Swing Line Bank solely for its own account. The Swing Line Bank shall have no duty or obligation to make any Swing Line Loans hereunder. The Swing Line Bank shall not make any Swing Line Loans if the Swing Line Bank has received written notice from any Lender or the Revolving Facility Administrative Agent that one or more applicable conditions precedent set forth in Section 4.2 will not be satisfied (or waived pursuant to the last sentence of Section 4.2) on the requested Loan date. In the event the Swing Line Bank in its sole and absolute discretion elects to make any requested Swing Line Loan, the Swing Line Bank shall make the proceeds of such Swing Line Loan available to the Borrowers by deposit of Dollars in same day funds by wire transfer to the Disbursement Account. In the event that the Swing Line Bank informs the Revolving Facility Administrative Agent that it will not make the requested Loan as a Swing Line Loan, then such request will be deemed a request for a Base Rate Loan under the Revolving Loan Commitment.

(ii) The Swing Line Bank at any time and from time to time in its sole discretion but in no event less frequently than once each calendar week, shall notify the Revolving Facility Administrative Agent of the principal amount of Swing Line Loans outstanding as of 3:00 p.m. (New York, New York time) as of such date and each Lender’s pro rata share (based on its Commitment Ratio) thereof. Each Lender (including the Swing Line Bank) shall before 12:00 noon (New York, New York time) on the next Business Day make available to the Revolving Facility Administrative Agent, in immediately available funds, the amount of its pro rata share (based on its Commitment Ratio) of such principal amount of Swing Line Loans outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan as a Base Rate Loan to the Borrowers, notwithstanding any failure of the Borrowers to satisfy the conditions in Section 4.2. The Revolving Facility Administrative Agent shall use such funds to repay the principal amount of Swing Line Loans to the Swing Line Bank together with any interest due and payable on such Swing Line Loans. Additionally, if at any time any Swing Line Loans are outstanding, any of the events described in Section 9.1(g) or 9.1(h) shall have occurred, then each Lender shall automatically upon the occurrence of such event and without any action on the part of the Swing Line Bank, the Borrowers, the Revolving Facility Administrative Agent or the Lenders be deemed to have purchased an undivided participation in the principal and interest of all Swing Line Loans then outstanding in an amount equal to such Lender’s Commitment Ratio of the principal and interest of all Swing Line Loans then outstanding and each Lender shall, notwithstanding such Event of Default, immediately pay to the Revolving Facility Administrative Agent for the account of the Swing Line Bank in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Swing Line Bank shall deliver to such Lender a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Swing Line Loans hereunder shall be subject to the terms and conditions of Section 2.2(e).

(h) Each Lender’s obligation to make a Base Rate Loan pursuant to subsection (c) of this Section 2.2 or to purchase participating interests pursuant to subsection (d) of this Section 2.2 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Loan Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Borrower Party, the Administrative Agents or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swing Line Lender by any Lender, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swing Line Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swing Line Lender to fund the amount of such Lender’s participation interest in such Swing Line Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

(i) Funding of Term Loans into Escrow. If the AboveNet Acquisition has not occurred on or prior to July 2, 2012, each Term Facility Lender severally (and not jointly) shall, on July 3, 2012, make a single Term Loan in a principal amount equal to such Term Facility Lender’s Commitment, the gross proceeds of such Term Loans, net upfront fees, shall be deposited into an escrow account pursuant to an Escrow Agreement and such Escrow Proceeds shall not be disbursed other than pursuant to the terms of such Escrow Agreement (which shall include, in any event, without limitation, the prepayment of Term Loans with all amounts in such Escrow Account in the event the AboveNet Acquisition shall not have been consummated on or prior to December 18, 2012).

Section 2.3 Interest.

(a) On Loans. Interest on the Loans, subject to Sections 2.3(b) and (c), shall be payable as follows:

(i) On Base Rate Loans and Swing Line Loans. Interest on each Base Rate Loan and each Swing Line Loan shall be computed for the actual number of days elapsed on the basis of a hypothetical year of three hundred sixty five (365)/three hundred sixty six (366) days and shall be payable quarterly in arrears on the last day of each calendar quarter for the prior calendar quarter, commencing on September 30, 2012 in the case of Base Rate Loans and shall be payable monthly in arrears on the last day of each calendar month for the prior calendar month commencing July 30, 2012 in the case of Swing Line Loans. Interest on Base Rate Loans and Swing Line Loans then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Base Rate Loan at the simple per annum interest rate equal to the sum of (A) the Base Rate and (B) the Applicable Margin. Interest shall accrue and be payable on each Swing Line Loan at the simple per annum interest rate equal to the Swingline Rate.

(ii) On Eurodollar Loans. Interest on each Eurodollar Loan shall be computed for the actual number of days elapsed on the basis of a hypothetical year of three hundred sixty (360) days and shall be payable in arrears on (x) the Payment Date for such Loan, and (y) if the Eurodollar Loan Period for such Loan is greater than three (3) months, on the last day of such three (3) month period and on the last day of the applicable Eurodollar Loan Period for such Loan. Interest on Eurodollar Loans then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Eurodollar Loan at a rate per annum equal to the sum of (A) the Eurodollar Basis applicable to such Eurodollar Loan and (B) the Applicable Margin.

(iii) If No Notice of Selection of Interest Rate. If the Administrative Borrower fails to give the applicable Administrative Agent timely notice of its selection of a Eurodollar Basis, or if for any reason a determination of a Eurodollar Basis for any Loan is not timely concluded, the Base Rate shall apply to such Loan. If the Administrative Borrower fails to elect to continue any Eurodollar Loan then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.2, as applicable, the Base Rate shall apply to such Loan commencing on and after such Payment Date.

(b) Upon Default. If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.3 plus 2.00% per annum from the date of such non-payment until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 11.12, (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations. The Lenders shall not be required to (A) accelerate the maturity of the Loans, (B) terminate the Revolving Loan Commitment, or (C) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

(c) Computation of Interest.

(i) In computing interest on any Loan, the date of making the Loan shall be included and the date of payment shall be excluded; provided, however, that if an Loan is repaid on the date that it is made, one (1) day of interest shall be due with respect to such Loan.

(ii) With respect to the computation of interest hereunder, the application of funds in any Blocked Account by an Administrative Agent to the Obligations shall be deemed made on the date of receipt of such funds so long as such funds are received prior to 2:00 p.m. (New York, New York time), if received after 2:00 p.m. (New York, New York time), such funds shall be deemed received on the next Business Day.

Section 2.4 Fees.

(a) Fee Letter. Each Borrower agrees, jointly and severally, to pay to the applicable Administrative Agent such fees as are set forth in the Fee Letter.

(b) Unused Line Fee. Each Borrower agrees, jointly and severally, to pay to the Revolving Facility Administrative Agent, for the account of the Revolving Facility Lenders in accordance with their respective Commitment Ratios, an unused line fee (“Unused Line Fee”) on the aggregate amount by which the Revolving Loan Commitment exceeded the sum of the average daily amount of Aggregate Revolving Credit Obligations (other than with respect to any Swing Line Loans and Agent Advances) for each day from the Agreement Date through the Maturity Date (or the date of any earlier prepayment in full of the Obligations), at a per annum rate equal to the Unused Line Fee Rate. Such Unused Line Fee shall be computed on the basis of a hypothetical year of three hundred sixty five (365)/three hundred sixty six (366) days for the actual number of days elapsed, shall be payable in arrears on September 30, 2012, and shall be payable quarterly in arrears on the last day of each calendar quarter thereafter for the immediately preceding calendar quarter, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

(c) Letter of Credit Fees.

(i) The Borrowers shall pay to the Revolving Loan Administrative Agent for the account of the Lenders, in accordance with their respective Commitment Ratios, a fee on the undrawn amount of each outstanding Letter of Credit for each day such Letter of Credit is outstanding from the Date of Issue through the Maturity Date (or the date of any earlier prepayment in full of the Obligations) at a rate per annum on such amount equal to the Applicable Margin with respect to Eurodollar Loans in effect from time to time. Such Letter of Credit fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable quarterly in arrears for each calendar quarter on the last day of the immediately preceding calendar quarter, commencing on September 30, 2012, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

(ii) The Borrowers shall also pay to the Revolving Facility Administrative Agent, for the account of the Issuing Bank, (A) a fee on the undrawn amount of each outstanding Letter of Credit for each day such Letter of Credit is outstanding from the Date of Issue through the expiration date of each such Letter of Credit (or any earlier prepayment in full of the Obligations) at a rate of one quarter of one percent (0.25%) per annum which fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable quarterly in arrears on the last day of each calendar quarter for the immediately preceding calendar quarter, commencing on September 30, 2012 and, if then unpaid on the Maturity Date (or any earlier prepayment in full of the Obligations) and (B) any reasonable and customary fees charged by the Issuing Bank for issuance and administration of such Letters of Credit. The foregoing fees shall be fully earned when due, and non-refundable when paid.

(d) Computation of Fees. In computing any fees payable under this Section 2.4, the first day of the applicable period shall be included and the date of the payment shall be excluded.

Section 2.5 Prepayments/Reduction of Commitments.

(a) Voluntary Prepayments. The principal amount of any Base Rate Loan may be prepaid in full or in part at any time, upon delivery of a Notice of Prepayment to the applicable Administrative Agent not later than 11:00 a.m. (New York, New York time) one (1) Business Days prior to such prepayment. The principal amount of any Eurodollar Loan may be prepaid prior to the applicable Payment Date, upon delivery of a Notice of Prepayment to the applicable Administrative Agent not later than 11:00 a.m. (New York, New York time) three (3) Business Days prior to such prepayment. Each Notice of Prepayment of any Eurodollar Loan shall be irrevocable. Upon receipt of any Notice of Prepayment or notice of repayment, the applicable Administrative Agent shall promptly notify each applicable Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of the repayment or prepayment. Prepayments of principal under this Section 2.5(a) shall be in minimum amounts of, with respect to Base Rate Loans, $1,000,000 and integral multiples of $100,000 in excess thereof, and, with respect to Eurodollar Loans, $5,000,000, and integral multiples of $1,000,000 in excess thereof, or, if less, the entire outstanding amount of such Loan. Upon the occurrence of a Repricing Event occurring on or prior to the date that is one year from the Agreement Date, the Borrowers shall pay to the Term Facility Administrative Agent for the benefit of the affected Lenders an amount equal to 1.0% of the aggregate principal amount of Loans so prepaid or refinanced. Any prepayment of Loans shall not affect the Borrowers’ obligation to continue to make payments under any swap agreement (as defined in 11 U.S.C. §101), including, without limitation, any such swap agreement that is a Lender Hedge Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of the applicable swap agreement. All prepayments of Loans pursuant to this Section 2.5(a) shall be applied to the remaining amortization payments under the Term Loan Facility as directed by the Borrower. Notwithstanding the foregoing, the Borrowers shall not make any repayment or prepayment of the Revolving Loans unless and until the balance of the Swing Line Loans and the Agent Advances then outstanding is zero. Except as provided in Section 2.5(b), any repayment and prepayment of Loans outstanding under the Revolving Loan Commitment shall not reduce the Revolving Loan Commitment.

(b) Mandatory Prepayment.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 7.2 and the related Compliance Certificate has been delivered pursuant to Section 7.3(a) (the date of such prepayment, the “ECF Payment Date”), the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of their Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the first full fiscal year ending after the Agreement Date) minus (B) at the Borrower’s option, the sum of all prepayments of Term Loans made under Section 2.5(a) during such fiscal year and after the end of such fiscal year and prior to the ECF Payment Date to the extent (1) such amounts were not deducted from a previous mandatory prepayment under this Section 2.5(b)(i) in respect of a prior period and (2) such prepayments are not funded with the proceeds of long term Funded Debt; provided that (x) the ECF Percentage shall be 25% if the Total Leverage Ratio at the end of the fiscal year covered by such financial statements is not greater than 3.5:1.0 and not less than or equal to 2.5:1.0 and (y) the ECF Percentage shall be 0% if the Total Leverage Ratio at the end of the fiscal year covered by such financial statements is not greater than 2.5:1.0.

(ii) (A) Subject to Section 2.5(b)(ii)(B), upon receipt by the Borrowers or any of their Restricted Subsidiaries of any Net Cash Proceeds from Asset Sales in an aggregate amount, at any one time and in respect of an individual Asset Sale or several Asset Sales, equal to or greater than $50,000,000, the Borrowers shall make a prepayment, in accordance with Section 2.5(b)(ii)(C), of an aggregate principal amount of Term Loans equal to the product of the aggregate amount of any such Net Cash Proceeds from Asset Sales realized or received multiplied by the Asset Fraction; provided that no such prepayment shall be required pursuant to this Section 2.5(b)(ii)(A) with respect to such portion of such Net Cash Proceeds from Asset Sales that the Administrative Borrower shall have, on or prior to such date, given written notice to the Term Facility Administrative Agent of its intent to reinvest in accordance with Section 2.5(b)(ii)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing);

(B) Any Net Cash Proceeds from Asset Sales received by a Borrower from any Asset Sale may, at the Borrowers’ option, be reinvested within 360 days in Replacement Assets; provided, that (x) such newly acquired assets shall be subject to the Security Documents and Sections 5.1(w) and 6.16 and (y) the purchase of the Replacement Assets is consummated no later than (1) the 360th day after such Asset Sale or (2) so long as a binding agreement with respect to the purchase of Replacement Assets is entered into within 360 days after the Asset Sale, 90 days after the date of such binding agreement; provided, however, that any Net Cash Proceeds from Asset Sales not applied (or, in the case of the foregoing clause (B)(y)(2), committed to be applied) during the 360 day period provided for in this subsection (B) shall, immediately upon expiration of such 360 day period, constitute Net Cash Proceeds from Asset Sales which are required to be used to prepay Term Loans in accordance with the foregoing subsection (A) and are not permitted to be retained pursuant to this subsection (B);

(C) On each occasion that the Borrowers must make a prepayment of the Term Loans pursuant to this Section 2.5(b)(ii), the Borrowers shall, within three (3) Business Days after the date of realization or receipt of such Net Cash Proceeds from Asset Sales (or, in the case of prepayments required pursuant to the proviso to Section 2.5(b)(ii)(B), within three (3) Business Days of the deadline specified in such proviso or of the date the Borrowers reasonably determine that such Net Cash Proceeds from Asset Sales are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment of the principal amount of Term Loans in an amount equal to the product of any such Net Cash Proceeds from Asset Sales realized or received multiplied by the Asset Fraction.

(iii) If a Borrower or any Restricted Subsidiary incurs or issues any Funded Debt not expressly permitted to be incurred or issued pursuant to Section 8.1, the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds from Indebtedness received therefrom on or prior to the date which is three (3) Business Days after the receipt of such Net Cash Proceeds from Indebtedness.

(iv) In the event that the AboveNet Acquisition does not occur on or prior to December 18, 2012, the Borrowers shall cause, within three Business Days after such date, to be prepaid an aggregate principal amount of the outstanding Loans equal to 100% of the Escrow Proceeds.

(v) Each prepayment of Term Loans pursuant to this Section 2.5(b) shall be applied first, with respect to the Term Loans ratably based on the then aggregate outstanding principal amounts thereof and to the installments thereof pro rata in direct order of maturity for the twenty four (24) months immediately following the applicable prepayment event and second, to the remaining installments thereof pro rata.

(c) Interest and Funding Losses. All prepayments of Loans under this Section 2.5 shall be accompanied by all accrued interest thereon together with, in the case of any such prepayment of a Eurodollar Loan on a date other than the last day of an Interest Period therefor, any Funding Loss or reasonable out-of-pocket expenses incurred by the Lenders or applicable Administrative Agent in connection with such prepayment, as set forth in Section 2.9. Each prepayment of Loans under this Section 2.5 shall be paid to the Lenders in accordance with their respective Commitment Ratios.

(d) Reduction of Commitments. The Borrowers shall have the right, at any time and from time to time after the Agreement Date and prior to the Maturity Date, upon at least ten (10) Business Days’ prior written notice (which such notice may be be conditioned upon the effectiveness of other credit facilities or another event) to the Revolving Facility Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitment on a pro rata basis among the Lenders in accordance with their respective Commitment Ratios; provided, that (i) any such partial reduction be made in an amount not less than $1,000,000 and in integral multiples of $1,000,000 in excess thereof and (ii) the Revolving Loan Commitment may not be reduced to an amount below the then outstanding Letter of Credit Obligations unless in compliance with subsection (iii) below. As of the date of cancellation or reduction set forth in such notice, the Revolving Loan Commitment shall be permanently canceled or reduced to the amount stated in the Administrative Borrower’s notice for all purposes herein, and the Borrowers shall (i) pay to the Revolving Facility Administrative Agent for the account of the Lenders the amount necessary to repay in full the principal amount of the Agent Advances, Swing Line Loans and Revolving Loans or reduce the principal amount of the Agent Advances, Swing Line Loans and Revolving Loans then outstanding to not more than the amount of the Revolving Loan Commitment as so reduced, together with accrued unpaid interest on the amount so prepaid and the Unused Line Fee accrued through the date of the reduction with respect to the amount reduced, and (ii) reimburse the Revolving Facility Administrative Agent and the Lenders for any Funding Loss or reasonable out-of-pocket expense incurred by any of them in connection with such payment as set forth in Section 2.9 and (iii) in the case of cancellation of the Revolving Loan Commitment, shall secure the Letter of Credit Obligations through the delivery of cash collateral to the Issuing Bank in an amount equal to one hundred five percent (105%) of the Letters of Credit Obligations.

(d) Commitment Termination. The Term Loan Commitment of each Term Facility Lender shall be automatically and permanently reduced to $0 upon the making of Term Loans by such Term Facility Lender pursuant to Section 2.1(a).

Section 2.6 Repayment.

(a) The Revolving Loans. All unpaid principal and accrued interest on the Agent Advances, Swing Line Loans and Revolving Loans shall be due and payable in full on the Maturity Date. Notwithstanding the foregoing, however, in the event that at any time and for any reason there shall exist an Overadvance, the Borrowers shall pay to the Revolving Facility Administrative Agent, on demand/in accordance with Section 2.1(e), an amount equal to the Overadvance, which payment shall constitute a mandatory payment of the Revolving Loans, Agent Advances, Swing Line Loans and Letter of Credit Reserve Account, as appropriate.

(b) The Loans. The Borrowers shall repay to the Term Facility Administrative Agent for the ratable account of the Term Facility Lenders (i) on the last Business Day of each March, June, September and December commencing the last Business Day of September 2012, an annual aggregate principal amount equal to 1.00% of the aggregate principal amount of all Term Loans outstanding on the Agreement Date (which payments shall be reduced as a result of the application of prepayments in accordance with Section 2.5(a) and Section 2.5(b)(iv), in each case, solely to the extent of any such amounts applied to the prepayment of the Term Loans) and (ii) on the Maturity Date, the aggregate principal amount of all Term Loans outstanding on such date.

(c) The Other Obligations. In addition to the foregoing, the Borrowers hereby promise, jointly and severally, to pay all Obligations (other than Obligations in respect of Bank Products), including, without limitation, the principal amount of the Loans, amounts drawn under Letters of Credit and interest and fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date.

Section 2.7 Notes; Loan Accounts.

(a) The Loans shall be repayable in accordance with the terms and provisions set forth herein and, upon request by any Lender, the Loans owed to such Lender shall be evidenced by Notes. A Note shall be payable to the order of each Lender requesting such a Note in accordance with the Commitment Ratio of such Lender. Each such Note shall be issued by the Borrowers to the applicable Lender and shall be duly executed and delivered by an Authorized Signatory of each Borrower.

(b) The applicable Administrative Agent shall open and maintain on its books in the name of the Borrowers a loan account with respect to the Loans and interest thereon (the “Loan Account”). The applicable Administrative Agent shall debit such Loan Account for the principal amount of each Loan made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrowers pursuant to this Agreement and shall credit the Loan Account for each payment which the Borrowers shall make in respect to the Obligations. The records of the applicable Administrative Agent with respect to such Loan Account shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.

Section 2.8 Manner of Payment.

(a) When Payments Due.

(i) Each payment (including any prepayment) by the Borrowers on account of the principal of or interest on the Loans, fees, and any other amount owed to any member of the Lender Group under this Agreement or the other Loan Documents shall be made not later than 1:00 p.m. (New York, New York time) on the date specified for payment under this Agreement or any other Loan Document to the applicable Administrative Agent at such Administrative Agent’s Office, for the account of the Lenders, the Issuing Bank or the applicable Administrative Agent, as the case may be, in Dollars in immediately available funds. Any payment received by an Administrative Agent after 1:00 p.m. (New York, New York time) shall be deemed received on the next Business Day. In the case of a payment for the account of a Lender, the applicable Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender. In the case of a payment for the account of the Issuing Bank, the Revolving Facility Administrative Agent will promptly thereafter distribute the amount so received in like funds to the Issuing Bank. If the applicable Administrative Agent shall not have received any payment from the Borrowers as and when due, such Administrative Agent will promptly notify the Lenders accordingly.

(ii) Except as provided in the definition of Eurodollar Loan Period, if any payment under this Agreement or any other Loan Document shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(b) No Deduction.

(i) Any and all payments of principal and interest, or of any fees or indemnity or expense reimbursements by the Borrowers hereunder or under any other Loan Documents (the “Borrower Payments”) shall be made without setoff or counterclaim and free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to the Borrower Payments and all interest, penalties or similar liabilities with respect thereto, excluding taxes imposed on the net income of any member of the Lender Group by the jurisdiction under the laws of which such member of the Lender Group is organized or conducts business or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges or withholdings and liabilities collectively or individually “Taxes”). If any Borrower shall be required to deduct any Taxes from or in respect of any sum payable to any member of the Lender Group hereunder or under any other Loan Document, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8(b)(i)) such member of the Lender Group shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Each Lender agrees that if any form or certification it previously delivered pursuant to the immediately preceding sentence expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(ii) In addition, the Borrowers shall pay to the relevant Governmental Authority in accordance with Applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (such taxes being “Other Taxes”).

(iii) The Borrowers shall indemnify the members of the Lender Group for the full amount of Taxes and Other Taxes with respect to Borrower Payments paid by such Person, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by a member of the Lender Group or the applicable Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date the applicable Administrative Agent or such member, as the case may be, makes written demand therefor. If any Taxes or Other Taxes for which the applicable Administrative Agent or any member of the Lender Group has received indemnification from the Borrowers hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to such Administrative Agent or such member, such Administrative Agent or such member, as the case may be, shall promptly forward to the Borrowers any such refunded amount (after deduction of any Tax or Other Tax paid or payable by any member of the Lender Group as a result of such refund), not exceeding the increased amount paid by the Borrowers pursuant to this Section 2.8(b).

(iv) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrowers to the relevant Governmental Authority, the Administrative Borrower will deliver to each Administrative Agent, at its address, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(v) On or prior to the Agreement Date (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance, on or prior to the effective date of such Assignment and Acceptance), each Lender which is organized in a jurisdiction other than the United States or a political subdivision thereof (a “Foreign Lender”) shall provide each of the Administrative Agents and the Administrative Borrower with either (A) two (2) properly executed originals of Form W-8ECI or Form W-8BEN (or any successor forms) prescribed by the Internal Revenue Service or other documents satisfactory to the Administrative Borrower and the Administrative Agents, as the case may be, certifying (1) as to such Foreign Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Foreign Lender hereunder and under any other Loan Documents or Bank Products Documents or (2) that all payments to be made to such Foreign Lender hereunder and under any other Loan Documents and Bank Products Documents are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (B)(1) a certificate executed by such Lender certifying that such Lender is not a “bank” and that such Lender qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (2) two (2) properly executed originals of Internal Revenue Service Form W-8BEN (or any successor form), in each case, certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made hereunder or under any other Loan Documents or Bank Products Documents. Each such Foreign Lender agrees to provide the Administrative Agents and the Administrative Borrower with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agents and the Administrative Borrower.

(vi) The Borrowers shall not be required to indemnify any Foreign Lender, or to pay any additional amounts to such Foreign Lender pursuant to Section 2.8(b)(i) or 2.8(b)(iii) to the extent that (A) the obligation to withhold amounts with respect to United States Federal, state or local withholding tax existed on the date such Foreign Lender became a party to this Agreement (or, in the case of a transferee, on the effective date of the Assignment and Acceptance pursuant to which such transferee became a Lender) or, with respect to payments to a new lending office, the date such Foreign Lender designated such new lending office; provided, however, that this clause (A) shall not apply to any Foreign Lender that became a Lender or new lending office that became a new lending office as a result of an assignment or designation made at the request of the Administrative Borrower; and provided further, however, that this clause (A) shall not apply to the extent the indemnity payment or additional amounts, if any, that any member of the Lender Group through a new lending office would be entitled to receive (without regard to this clause (A)) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such member of the Lender Group making the designation of such new lending office would have been entitled to receive in the absence of such assignment, transfer or designation or (B) the obligation to pay such additional amounts or such indemnity payments would not have arisen but for a failure by such member of the Lender Group to comply with the provisions of Section 2.8(b)(v).

(vii) Nothing contained in this Section 2.8(b) shall require any member of the Lender Group to make available to the Borrowers any of its tax returns (or any other information) that it deems confidential or proprietary.

Section 2.9 Reimbursement. Whenever any Lender shall sustain or incur any Funding Losses (including losses of anticipated profits) or reasonable out-of-pocket expenses in connection with (a) failure by the Borrowers to borrow or continue any Eurodollar Loan, or convert any Loan to a Eurodollar Loan, in each case, after having given notice of their intention to do so in accordance with Section 2.2 (whether by reason of the election of the Borrowers not to proceed or the non-fulfillment of any of the conditions set forth in this Agreement), or (b) prepayment of any Eurodollar Loan in whole or in part for any reason or (c) failure by the Borrowers to prepay any Eurodollar Loan after giving notice of its intention to prepay such Loan, each Borrower agrees, jointly and severally, to pay to such Lender, promptly upon such Lender’s demand therefor, an amount sufficient to compensate such Lender for all such Funding Losses and reasonable out-of-pocket expenses. Such Lender’s good faith determination of the amount of such Funding Losses and reasonable out-of-pocket expenses, absent manifest error, shall be binding and conclusive. Losses subject to reimbursement hereunder shall include, without limitation, expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of such Lender or any participant of such Lender over the remainder of the Eurodollar Loan Period for such prepaid Loan. For purposes of calculating amounts payable to a Lender under this paragraph, each Lender shall be deemed to have actually funded its relevant Eurodollar Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Eurodollar Loan and having a maturity and repricing characteristics comparable to the relevant Eurodollar Loan Period; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

Section 2.10 Pro Rata Treatment.

(a) Loans. Each Loan with respect to the Loans from the Lenders under this Agreement shall be made pro rata on the basis of their respective Commitment Ratios.

(b) Payments. Each payment and prepayment of the principal of the Loans and each payment of interest on the Loans received from the Borrowers shall be made by the applicable Administrative Agent to the applicable Lenders pro rata on the basis of their respective unpaid principal amounts thereof outstanding immediately prior to such payment or prepayment (except in cases when a Lender’s right to receive payments is restricted pursuant to Section 2.2(e)). If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off or otherwise) on account of the Loans in excess of its ratable share of Loans under its Commitment Ratio (or in violation of any restriction set forth in Section 2.2(e)), such Lender shall forthwith purchase from the other Lenders such participation in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery without interest thereon unless the Lender obligated to repay such amount is required to pay interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. This Section 2.10(b) shall not apply to any payments made on account of, or in connection with, an assignment of, or the sale of a participation in, any rights and obligations hereunder, in each case, in accordance with the provisions of Section 11.5, as such section may be amended from time to time.

Section 2.11 Application of Payments.

(a) Payments Prior to Event of Default. At all times during which an Event of Default has not occurred and is continuing, all amounts received by any Administrative Agent from the Borrowers, shall be distributed by such Administrative Agent in the following order of priority:

FIRST, pro rata, to the payment of (i) out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each Administrative Agent and the Collateral Agent incurred by such Administrative Agent and the Collateral Agent in connection with the enforcement of the rights of the Lender Group under the Loan Documents pursuant to either Facility and (ii) any Agent Advances made by the Revolving Facility Administrative Agent under or pursuant to the terms of the Loan Documents and interest accrued thereon;

SECOND, pro rata, to the payment of any fees and reimbursable expenses then due and payable to each Administrative Agent, the Issuing Bank or the Swing Line Bank hereunder or under any other Loan Documents;

THIRD, pro rata, to the payment of all Obligations consisting of accrued fees and interest then due and payable to the Lenders hereunder;

FOURTH, to the payment of principal then due and payable on the Loans and unreimbursed Letter of Credit Obligations (or cash collateral up to 105% of outstanding exposure) on a pro rata basis;

FIFTH, to the payment of the Obligations arising in respect of Bank Products then due and payable on a pro rata basis;

SIXTH, to the payment of all other Obligations not otherwise referred to in this Section 2.11(a) then due and payable; and

SEVENTH, upon satisfaction in full of all Obligations, to the Borrowers or as otherwise required by law.

(b) Payments Subsequent to Event of Default. Notwithstanding anything in this Agreement or any other Loan Document which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Lender Group, or any of them, or otherwise received by any member of the Lender Group (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 2.10 and to the terms and provisions of the Intercreditor Agreement):

FIRST, pro rata, to the payment of (i) out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each Administrative Agent and the Collateral Agent incurred in connection with the enforcement of the rights of the Lender Group under the Loan Documents, and (ii) any Agent Advances made by the Revolving Facility Administrative Agent under or pursuant to the terms of the Loan Documents (including any costs incurred in connection with the sale or disposition of any Collateral);

SECOND, pro rata, to payment of any fees owed to each Administrative Agent, the Issuing Bank or the Swing Line Bank hereunder or under any other Loan Document;

THIRD, to the payment of out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Lenders incurred in connection with the enforcement of their respective rights under the Loan Documents;

FOURTH, to the payment of all Obligations consisting of accrued fees and interest payable to the Lenders hereunder;

FIFTH, pro rata, to (i) the payment of principal on the Loans then outstanding, (ii) the Letter of Credit Reserve Account to the extent of one hundred five percent (105%) of any Letter of Credit Obligations then outstanding;

SIXTH, and (iii) to the payment of any Obligation arising in respect of the Bank Products;

SEVENTH, to any other Obligations not otherwise referred to in this Section 2.11(b); and

EIGHTH, upon satisfaction in full of all Obligations, to the Borrowers or as otherwise required by law.

Section 2.12 Use of Proceeds. The proceeds of the Loans shall be used by the Borrowers to consummate the Refinancing, to fund the Transactions, to fund future acquisitions permitted hereunder, to support strategic growth initiatives, to provide for ongoing working capital and for the Borrowers’ and their Subsidiaries’ general corporate purposes and pay the fees and expenses incurred in connection with the AboveNet Acquisition, the Refinancing and the Transactions.

Section 2.13 All Obligations to Constitute One Obligation. All Obligations shall constitute one general obligation of the Borrowers and shall be secured by the Collateral Agent’s security interest (on behalf of, and for the benefit of, the Lender Group) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by any Borrower Party to the Collateral Agent, any Administrative Agent or any other member of the Lender Group, to the extent provided in the Security Documents under which such Liens arise.

Section 2.14 Maximum Rate of Interest. The Borrowers and the Lender Group hereby agree and stipulate that the only charges imposed upon the Borrowers for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article 2 and in any other Loan Document. Notwithstanding the foregoing, the Borrowers and the Lender Group further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by any member of the Lender Group to third parties or for damages incurred by the Lender Group, or any of them, are charges to compensate the Lender Group for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender Group in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to any Applicable Law. In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Agreement Date, the Borrowers are and shall be liable only for the payment of such maximum amount as allowed by law, and payment received from the Borrowers in excess of such legal maximum amount, whenever received, shall be applied to reduce the principal balance of the Revolving Loans to the extent of such excess.

Section 2.15 Letters of Credit

(a) Until the maturity or termination of the Revolving Loan Commitments, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to subsections (d) and (e) of this Section 2.15, may, in its sole discretion, issue, at the request of the Borrowers, Letters of Credit for the account of the Borrowers on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Maturity Date of the Revolving Credit Facility; (ii) each Letter of Credit shall be in a stated amount of at least $500,000; and (iii) the Borrowers may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate Letter of Credit Obligations would exceed the aggregate Letter of Credit Commitment or (B) the aggregate outstanding Revolving Loans of all Lenders would exceed the Revolving Loan Facility. Each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s pro rata share of the aggregate amount available to be drawn under such Letter of Credit (i) on the Agreement Date with respect to all Existing Letters of Credit and (ii) on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Loan Commitment of each Lender by an amount equal to the amount of such participation.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Section 4.3, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrowers shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) At least two (2) Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Revolving Facility Administrative Agent (by telephone or in writing) that the Revolving Facility Administrative Agent has received such notice, and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Revolving Facility Administrative Agent, on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit, directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section 2.15 or that one or more conditions specified in Section 4.3 are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrowers and the Revolving Facility Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a disbursement under such Letter of Credit Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Facility Lenders with respect to such Letter of Credit Disbursement. The Borrowers shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any Letter of Credit Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrowers shall have notified the Issuing Bank and the Revolving Facility Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrowers intend to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrowers shall be deemed to have timely given a Request for Loan to the Revolving Facility Administrative Agent requesting the Revolving Facility Lenders to make a Base Rate Loan on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 4.3 hereof shall not be applicable. The Revolving Facility Administrative Agent shall notify the Revolving Facility Lenders of such Borrowing in accordance with Section 2.2, and each Lender shall make the proceeds of its Base Rate Loan included in such borrowing available to the Revolving Facility Administrative Agent for the account of the Issuing Bank in accordance with Section 2.2. The proceeds of such Base Rate Loan shall be applied directly by the Revolving Facility Administrative Agent to reimburse the Issuing Bank for such Letter of Credit Disbursement.

(e) If for any reason a Base Rate Loan may not be (as determined in the sole discretion of the Revolving Facility Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Facility Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Revolving Facility Lender purchased pursuant to subsection (a) of this Section 2.15 in an amount equal to its pro rata share of such Letter of Credit Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Revolving Facility Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Revolving Loan Facility, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers or any of their Subsidiaries, (iv) any breach of this Agreement by the Borrowers or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Revolving Facility Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Revolving Facility Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Revolving Facility Lender the funds for its participation in a Letter of Credit Disbursement, the Issuing Bank (or the Revolving Facility Administrative Agent on its behalf) receives any payment on account thereof, the Revolving Facility Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its pro rata share of such payment; provided that if such payment is required to be returned for any reason to the Borrowers or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Revolving Facility Lender will return to the Term Revolving Facility Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Revolving Facility Administrative Agent or the Issuing Bank to it.

(f) To the extent that any Revolving Facility Lender shall fail to pay any amount required to be paid pursuant to subsection (d) or (e) of this Section 2.15 on the due date therefor, such Revolving Facility Lender shall pay interest to the Issuing Bank (through the Revolving Facility Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Revolving Facility Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Revolving Facility Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.3.

(g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Revolving Facility Administrative Agent or the Required Resolving Facility Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrowers shall deposit in an account with the Revolving Facility Administrative Agent, in the name of the Revolving Facility Administrative Agent and for the benefit of the Issuing Bank and the Revolving Facility Lenders, an amount in cash equal to 105% of the aggregate Letter of Credit Obligations of all Revolving Facility Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to cash collateralize the reimbursement obligations of the Borrowers with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in Section 9.1(g) or (h). Such deposit shall be held by the Revolving Facility Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Revolving Facility Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrowers agree to execute any documents and/or certificates to effectuate the intent of this subsection. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Revolving Facility Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Cash in such account shall be applied by the Revolving Facility Administrative Agent to reimburse the Issuing Bank for Letter of Credit Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Obligations at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Revolving Facility Lenders, be applied to satisfy other obligations of the Borrowers under this Agreement and the other Loan Documents. If the Borrowers are required to cash collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived.

(h) The Borrowers’ obligation to reimburse Letter of Credit Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii) the existence of any claim, set-off, defense or other right which the Borrowers or any Subsidiary or Affiliate of the Borrowers may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrowers’ obligations hereunder; or

(vi) the existence of a Default or an Event of Default.

Neither the Revolving Facility Administrative Agent, the Issuing Bank, any Lender nor any Affiliates of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(i) Unless otherwise expressly agreed by the Issuing Bank and the Borrowers when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrowers shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

(j) Existing Letters of Credit. Subject to the terms and conditions hereof, each Existing Letter of Credit that is outstanding on the Agreement Date, listed on Schedule 1.1(d) shall, effective as of the Agreement Date and without any further action by the Borrowers, be continued as a Letter of Credit hereunder, from and after the Agreement Date be deemed a Letter of Credit for all purposes hereof and be subject to and governed by the terms and conditions hereof.

Section 2.16 Bank Products. Any Borrower Party may request and any Lender may, in its sole and absolute discretion, arrange for such Borrower Party to obtain from such Lender or any Affiliate of such Lender, Bank Products although no Borrower Party is required to do so. If any Bank Products are provided by an Affiliate of any Lender, the Borrower Parties agree to indemnify and hold the Lender Group, or any of them, harmless from any and all costs and obligations now or hereafter incurred by the Lender Group, or any of them, which arise from any indemnity given by such Lender to any of its Affiliates, as applicable, related to such Bank Products; provided, however, nothing contained herein is intended to limit the Borrower Parties’ rights, with respect to such Lender or any of its Affiliates, as applicable, if any, which arise as a result of the execution of documents by and between the Borrower Parties and such Person which relate to any Bank Products. The agreement contained in this Section shall survive termination of this Agreement. The Borrower Parties acknowledge and agree that the obtaining of Bank Products from any Lender or its Affiliates (a) is in the sole and absolute discretion of such Lender or such Affiliates, and (b) is subject to all rules and regulations of such Lender or such Affiliates.

Section 2.17 Additional Increase of Commitments; Additional Lenders.

(a) Increase of the Revolving Loan Commitment.

(i) So long as no Event of Default has occurred and is continuing, the Administrative Borrower may request the right to effectuate increases in the Revolving Loan Commitment (any such increase, a “Commitment Increase”), during the term of this Agreement by delivering a Notice of Requested Commitment Increase to each Administrative Agent substantially in the form of Exhibit I-1 (a “Notice of Requested Commitment Increase”), provided that, in each case: (A) each Commitment Increase shall be at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof and (B) the proposed Commitment Increase shall have been consented to in writing by the Revolving Facility Administrative Agent (such consent not to be unreasonably withheld), each Revolving Facility Lender (if any) who is increasing its portion of the Revolving Loan Commitment and any other bank or financial institution acceptable to the Borrowers and reasonably acceptable to the Revolving Facility Administrative Agent that has agreed to become a Revolving Facility Lender in respect of all or a portion of the Commitment Increase (a “New Lender”). Each Notice of Requested Commitment Increase shall specify: (1) the amount of the proposed Commitment Increase and (2) the requested date of the proposed Commitment Increase (which shall be at least ten (10) Business Days from the date of delivery of the Notice of Requested Commitment Increase). Each Notice of Requested Commitment Increase shall be binding on all Borrowers. Upon the effective date of any Commitment Increase, the Administrative Borrower shall deliver to each Administrative Agent a certificate of the chief financial officer of the Administrative Borrower certifying that no Default or Event of Default then exists or would be caused thereby. No Commitment Increase shall be effective (x) unless immediately prior to, and after giving effect to the incurrence of such Commitment Increase and any transaction consummated in connection therewith, the Senior Secured Leverage Ratio is no greater, calculated on a pro forma basis, than 4.50 to 1.00, (y) the Commitment Increase shall be on the same terms as the existing Revolving Loan Commitments and (z) until the Revolving Facility Administrative Agent shall have received amendments to this Agreement and the other Loan Documents, commitments of Revolving Facility Lenders or New Lenders in an aggregate amount equal to such Commitment Increase, Lender Agreements for each Revolving Facility Lender or New Lender committing to such Commitment Increase, any upfront fees to be paid to the Revolving Facility Lenders committing to such Commitment Increase, and, if requested, opinion letters, Revolving Loan Notes and such other agreements, documents and instruments requested by and reasonably satisfactory to the Revolving Facility Administrative Agent in its Permitted Discretion evidencing and setting forth the conditions of such Commitment Increase.

(ii) If the Revolving Facility Administrative Agent approves a proposed Commitment Increase, the Revolving Facility Administrative Agent shall deliver a copy of the Notice of Requested Commitment Increase relating thereto to each Revolving Facility Lender. No Revolving Facility Lender (or any successor thereto) shall have any obligation to increase its portion of the Revolving Loan Commitment or its other obligations under this Agreement or the other Loan Documents, and any decision by a Revolving Facility Lender to increase its portion of the Revolving Loan Commitment shall be made in its sole discretion independently from any other Lender. If the Revolving Facility Administrative Agent receives commitments from the Revolving Facility Lenders or the New Lenders in excess of the amount of the proposed Commitment Increase, the Revolving Facility Administrative Agent shall, in consultation with the Borrower, have the right, to reduce and reallocate (within the minimum and maximum amounts specified by each such Revolving Facility Lender or New Lender in its notice to the Revolving Facility Administrative Agent) the shares of such Commitment Increase of the Revolving Facility Lenders or New Lenders willing to fund the proposed Commitment Increase so that the total committed shares of the proposed Commitment Increase equals the proposed Commitment Increase. The Revolving Facility Administrative Agent shall notify each Revolving Facility Lender or New Lender, as the case may be, whether its proposed share of the proposed Commitment Increase has been accepted and, if so, the amount of its share of such Commitment Increase, and such Revolving Facility Lender shall thereafter execute and deliver a Lender Agreement with respect to its respective share of such Commitment Increase.

(iii) Notwithstanding anything to the contrary contained herein, each Commitment Increase meeting the conditions set forth in Section 2.17(a)(i) shall not require the consent of any Lender other than those Revolving Facility Lenders, if any, which have agreed to increase their portions of the Revolving Loan Commitment in connection with such Commitment Increase and shall not constitute an amendment, modification or waiver that is subject to Section 11.12 and shall be effective as of the later of (a) the date specified in the applicable Notice of Requested Commitment Increase and (b) the date upon which the foregoing conditions shall have been satisfied or waived by each Administrative Agent and the Revolving Facility Lenders which have agreed to increase their portions of the Revolving Loan Commitment, or by the requisite Lenders in accordance with Section 11.12 in the case of a waiver of an Event of Default, as applicable.

(iv) Effect of Commitment Increase. After giving effect to any Commitment Increase, the outstanding Revolving Loans may not be held pro rata in accordance with the new Revolving Loan Commitment. In order to remedy the foregoing, on the effective date of each Commitment Increase, the Revolving Facility Lenders (including any New Lenders) shall reallocate the Revolving Loans owed to them among themselves so that, after giving effect thereto, the Revolving Loans will be held by the Revolving Facility Lenders (including any New Lenders) on a pro rata basis in accordance with their respective Commitment Ratios (after giving effect to such Commitment Increase). Each Revolving Facility Lender agrees to wire immediately available funds to the Revolving Facility Administrative Agent in accordance with this Agreement as may be required by the Revolving Facility Administrative Agent in connection with the foregoing. Notwithstanding the provisions of Section 11.5, the reallocations so made by each Revolving Facility Lender whose Commitment Ratio has increased shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Revolving Facility Lender or Lenders whose Commitment Ratio have decreased and shall not be considered an assignment for purposes of Section 11.5.

(b) Incremental Loans.

(i) The Borrowers may at any time or from time to time after the Agreement Date, upon not less than five (5) Business Days written notice to each Administrative Agent (whereupon the applicable Administrative Agent shall promptly deliver a copy of such notice to each of the applicable Lenders), request that one or more new tranche of Term Loans (the “Incremental Term Loans”) or one or more new tranche of Revolving Loans be made available to the Borrowers (the “Incremental Revolving Loans”, together the “Incremental Loans”) in an aggregate amount, together with any Funded Debt incurred pursuant to Section 8.1(r), not to exceed $380,000,000, provided that, immediately prior to, and after giving effect to the incurrence of such Incremental Loans and any transaction consummated in connection therewith, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects, (B) no Default or Event of Default shall have occurred and be continuing and (C) the Senior Secured Leverage Ratio is no greater, calculated on a pro forma basis, than 4.50 to 1.00. Each incurrence of Incremental Loans shall be in an aggregate principal amount that is not less than $5,000,000. Incremental Loans (w) shall rank pari passu in right of payment and of security with the initial Term Loans incurred on the Agreement Date (the “Initial Term Loans”) and the existing Revolving Loan Commitments (though such Incremental Loans may be secured by less than all of the Collateral), (x) shall not mature earlier than the Maturity Date with respect to the Initial Term Loans or existing Revolving Loan Commitments, (y) shall be treated substantially the same as the Initial Term Loans and the existing Revolving Loan Commitments, as applicable, (including, without limitation, with respect to mandatory and voluntary prepayments) and (z) shall have interest rates and amortization schedules as determined by the Borrowers and the lenders thereof; provided further that, as of the date of the incurrence of any Incremental Term Loan (1) the Weighted Average Life to Maturity of such Incremental Term Loan shall not be shorter than that of the Initial Term Loans and (2) in the event that the All-In Yield applicable to such Incremental Term Loans exceeds the All-In Yield of the Initial Term Loans by more than 50 basis points, the interest rate margins for existing such Initial Term Loans to the extent necessary so that the All-In Yield of such Loans is equal to the All-In Yield of the applicable Incremental Term Loans minus 50 basis points.

(ii) Each notice from the Borrowers pursuant to this Section 2.17 shall set forth the requested amount and proposed terms of the relevant Incremental Loans. Incremental Loans may be made by any applicable existing Lender (and each applicable existing Lender will have the right, but not an obligation, on terms permitted in this Section 2.17 and otherwise on terms reasonably acceptable to the applicable Administrative Agent, to make a portion of any Incremental Loan equal to the amount of Incremental Loans so requested by the Borrowers multiplied by such Lender’s Commitment Ratio) or by any other bank or other financial institution reasonably acceptable to the Borrowers and the applicable Administrative Agent (any such other bank or other financial institution being called an “Additional Lender”). Incremental Loans shall become Loans under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender agreeing to provide such Loans, if any, each Additional Lender, if any, and each Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of each Administrative Agent and the Borrowers, to effect the provisions of this Section 2.17. The effectiveness of any Incremental Amendment and the borrowings of Incremental Loans under this Agreement (as amended by such Incremental Amendment) shall be subject to the satisfaction of such conditions as the parties thereto shall agree. The Borrowers will use the proceeds of any Incremental Loans for any purposes not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Loans unless it so agrees.

(iii) This Section 2.17 shall supersede any provisions in Section 2.10 or Section 11.12 to the contrary.

Section 2.18 Defaulting Lenders . Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Unused Line Fees shall cease to accrue on the portion of the Revolving Loan Commitment held by such Lender so long as it is a Defaulting Lender (except to the extent it is payable to the Issuing Bank pursuant to clause (b)(v) below);

(b) if any Swing Line Loans or Letter of Credit Obligations exist at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swing Line Loans and Letter of Credit Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Ratio but only to the extent the Aggregate Revolving Credit Obligations held by of all non-Defaulting Lenders’ plus the Commitment Ratio of such Defaulting Lender’s Swing Line Loan and Letter of Credit Obligations does not exceed the portion of the Revolving Loan Commitment held by the non-Defaulting Lenders and the conditions precedent to borrowing pursuant to Section 4.2 are met;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by the applicable Administrative Agent (x) first, prepay the Swing Line Loan in an amount equal to such Defaulting Lender’s pro rata share of the Swing Line Loan and (y) second, cash collateralize the Letters of Credit Obligations in an amount equal to such Defaulting Lender’s pro rata share of the Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in an amount equal to one hundred five percent (105%) of the Letter of Credit Obligations for so long as such Letter of Credit Obligations are outstanding;

(iii) if any portion of such Defaulting Lender’s pro rata share of the Letter of Credit Obligations is cash collateralized pursuant to clause (ii) above, Borrowers shall not be required to pay the fees described in Section 2.4(c) with respect to such portion of such Defaulting Lender’s Letter of Credit Obligations so long as it is cash collateralized;

(iv) if any portion of such Defaulting Lender’s Letter of Credit Obligations is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the Letter of Credit Fees under Section 2.4(c) with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Commitment Ratio;

(v) if any portion of such Defaulting Lender’s pro rata share of the Letter of Credit Obligations is neither cash collateralized nor reallocated pursuant to this Section 2.18(b), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, the Unused Line Fee that otherwise would have been payable to such Defaulting Lender (on account of the portion of such Defaulting Lender’s Revolving Loan Commitment that was utilized by such Letter of Credit Obligations) and the Letter of Credit Fee under Section 2.4(c) payable with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Bank until such Letter of Credit Obligations are cash collateralized and/or reallocated in accordance herewith; and

(vi) so long as any Lender is a Defaulting Lender, the Swing Line Bank shall not be required to fund any Swing Line Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitment of the non-Defaulting Lenders and/or cash collateralized in accordance with this Section 2.18(b), and participations in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in accordance with their respective Commitment Ratio (and Defaulting Lenders shall not participate therein); and

(c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) may, in lieu of being distributed to such Defaulting Lender, be retained by the applicable Administrative Agent in a segregated non-interest bearing account and, subject to any Applicable Law, be applied at such time or times as may be determined by such Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to such Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Line Bank hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swing Line Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by such Administrative Agent, (iv) fourth, if so determined by such Administrative Agent and the Administrative Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Letter of Credit Obligations in respect of Letters of Credit which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.3 are satisfied, such payment shall be applied solely to prepay the Loans of, and Letter of Credit Obligations owed to, all non-Defaulting Lenders, based on their Commitment Ratio, prior to being applied to the prepayment of any Loans, or Letter of Credit Obligations owed to, any Defaulting Lender.

In the event that the applicable Administrative Agent, the Borrowers, the Issuing Bank or the Swing Line Bank, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s portion of the Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the applicable Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Ratio. The rights and remedies against a Defaulting Lender under this Section 2.18 are in addition to other rights and remedies that the Borrowers, the applicable Administrative Agent, the Issuing Bank, the Swing Line Bank and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.18 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

ARTICLE 3.

GUARANTY

Section 3.1 Guaranty.

(a) Each Guarantor hereby irrevocably guarantees to the applicable Administrative Agent, for the benefit of the Lender Group, the full and prompt payment of the Obligations, including, without limitation, any interest therein (including, without limitation, interest as provided in this Agreement, accruing after the filing of a petition initiating any Insolvency Proceedings, whether or not such interest accrues or is recoverable against the Borrowers after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus documented, reasonable attorneys’ fees and expenses if the obligations represented by this Guaranty are collected by law, through an attorney-at-law, or under advice therefrom.

(b) Regardless of whether any proposed guarantor or any other Person shall become in any other way responsible to the Lender Group, or any of them, for or in respect of the Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Lender Group, or any of them, for the Obligations or any part thereof, whether under this Guaranty or otherwise, shall cease to be so liable, each Guarantor hereby declares and agrees that this Guaranty shall be a joint and several obligation, shall be a continuing guaranty and shall be operative and binding until the Obligations shall have been indefeasibly paid in full in cash (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred five percent (105%) of the Letter of Credit Obligations) and the Revolving Loan Commitment shall have been terminated.

(c) Each Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense (other than the defense of payment in cash in full or performance, to the extent of its obligations hereunder, or a defense that such Guarantor’s liability is limited as provided in Section 3.1(g)), set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations of the Guarantors under this Guaranty or the obligations of any other Person or party (including, without limitation, the Borrowers) relating to this Guaranty or the obligations of any of the Guarantors under this Guaranty or otherwise with respect to the Obligations in any action or proceeding brought by any Administrative Agent or any other member of the Lender Group to collect the Obligations or any portion thereof, or to enforce the obligations of any of the Guarantors under this Guaranty.

(d) The Lender Group, or any of them, may from time to time, without exonerating or releasing any Guarantor in any way under this Guaranty, (i) take such further or other security or securities for the Obligations or any part thereof as they may deem proper, or (ii) release, discharge, abandon or otherwise deal with or fail to deal with any Guarantor of the Obligations or any security or securities therefor or any part thereof now or hereafter held by the Lender Group, or any of them, or (iii) amend, modify, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as they may consider expedient or appropriate in their sole discretion. Without limiting the generality of the foregoing, or of Section 3.1(e), it is understood that the Lender Group, or any of them, may, without exonerating or releasing any Guarantor, give up, modify or abstain from perfecting or taking advantage of any security for the Obligations and accept or make any compositions or arrangements, and realize upon any security for the Obligations when, and in such manner, and with or without notice, all as such Person may deem expedient.

(e) Each Guarantor acknowledges and agrees that no change in the nature or terms of the Obligations or any of the Loan Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), shall discharge all or any part of the liabilities and obligations of such Guarantor pursuant to this Guaranty; it being the purpose and intent of the Guarantors and the Lender Group that the covenants, agreements and all liabilities and obligations of each Guarantor hereunder are absolute, unconditional and irrevocable under any and all circumstances. Without limiting the generality of the foregoing, each Guarantor agrees that until each and every one of the covenants and agreements of this Guaranty is fully performed, and without possibility of recourse, whether by operation of law or otherwise, such Guarantor’s undertakings hereunder shall not be released, in whole or in part, by any action or thing which might, but for this paragraph of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of the Lender Group, or any of them, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Lender Group, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or by reason of any further dealings between the Borrowers, on the one hand, and any member of the Lender Group, on the other hand, or any other guarantor or surety, and such Guarantor hereby expressly waives and surrenders any defense to its liability hereunder, or any right of counterclaim or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.

(f) The Lender Group, or any of them, may, without demand or notice of any kind upon or to any Guarantor, at any time or from time to time when any amount shall be due and payable hereunder by any Guarantor following and during the continuance of an Event of Default, if the Borrowers shall not have timely paid any of the Obligations (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred five percent (105%) of the Letter of Credit Obligations), set-off and appropriate and apply to any portion of the Obligations hereby guaranteed, and in such order of application as the applicable Administrative Agent may from time to time elect in accordance with this Agreement, any deposits, property, balances, credit accounts or moneys of any Guarantor in the possession of any member of the Lender Group or under their respective control for any purpose. If and to the extent that any Guarantor makes any payment to any Administrative Agent or any other Person pursuant to or in respect of this Guaranty, any claim which such Guarantor may have against any Borrower by reason thereof shall be subject and subordinate to the prior payment in full of the Obligations to the satisfaction of the Lender Group.

(g) The creation or existence from time to time of Obligations in excess of the amount committed to or outstanding on the date of this Guaranty is hereby authorized, without notice to any Guarantor, and shall in no way impair or affect this Guaranty or the rights of the Lender Group herein. It is the intention of each Guarantor and each Administrative Agent that each Guarantor’s obligations hereunder shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined). The “Maximum Guaranteed Amount” with respect to any Guarantor, shall mean the maximum amount which could be paid by such Guarantor without rendering this Guaranty void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state or Federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.

(h) Upon the bankruptcy or winding up or other distribution of assets of any Borrower, or of any surety or guarantor (other than the applicable Guarantor) for any Obligations of the Borrowers to the Lender Group, or any of them, the rights of any Administrative Agent against any Guarantor shall not be affected or impaired by the omission of any member of the Lender Group to prove its claim, or to prove the full claim, as appropriate, against any Borrower, or any other Borrower or any such other guarantor or surety, and any Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Lender Group of each of the Guarantors.

(i) Each Guarantor hereby absolutely, unconditionally and irrevocably expressly waives, except to the extent such waiver would be expressly prohibited by Applicable Law, the following: (i) notice of acceptance of this Guaranty, (ii) notice of the existence or creation of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest and all other notices whatsoever (other than notices expressly required hereunder or under any other Loan Document to which any Guarantor is a party), (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, (v) until the Obligations shall have been paid in full in cash (or, in the case of a Letter of Credit Obligation, secured through delivery of cash collateral in an amount equal to one hundred five percent (105%) of the Letter of Credit Obligations, all rights to enforce any remedy which the Lender Group, or any of them, may have against any Borrower and (vi) until the Obligations shall have been paid in full in cash (or in the case of a Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred five percent (105%) of the Letter of Credit Obligations), all rights of subrogation, indemnification, contribution and reimbursement from the Borrowers for amounts paid hereunder and any benefit of, or right to participate in, any collateral or security now or hereinafter held by the Lender Group, or any of them, in respect of the Obligations. If a claim is ever made upon any member of the Lender Group for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (A) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (B) any settlement or compromise of any such claim effected by such Person with any such claimant, including any Borrower, then in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Obligations, and such Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

(j) This Guaranty is a continuing guaranty of the Obligations and all liabilities to which it applies or may apply under the terms hereof and shall be conclusively presumed to have been created in reliance hereon. No failure or delay by any member of the Lender Group in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, and no single or partial exercise by any Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor and any member of the Lender Group shall operate as a waiver thereof. No action by any member of the Lender Group permitted hereunder shall in any way impair or affect this Guaranty. For the purpose of this Guaranty, the Obligations shall include, without limitation, all Obligations of the Borrowers to the Lender Group, notwithstanding any right or power of any third party, individually or in the name of any Borrower and the Lender Group, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Guarantor hereunder.

(k) This is a guaranty of payment and not of collection. In the event any Administrative Agent makes a demand upon any Guarantor in accordance with the terms of this Guaranty, such Guarantor shall be held and bound to such Administrative Agent directly as debtor in respect of the payment of the amounts hereby guaranteed. All costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred by any Administrative Agent in obtaining performance of or collecting payments due under this Guaranty shall be deemed part of the Obligations guaranteed hereby.

(l) Each Subsidiary Guarantor is a direct or indirect wholly owned Domestic Subsidiary of a Borrower. Each Guarantor expressly represents and acknowledges that any financial accommodations by the Lender Group to the Borrowers, including, without limitation, the extension of credit, are and will be of direct interest, benefit and advantage to such Guarantor.

(m) Each Guarantor shall be entitled to subrogation and contribution rights from and against the Borrowers to the extent any Guarantor is required to pay to any member of the Lender Group any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Guarantor or as otherwise available under Applicable Law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of this Section 3.1 and Section 13.4. The payment obligation of a Guarantor to any other Guarantor under any Applicable Law regarding contribution rights among co-obligors or otherwise shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Guarantor shall not exercise any right or remedy with respect to such rights until payment and satisfaction in full of all such obligations.

Section 3.2 Special Provisions Applicable to Subsidiary Guarantors . Pursuant to Section 6.17 of this Agreement, any new Domestic Subsidiary of any Borrower other than an Unrestricted Subsidiary is required to enter into this Agreement by executing and delivering to each Administrative Agent a Guaranty Supplement. Upon the execution and delivery of a Guaranty Supplement by such new Domestic Subsidiary, such Domestic Subsidiary shall become a Guarantor and Borrower Party hereunder with the same force and effect as if originally named as a Guarantor or Borrower Party herein. The execution and delivery of any Guaranty Supplement (or any other supplement to any Loan Document delivered in connection therewith) adding an additional Guarantor as a party to this Agreement or any other Applicable Loan Document shall not require the consent of any other party hereto. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

ARTICLE 4.

CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent to Initial Loan . The obligations of the Lenders to undertake the Revolving Loan Commitment and to make the initial Term Loan hereunder, and the obligation of the Issuing Bank to issue any initial Letter of Credit hereunder, are subject to the prior or concurrent fulfillment of each of the following conditions:

(a) The Term Facility Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to each Administrative Agent:

(i) This duly executed Agreement;

(ii) A duly executed Note to the order of each Lender requesting a promissory note in the amount of such Lender’s Commitments Ratio of its Commitment;

(iii) The Security Agreement duly executed by the Borrower Parties, together with Uniform Commercial Code financing statements related thereto, certificates representing all of the certificated Equity Interests of the pledged Subsidiaries, and all other original Collateral to be delivered to the Collateral Agent pursuant to the Security Agreement, and transfer powers with respect thereto duly endorsed in blank;

(iv) Certificates of insurance with respect to the insurance policies of the Borrower Parties, in each case, meeting the requirements of Section 6.5;

(v) Lien search results with respect to the Borrower Parties from all appropriate jurisdictions and filing offices, it being agreed that the lien search results received by each Administrative Agent prior to the date hereof is in form and substance reasonably satisfactory to each Administrative Agent;

(vi) A Trademark Security Agreement duly executed by each Borrower Party;

(vii) The duly executed Intercreditor Agreement;

(viii) The legal opinion of Gibson Dunn & Crutcher LLP, counsel to the Borrower Parties, addressed to the Lender Group;

(ix) The legal opinion of Bingham McCutchen LLP, regulatory counsel to the Borrower Parties, addressed to the Lender Group;

(x) With respect to each Borrower Party, a loan certificate signed by the secretary or assistant secretary of such Person (or, in the case of a Person that is a partnership, the general partner of such Person or, in the case of a Person that is a limited liability company, the members or manager, as appropriate, of such Person), in form and substance satisfactory to each Administrative Agent, including a certificate of incumbency with respect to each Authorized Signatory of such Person, together with appropriate attachments which shall include the following: (A) a copy of the Certificate of Incorporation or Formation of such Person certified to be true, complete and correct by the Secretary of State of the State of such Person’s incorporation or formation, (B) a true, complete and correct copy of the By-Laws, partnership agreement or operating agreement of such Person, (C) a true, complete and correct copy of the resolutions of such Person (or its general partner, members or manager, as applicable) authorizing the execution, delivery and performance by such Person of the Loan Documents and, with respect to Borrowers, authorizing the borrowings hereunder, (D) certificates of good standing from such Person’s jurisdiction of formation and each other jurisdiction in which such Person does business;

(xi) Payment of all fees and expenses payable to the Administrative Agents (including, without limitation, fees and expenses of one counsel to the Administrative Agents) and fees payable to the Arrangers and Lenders in connection with the execution and delivery of this Agreement that are invoiced at least one Business day prior to the date hereof;

(xii) A Solvency Certificate executed by an Authorized Signatory of the Administrative Borrower regarding the solvency and financial condition of the Borrower Parties, after giving effect to the Transactions contemplated herein including the initial Loan and, if any, the issuance of the initial Letter of Credit hereunder; and

(xiii) A duly executed Request for Loan for the initial Loan of the Term Loans;

(b) The Lender Group shall have received (i) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Zayo and AboveNet for each of the last three fiscal years ended more than 90 days prior to the Agreement Date, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of each of Zayo and AboveNet for each subsequent fiscal quarter ended at least 45 days before the Agreement Date and after December 31, 2011 and (iii) a pro forma consolidated balance sheet and related statements of income and cash flows for Zayo for the latest four fiscal quarter period ended with the latest period covered by the financial statements delivered pursuant to clause (ii) above.

(c) Immediately following the Transactions, neither the Borrowers nor any of their Subsidiaries shall have any third party Funded Debt for Borrowed Money other than (A) the Facilities, (B) in the case of the Borrower and its Subsidiaries, the Existing Secured Notes solely to the extent that following a tender offer for the Existing Secured Notes, (i) such Existing Secured Notes are subject to covenant defeasance and release of liens upon the collateral securing the Existing Secured Notes and (ii) the amount of all Existing Secured Notes not so tendered does not exceed $25 million and (C) in the case of AboveNet and its subsidiaries, set forth on Schedule 8.1.

(d) Since March 18, 2012, there shall have been no occurrences that, individually or in the aggregate, have had and continue to have, or would be reasonably expected to have, an AboveNet Material Adverse Change.

(e) The representations and warranties made in the AboveNet Acquisition Agreement by AboveNet or any other party thereto that are material to the interests of the Lenders shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects), but only to the extent that the accuracy of such representations or warranties is a condition to the Borrowers’ (or their Affiliates’) obligation to consummate the AboveNet Acquisition thereunder.

(f) The representations and warranties set forth in Section 5.1(a)(i), (a)(ii), (b), (e)(i), (e)(ii) (only with respect to charter documents and other organizational documents), (s), (t), (y), (z) and (aa) hereof shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects), both before and after giving effect to the application of the proceeds of the Loans.

(g) Prior to or substantially simultaneously with the initial funding of the Facilities, the Borrower shall have received the proceeds of Equity Issuance (to the extent not otherwise applied to the Transactions).

(h) The Senior Secured Note Indebtedness shall have been issued in the aggregate amount of $750,000,000.

(i) The Senior Unsecured Note Indebtedness shall have been issued in the aggregate amount of $500,000,000.

(j) The Borrower Parties shall have provided the documentation and other information to the Lenders that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the USA Patriot Act, in each case requested at least five business days prior to the Agreement Date

(k) The Term Facility Administrative Agent shall have received evidence reasonably satisfactory to each Administrative Agent that either (i) the AboveNet Acquisition has been consummated substantially concurrently with the initial funding of the Facilities in accordance with the Acquisition Agreement, without waiver or amendment thereof or any consent thereunder that would be materially adverse to the Lenders or (ii) the Escrow Proceeds shall have been deposited in the Escrow Account (as defined in the Escrow Agreement).

Section 4.2 Conditions Precedent to Each Loan. The obligation of the Lenders to make each Loan (other than the Loans and on the Agreement Date) (but excluding Loans, the proceeds of which are to reimburse (i) the Swing Line Bank for Swing Line Loans, (ii) the Revolving Facility Administrative Agent for Agent Advances or (iii) the Issuing Bank for amounts drawn under a Letter of Credit), is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Loan:

(a) All of the representations and warranties of the Borrower Parties under this Agreement and the other Loan Documents, which, pursuant to Section 5.2, are made at and as of the time of such Loan, shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) at such time, both before and after giving effect to the application of the proceeds of the Loan;

(b) There shall not exist on the date of such Loan and after giving effect thereto, a Default or an Event of Default; and

(c) Until the Necessary Authorizations are obtained with respect thereto, such Loan shall not cause the Aggregate Revolving Credit Obligations to exceed $130,000,000.

Each Borrower hereby agrees that the delivery of any Request for Loan hereunder or any telephonic request for an Loan hereunder shall, in each case, be deemed to be the certification of the Authorized Signatory thereof that all of the conditions set forth in this Section 4.2 have been satisfied. Notwithstanding the foregoing, if the conditions, or any of them, set forth above are not satisfied, such conditions may be waived by the requisite Lenders under Section 11.12.

Section 4.3 Conditions Precedent to Each Letter of Credit . The obligation of the Issuing Bank to issue each Letter of Credit (including the initial Letter of Credit) hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with the issuance of such Letter of Credit:

(a) All of the representations and warranties of the Borrower Parties under this Agreement and the other Loan Documents, which, pursuant to Section 5.2, are made at and as of the time of the issuance of such Letter of Credit, shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) at such time, both before and after giving effect to the issuance of such Letter of Credit;

(b) There shall not exist on the date of issuance of such Letter of Credit, and after giving effect thereto, a Default or an Event of Default; and

(c) Until the Necessary Authorizations are obtained with respect thereto, such Letter of Credit shall not cause the Aggregate Revolving Credit Obligations to exceed $130,000,000.

Each Borrower hereby agrees that the delivery of any Request for Issuance of a Letter of Credit hereunder shall be deemed to be the certification of the Authorized Signatory thereof that all of the conditions set forth in this Section 4.3 have been satisfied. Notwithstanding the foregoing, if the conditions, or any of them, set forth above are not satisfied, such conditions may be waived by the requisite Lenders under Section 11.12.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

Section 5.1 General Representations and Warranties. In order to induce the Lender Group to enter into this Agreement and to extend the Loans and issue the Letters of Credit for the benefit of the Borrowers, each Borrower Party hereby represents, and warrants that:

(a) Organization; Power; Qualification. Each Borrower Party and each Subsidiary of a Borrower Party (i) is a corporation, partnership or limited liability company duly organized, validly existing, and in active status or good standing under the laws of its state of incorporation or formation, (ii) has the corporate or other company power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified and is in active status or good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization except in each case where the failure to have such power and authority described in clause (ii) above or to be so qualified as described in clause (iii) above would not reasonably be expected to have a Materially Adverse Effect.

(b) Authorization; Enforceability. Each Borrower Party has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform its obligations under this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and each other Loan Document to which a Borrower Party is a party has been duly executed and delivered by such Borrower Party, and (except for Requests for Loan, Requests for Issuance of Letters of Credit, Notices of Conversion/Continuation, Notices of Requested Commitment Increases and Uniform Commercial Code financing statements solely to the extent they do not contain any affirmative obligations of the Borrower Parties) is a legal, valid and binding obligation of such Borrower Party, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c) Partnerships; Joint Ventures; Subsidiaries. Except as disclosed on Schedule 5.1(c)-1, as of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party has any Subsidiaries, which Subsidiaries are identified on such Schedule as Domestic Subsidiaries or Foreign Subsidiaries. As of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party is a partner or joint venturer in any partnership or joint venture other than (i) the Subsidiaries listed on Schedule 5.1(c)-1 and (ii) the partnerships and joint ventures (that are not Subsidiaries) listed on Schedule 5.1(c)-2. Schedule 5.1(c)-1 and Schedule 5.1(c)-2 set forth, for each Person set forth thereon, a complete and accurate statement of (i) the percentage ownership of each such Person by the applicable Borrower Party or Subsidiary of a Borrower Party as of the Agreement Date, (ii) the state or other jurisdiction of incorporation or formation, as appropriate, of each such Person as of the Agreement Date, (iii) each state in which the failure of such Person to be qualified to do business as of the Agreement Date could reasonably be expected to cause a Materially Adverse Effect and (iv) all of each such Person’s trade names, trade styles or doing business forms which such Person has used or under which such Person has transacted business during the five (5) year period immediately preceding the Agreement Date.

(d) Capital Stock and Related Matters. The authorized Equity Interests as of the Agreement Date of each Borrower Party and each Subsidiary of a Borrower Party that is a corporation and the number of shares of such Equity Interests that are issued and outstanding as of the Agreement Date are as set forth on Schedule 5.1(d). All of the shares of such Equity Interests in each Borrower Party and each Subsidiary of a Borrower Party that are issued and outstanding as of the Agreement Date have been duly authorized and validly issued and are fully paid and non-assessable. None of such Equity Interests in each Borrower Party and each Subsidiary of a Borrower Party have been issued in violation of the Securities Act, or the securities, “Blue Sky” or other Applicable Laws of any applicable jurisdiction. As of the Agreement Date, the Equity Interests of each such Borrower Party and each such Subsidiary of a Borrower Party are owned by the parties listed on Schedule 5.1(d) in the amounts set forth on such schedule and a description of the Equity Interests of each such party is listed on Schedule 5.1(d). As of the Agreement Date, except as described on Schedule 5.1(d), no Borrower Party or any Subsidiary of a Borrower Party has outstanding any stock or securities convertible into or exchangeable for any shares of its Equity Interests, nor are there any preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any Equity Interests or any stock or securities convertible into or exchangeable for any Equity Interests. Except as set forth on Schedule 5.1(d), as of the Agreement Date, no Borrower Party or any Subsidiary of any Borrower Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or to register any shares of its Equity Interests, and there are no agreements restricting the transfer of any shares of such Borrower Party’s or such Subsidiary’s Equity Interests or restricting the ability of any Subsidiary of any Borrower from making distributions, dividends or other Restricted Payments to such Borrower.

(e) Compliance with Law, Loan Documents, and Contemplated Transactions. The execution, delivery, and performance of this Agreement and each of the other Loan Documents and the Bank Product Documents in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under (x) the certificate of incorporation or formation or by-laws, partnership agreement or operating agreement of any Borrower Party or (y) except as could not be reasonably expected to have a Material Adverse Effect, any indenture, agreement, or other instrument to which any Borrower Party is a party or by which any Borrower Party or any of its properties may be bound, or (iii) result in or require the creation or imposition of any Lien upon or with any assets or property of any Borrower Party except Permitted Liens.

(f) Necessary Authorizations. Each Borrower Party and each Subsidiary of a Borrower Party has obtained all Necessary Authorizations (including all FCC Licenses and State PUC Licenses), and all such Necessary Authorizations (including FCC Licenses and State PUC Licenses) are in full force and effect except, other than with respect to the transactions contemplated by the Loan Documents, where failure to obtain such Necessary Authorizations, or the failure of such Necessary Authorizations to be in full force and effect, could not reasonably be expected to have a Materially Adverse Effect. None of such Necessary Authorizations is the subject of any pending or, to the best of each Borrower Party’s knowledge, threatened attack, application, objection or any other petition with a Governmental Authority for revocation, termination, suspension, denial or material modification of a Necessary Authorization, by the grantor of the Necessary Authorization except, other than with respect to the transactions contemplated by the Loan Documents, where the revocation by the grantor of such Necessary Authorizations could not reasonably be expected to have a Materially Adverse Effect. The actions of any applicable Governmental Authority granting all Necessary Authorizations have not been reversed, stayed, enjoined, annulled or suspended. Each Borrower Party has duly and timely filed all material reports, statements and filings, and paid all required regulatory fees in accordance with the applicable rules and regulations of each applicable Governmental Authority, that are required to be filed by any of them with respect to FCC Licenses under the Communications Act or State PUC Licenses under any applicable State Telecommunications Laws, and are in all respects in compliance therewith, including the rules and regulations of the FCC and each applicable State PUC, in each case, except any such failure to comply which has not, and could not reasonably be expected to have, a Materially Adverse Effect. Each Borrower Party has received, and is in all respects in compliance with all State PUC Licenses and the applicable State Telecommunications Laws, except any such failure to comply which has not, and could not reasonably be expected to have, a Materially Adverse Effect or result in such Borrower Party not being authorized to own or operate any material portion of its Telecommunications Assets, or incur or remain liable with respect to any of the Obligations or Liens granted as security therefore. No Borrower Party has any knowledge of any event or circumstance constituting (i) noncompliance (or any Person alleging noncompliance) with any rule or regulation of the FCC and (ii) noncompliance (or any Person alleging noncompliance) with any applicable State Telecommunications Laws, except any noncompliance which has not had, and could not reasonably be expected to have, a Materially Adverse Effect or result in any Borrower Party not being authorized to own or operate any material portion of the Telecommunication Assets, or incur or remain liable with respect to any of the Obligations or Liens granted as security therefor.

(g) Title to Properties. Each Borrower Party has good, marketable and legal title to, or a valid leasehold interest in, all of its properties and assets except as could not, individually or in the aggregate, be expected to have a Materially Adverse Effect, and none of such properties or assets is subject to any Liens, other than Permitted Liens.

(h) Intentionally Omitted.

(i) Labor Matters. Except as disclosed on Schedule 5.1(i): as of the Agreement Date, (i) no Borrower Party is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint pending against any Borrower Party before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Borrower Party; and (iii) no strike or work stoppage is in existence involving any employees of any Borrower Party, except (with respect to any matter specified in clause (i) or (ii) above) such as could not reasonably be expected to have a Materially Adverse Effect.

(j) Taxes. Except as set forth on Schedule 5.1(j), all federal, state and other material tax returns of each Borrower Party and each Subsidiary of a Borrower Party required by law to be filed have been duly filed, all such tax returns are true, complete and correct in all material respects, and all federal, state, and other material taxes (including without limitation, all real estate and personal property, income, franchise, transfer and gains taxes), all general or special assessments, and other governmental charges or levies upon each Borrower Party and each Subsidiary of a Borrower Party and any of their respective properties, income, profits, and assets, which are shown thereon as due and payable, have been paid, except any payment of any of the foregoing which such Borrower Party or such Subsidiary, as applicable, is currently contesting in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Borrower Party or such Subsidiary, as the case may be. As of the Agreement Date, no adjustment relating to any tax returns has been proposed formally or informally by any Governmental Authority and, to the knowledge of each Borrower Party no basis exists for any such adjustment, except as reflected in the charges, accruals and reserves on the books of the Borrower Parties and their Subsidiaries or except such as could not reasonably be expected to have a Materially Adverse Effect. Except as described in Schedule 5.1(j), no Borrower Party has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes. Except as set forth on Schedule 5.1(j), as of the Agreement Date, none of the Borrower Parties and their respective predecessors are liable for any taxes: (i) under any agreement (including any tax sharing agreements) or (ii) to each Borrower Party’s knowledge, as a transferee. As of the Agreement Date, no Borrower Party has agreed, or been requested, to make any adjustment under Code Section 481(a), by reason of a change in accounting method or otherwise, which would have a Materially Adverse Effect.

(k) Financial Statements. The Borrowers have furnished, or have caused to be furnished, to the Lenders (i) the Audited Financial Statements which are complete and correct in all material respects and present fairly in accordance with GAAP the respective financial positions of Zayo and AboveNet for the fiscal years covered thereby and the results of operations for the fiscal years then ended, (ii) the Unaudited Financial Statements which are complete and correct in all material respects and present fairly in accordance with GAAP, subject to normal year end adjustments, the respective financial positions of Zayo and AboveNet for the periods covered thereby, and the results of operations for the respective twelve-month periods then ended and (iii) the Pro Forma Financial Statements which have been prepared in good faith, based on assumptions believed by the Borrowers to be reasonable as of the date hereof, and present fairly in all material respects on a Pro Forma Basis the estimated financial position of Zayo and its Subsidiaries as at March 31, 2012 and the estimated results of operations for the periods covered thereby, assuming that the Transactions had actually occurred at the beginning of the periods covered thereby.

(l) No Adverse Change. Since June 30, 2011, there has occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect.

(m) Investments and Guaranties. As of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party owns any Equity Interests of any Person except as disclosed on Schedules 5.1(c)-1 and 5.1(c)-2, or has outstanding loans or advances to, or guaranties of the obligations of, any Person, except as reflected in the financial statements referred to in Section 5.1(k) or disclosed on Schedule 5.1(m).

(n) Liabilities, Litigation, etc. As of the Agreement Date, except for liabilities incurred in the normal course of business, no Borrower Party or any Subsidiary of any Borrower Party has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the financial statements referred to in Section 5.1(k) or with respect to the Obligations or the Senior Note Indebtedness. As of the Agreement Date, except as described on Schedules 5.1(n), there is no litigation, legal or administrative proceeding, or, to the knowledge of the Borrower Parties, investigation or other action of any nature, pending or, to the knowledge of the Borrower Parties, threatened against or affecting any Borrower Party, any Subsidiary of any Borrower Party or any of their respective properties which could reasonably be expected to result in any judgment against or liability of such Borrower Party or Subsidiary in excess of $10,000,000 individually or in the aggregate with respect to all Borrower Parties and their Subsidiaries, or the loss of any certification or license material to the operation of such Borrower Party’s or Subsidiary’s business. None of such litigation disclosed on Schedules 5.1(n), individually or collectively, could reasonably be expected to have a Materially Adverse Effect.

(o) ERISA. Schedule 5.1(o) lists (i) all ERISA Affiliates and (ii) all Plans, and separately identifies all Title IV Plans (other than Multiemployer Plans), Multiemployer Plans, and Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest IRS/DOL 5500 series form for each Plan, have been delivered to the applicable Administrative Agent. Schedule SB, (Actuarial Information) to the most recent IRS/DOL 5500 series form for each Plan is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule SB there has been no material adverse change in such funding status. Except with respect to Multiemployer Plans, each Plan intended to be qualified under Code Section 401 has been determined by the Internal Revenue Service to qualify under Section 401 of the Code, the trusts created thereunder have been determined to be exempt from tax under the provisions of Sections 501 of the Code, and nothing has occurred that would reasonably be expected to cause the loss of such qualification or tax exempt status. Except any such failure to comply which has not, and could not reasonably be expected to have, a Materially Adverse Effect, each Borrower Party and each ERISA Affiliate and each of their respective Plans are in compliance with ERISA and the Code. No Borrower Party or, to each Borrower Party’s knowledge, any of its ERISA Affiliates has made any promises of retirement or other benefits to employees, except (i) as set forth in the Plans and (ii) that could reasonably be expected to have a Materially Adverse Effect. No Borrower Party or ERISA Affiliate has incurred any material liability to the PBGC in connection with any such Plan (other than the payment of premiums that are not past due). No Title IV Plan has any Unfunded Pension Liability. No ERISA Event has occurred, is continuing or is reasonably expected to occur with respect to any Plan. Except as could not reasonably be expected to have a Materially Adverse Effect, there are no pending, or to the knowledge of any Borrower Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary (as defined in Section 3(21) of ERISA) or sponsor of any Plan. Except as could not reasonably be expected to have a Materially Adverse Effect, no Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a non exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any Plan of any Borrower Party or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Plan or any such trust to any material penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code.

(p) Intellectual Property; Licenses; Certifications. As of the Agreement Date, except as set forth on Schedule 5.1(p), no Borrower Party or any Subsidiary of a Borrower Party owns any registered patents, trademarks, service marks, copyrights, franchises, licenses and other intellectual property (collectively, “IP Rights”) and has no pending registration applications with respect to any of the foregoing. No other IP Rights are necessary for the operation of the business of the Borrower Parties and their Subsidiaries, except for such IP Rights, the failure to obtain which could not reasonably be expected to have a Materially Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Borrower Party have knowledge of any such claim, and, to the knowledge of the Borrower Parties, the use of any IP Rights by any Borrower Party or any Subsidiary or the granting of a right or license in respect of any IP Rights from any Borrower Party or any Subsidiary does not infringe on the rights of any Person, except, in each case, for such claims, and such infringements, as could not reasonably be expected to have a Materially Adverse Effect. Except as set forth on Schedule 5.1(p), (a) none of the IP Rights owned by any of the Borrower Parties is subject to any licensing agreement or similar arrangement and (b) no material licenses or certifications are necessary for the operation of the Borrower Parties’ and their Subsidiaries’ business, except, in each case, for such agreements and arrangements and such licenses and certifications, the failure to obtain which, could not reasonably be expected to have a Materially Adverse Effect.

(q) Compliance with Law. Each Borrower Party and each Subsidiary of a Borrower Party is in compliance with all Applicable Laws and with all of the provisions of its certificate of incorporation or formation and by-laws or other governing documents except where the failure to be in compliance could not reasonably be expected to have a Materially Adverse Effect.

(r) Accuracy and Completeness of Information. All written information, reports, other papers and data relating to the Borrower Parties and their Subsidiaries furnished by or at the direction of the Borrower Parties to the Lender Group were, at the time furnished, taken as a whole with all other such information, reports, other papers and data furnished previously or concurrently, complete and correct in all material respects and such information did not contain any material omission, misstatement or other material inaccuracy which has, or could reasonably be expected to have, a Materially Adverse Effect. With respect to projections, estimates and forecasts given to the Lender Group, such projections, estimates and forecasts are based on the Borrower Parties’ good faith assessment of the future of the business at the time made. The Borrower Parties had a reasonable basis for such assessment at the time made.

(s) Compliance with Regulations T, U, and X. No Borrower Party or any Subsidiary of a Borrower Party is engaged principally in the business of or has as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and no Borrower Party or any Subsidiary of a Borrower Party owns or presently intends to acquire, any “margin security” or “margin stock” as defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Funded Debt which was originally incurred to purchase or carry Margin Stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations T, U and X. None of any Borrower Party, any Subsidiary of a Borrower Party or any bank acting on its behalf has taken or will take any action which would cause this Agreement or any other Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the SEA, in each case as now in effect or as the same may hereafter be in effect. If so requested by any Administrative Agent, the Borrower Parties and their Subsidiaries will furnish the Administrative Agents with a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

(t) Solvency. As of the Agreement Date and after giving effect to the Transactions contemplated by the Loan Documents (i) the property of the Borrower Parties, on a consolidated basis, at a fair valuation on a going concern basis, will exceed its debt; (ii) the capital of the Borrower Parties, on a consolidated basis, will not be unreasonably small to conduct their business; and (iii) the Borrower Parties, on a consolidated basis, will not have incurred debts, or have intended to incur debts, beyond their ability to pay such debts as they mature. For purposes of this Section 5.1(t), “debt” shall mean any liability on a claim, and “claim” shall mean (A) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

(u) Insurance. The Borrower Parties and their Subsidiaries have insurance meeting the requirements of Section 6.5, and such insurance policies are in full force and effect. As of the Agreement Date, all insurance maintained by the Borrower Parties and their Subsidiaries is fully described on Schedule 5.1(u).

(v) Broker’s or Finder’s Commissions. No broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents, and no other similar fees or commissions will be payable by the Borrower Parties for any other services rendered to the Borrower Parties ancillary to the credit transactions contemplated herein.

(w) Real Property. All real property leased by each Borrower Party and each Subsidiary of a Borrower Party constituting a material collocation and interconnection data center location as of the Agreement Date for which the annual rent expense is greater than $1,000,000, and the name of the lessor of such real property, is set forth in Schedule 5.1(w)-1. The leases of each Borrower Party and each Subsidiary of a Borrower Party are valid, enforceable and in full force and effect, and, as of the Agreement Date, have not been modified or amended, except as otherwise set forth in Schedule 5.1(w)-1 or as could not reasonably be expected to have a Materially Adverse Effect. All real property owned by each Borrower Party or a Subsidiary of a Borrower Party as of the Agreement Date with a value in excess of $5,000,000 is set forth in Schedule 5.1(w)-2. The Administrative Borrower shall provide notice to each Administrative Agent upon the purchase by any Borrower Party of any real property with a value in excess of $5,000,000 upon the request of the Collateral Agent, the applicable Borrower Party shall deliver a Mortgage with respect to such real property and all other documentation reasonably requested by the Collateral Agent, including, without limitation, one or more opinions of counsel.

(x) Environmental Matters.

(i) Except as specifically disclosed in Schedule 5.1(x) or as could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect, no Borrower Party or any Subsidiary thereof (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has received notice of any claim with respect to any Environmental Law or (C) knows of any basis for any liability under any Environmental Law.

(ii) Except in each case, as could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect or as otherwise set forth in Schedule 5.1(x), (A) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or, to the knowledge of any Borrower Party, operated by any Borrower Party; (B) there is no asbestos or asbestos-containing material on any property currently owned or, to the knowledge of any Borrower Party, operated by any Borrower Party or; and (C) to the knowledge of the Borrower Parties, Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Borrower Party or any Subsidiary thereof.

(iii) Except in each case, as could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect or as otherwise set forth on Schedule 5.1(x), (i) no Borrower Party or any Subsidiary thereof is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Borrower Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in liability to any Borrower Party or any Subsidiary thereof.

(y) Investment Company Act. No Borrower Party or any Subsidiary of a Borrower Party is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower Parties of this Agreement nor the issuance of any Notes violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act, in each case, that have not already been obtained.

(z) Patriot Act. Neither any Borrower Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended or any enabling legislation or executive order relating thereto. Neither any Borrower Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the USA Patriot Act. None of the Borrower Parties (i) is a blocked person described in section 1 of the Executive Order No. 13224 or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

(aa) OFAC. No Borrower Party, or any Subsidiary of a Borrower Party (i) is a Sanctioned Person, (ii) has assets in Sanctioned Countries, or (iii) derives operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.2 Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date and at the date of each Loan or issuance of a Letter of Credit hereunder (except to the extent that such representation or warranty specifically refers to an earlier date, in which case it shall be so true and correct as of such earlier date). All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lender Group, or any of them, any investigation or inquiry by any member of the Lender Group, or the making of any Loan or the issuance of any Letter of Credit under this Agreement.

ARTICLE 6.

GENERAL COVENANTS

Until the later of the date the Obligations are repaid in full or the date the Borrowers no longer have the right to borrow, or have Letters of Credit issued, hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Majority Lenders shall otherwise give their prior consent in writing:

Section 6.1 Preservation of Existence and Similar Matters. Each Borrower Party will, and will cause each of its Restricted Subsidiaries to (i) except as expressly permitted by Section 8.7, preserve and maintain its due organization, valid existence and good standing, in each case in its jurisdiction of incorporation or organization, (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization except where the failure to be so qualified would not reasonably be expected to have a Materially Adverse Effect, and (iii) maintain all Necessary Authorizations except where the failure to maintain such Necessary Authorizations could not reasonably be expected to have a Materially Adverse Effect.

Section 6.2 Compliance with Applicable Law. Each Borrower Party will, and will cause each of its Restricted Subsidiaries to, comply, in all material respects, with the requirements of all Applicable Law, except in such instances in which such requirement of Applicable Law is being contested in good faith by appropriate proceedings diligently conducted, or in which failure to comply with such requirement of Applicable Law could not reasonably be expected to have a Materially Adverse Effect.

Section 6.3 Maintenance of Properties. Each Borrower Party will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition, normal wear and tear and disposal of obsolete equipment excepted, all properties used or useful in its business (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments, and improvements thereto, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect.

Section 6.4 Accounting Methods and Financial Records. Zayo and its Subsidiaries shall maintain, on a consolidated basis, a system of accounting established and administered in accordance with GAAP and will keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.

Section 6.5 Insurance. Each Borrower Party will, and will cause each of its Restricted Subsidiaries to, maintain insurance including, but not limited to, property insurance, public liability, comprehensive general liability with respect to losses and claims in excess of $1,000,000 individually, or $2,000,000 in the aggregate during any policy year, business interruption and fidelity coverage insurance, in such amounts and against such risks as would be customary for companies in the same industry and of comparable size as the Borrower Parties and their Restricted Subsidiaries from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A minus” or better and being in a size category of VI or larger or otherwise acceptable to each Administrative Agent. In addition to the foregoing, each Borrower Party further agrees to maintain and pay for insurance upon all goods constituting Collateral wherever located, in storage or in transit in vehicles, vessels or aircraft, including goods evidenced by documents, covering casualty, hazard, public liability and such other risks and in such amounts as would be customary for companies in the same industry and of comparable size as the Borrower Parties and not less than replacement costs, from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A minus” or better and being in a size category of VI or larger or otherwise acceptable to each Administrative Agent to insure the Lender Group’s interest in such Collateral. All such property insurance policies covering goods that constitute Collateral shall name the Collateral Agent as loss payee and all liability insurance policies shall name the Collateral Agent as additional insured. Each Borrower Party shall deliver certificates of insurance evidencing that the required insurance is in force together with satisfactory lender’s loss payable and additional insured, as applicable, endorsements. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days’ prior written notice to each Administrative Agent in the event of cancellation or material modification of the policy for any reason whatsoever (other than non-payment of premiums, which notice may be less than thirty (30) days but shall be at least ten (10) days). If any Borrower Party fails to provide and pay for such insurance, any Administrative Agent may, at the Borrowers’ expense, procure the same, but shall not be required to do so. Each Borrower Party agrees to deliver to each Administrative Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

Section 6.6 Payment of Taxes and Claims. Each Borrower Party will, and will cause each of its Restricted Subsidiaries to, pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it or its income or profit or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which have become due and payable and which by law have or may become a Lien upon any of its Property; except that, no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien.

Section 6.7 Visits and Inspections. Each Borrower Party will, and will cause each of its Restricted Subsidiaries to, permit representatives of each Administrative Agent, including, without limitation, any consultant engaged by each Administrative Agent who has agreed with the Borrower Parties to comply with Section 11.17, upon reasonable advance notice to the Borrower Parties and, unless an Event of Default has occurred and is continuing, not more than two (2) times each calendar year, to (a) visit and inspect the properties of the Borrower Parties and their Restricted Subsidiaries during normal business hours, (b) inspect and make extracts from and copies of the Borrower Parties’ and their Restricted Subsidiaries’ books and records and (c) discuss with the Borrower Parties’ and their Restricted Subsidiaries’ respective principal officers the Borrower Parties’ or such Restricted Subsidiaries’ businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Borrower Parties or such Restricted Subsidiaries. Any other member of the Lender Group may, at its expense (unless an Event of Default has occurred and is continuing), accompany the Administrative Agents on any regularly scheduled visit (or at any time that a Default exists any visit regardless of whether it is regularly scheduled) to the Borrower Parties and their Restricted Subsidiaries’ properties.

Section 6.8 Intentionally Omitted.

Section 6.9 ERISA. Each Borrower Party shall at all times make, or cause to be made, prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Borrower Party’s and its ERISA Affiliates’ Plans that are subject to such funding requirements; furnish to each Administrative Agent, promptly upon any Administrative Agent’s request therefor, copies of any annual report required to be filed pursuant to ERISA in connection with each such Plan of each Borrower Party and its ERISA Affiliates; notify each Administrative Agent promptly of the occurrence of any ERISA Event; and furnish to each Administrative Agent, promptly upon any Administrative Agent’s request therefor, such additional information concerning any such Plan as may be reasonably requested by any Administrative Agent.

Section 6.10 Lien Perfection. Each Borrower Party agrees to take such action as may be reasonably requested by the Collateral Agent to perfect or continue the perfection of the Collateral Agent’s (on behalf of, and for the benefit of, the Secured Parties) security interest in the Collateral. Each Borrower Party hereby authorizes the Collateral Agent to file any such financing statement on such Borrower Party’s behalf describing the Collateral as “all assets of the debtor” or “all personal property of the debtor”.

Section 6.11 Blocked Account Agreements.

(a) Each deposit account and securities account owned or maintained by the Borrower Parties (other than an Excluded Deposit Account) shall be maintained at a bank or financial institution which is reasonably acceptable to the Collateral Agent (each such bank, a “Cash Management Bank”). As of the Agreement Date, each deposit account and securities account of the Borrower Parties, other than Excluded Deposit Accounts with individual balances of less than $1,000,000, are listed on Schedule 6.11 and such schedule designates which accounts are deposit accounts. Except with respect to Excluded Deposit Accounts or with the prior written consent of the Collateral Agent, each deposit account and securities account maintained by any Borrower Party shall be subject to a control agreement in form and substance satisfactory to each Administrative Agent and such bank or financial institution (each such account, a “Blocked Account Agreement”). Each such Blocked Account Agreement shall provide, among other things, that from and after the Agreement Date, the relevant Cash Management Bank, agrees, from and after the receipt of a notice (an “Activation Notice”) from the Collateral Agent (which Activation Notice shall be given by the Collateral Agent at any time at which an Event of Default has occurred and is continuing), to forward immediately all amounts in each deposit account or securities account, as the case may be to the Collateral Agent per its instructions and to commence the process of daily sweeps from such account to the Collateral Agent.

(b) In the event that any Borrower Party shall at any time receive any remittances of any of the foregoing directly or shall receive any other funds representing proceeds of the Collateral, such Borrower Party shall hold the same as trustee for the Collateral Agent, shall segregate such remittances from its other assets, and shall promptly deposit the same into a Blocked Account. All cash, cash equivalents, checks, notes, drafts or similar items of payment received by any Borrower Party shall be deposited into a Blocked Account promptly upon receipt thereof by such Borrower Party.

Section 6.12 Further Assurances. Upon the request of any Administrative Agent, each Borrower Party will promptly cure, or cause to be cured, defects in the creation and issuance of any Notes and the execution and delivery of the Loan Documents (including this Agreement) and any Bank Products Documents, resulting from any act or failure to act by any Borrower Party or any employee or officer thereof. Each Borrower Party at its expense will promptly execute and deliver to each Administrative Agent and the Lenders, or cause to be executed and delivered to each Administrative Agent and the Lenders, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower Parties in the Loan Documents (including this Agreement) and the Bank Products Documents, or more fully to effect the purposes thereof or of any of the Loan Documents or the Bank Products Documents, or to ensure the continued validity, perfection and priority of the Liens in accordance with the terms hereof, all as may be necessary or appropriate in connection therewith as may be reasonably requested by any Administrative Agent.

Section 6.13 Broker’s Claims. Each Borrower Party hereby indemnifies and agrees to hold each member of the Lender Group harmless from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by such member of the Lender Group in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity arising from or in connection with the execution and delivery of this Agreement or any other Loan Document or Bank Products Document or the consummation of the transactions contemplated herein or therein. This Section 6.13 shall survive termination of this Agreement.

Section 6.14 Indemnity. Each Borrower Party will indemnify and hold harmless each Indemnified Person from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations and costs, expenses (including reasonable fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not the Indemnified Person is a party to any such action, suit or investigation, and whether such claim, proceeding or action is brought by either any Borrower, any Guarantor, or any third party) whatsoever which may be imposed on, incurred by, or asserted against an Indemnified Person resulting from any breach or alleged breach by the Borrower Parties of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Revolving Loan Commitment, this Agreement, the other Loan Documents, the Bank Products Documents or any other document contemplated by this Agreement, the making, administration or enforcement of the Loan Documents and the Loans or any Bank Products Documents, any transaction contemplated hereby or any related matters unless, with respect to any of the above, such Indemnified Person or its officers, directors, employees or agents, is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct or to have been in material breach of any Loan Document; provided, that in the case of legal fees and expenses, the Borrower Parties’ indemnification obligations shall be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Persons taken as a whole in any relevant jurisdiction and, in the case of any conflict of interest (as reasonably determined by the Indemnified Persons affected by such conflict) one additional counsel in each relevant jurisdiction to each group of affected Indemnified Persons similarly situated taken as a whole. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final and nonappealable judgment of a court of competent jurisdiction. This Section 6.14 shall survive termination of this Agreement whether or not any Obligations remain outstanding.

Section 6.15 Environmental Matters. Each Borrower Party shall (a) conduct its operations and keep and maintain its Properties in compliance with all Environmental Laws, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect; (b) obtain and renew all environmental permits necessary for its operations and Properties, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of its Properties or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Properties, provided, however, that no Borrower Party shall be required to undertake any such investigation, remediation, removal or response action to the extent that (i) its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Borrower Parties with respect to such circumstances in accordance with GAAP, or (ii) failure to undertake any investigation, remediation, removal or response action could not reasonably be expected to have a Materially Adverse Effect.

Section 6.16 Formation of Subsidiaries. Within thirty (30) days of (x) the formation of any direct or indirect Restricted Subsidiary of any Borrower after the Agreement Date or (y) the acquisition of any direct or indirect Restricted Subsidiary of any Borrower after the Agreement Date, the Borrower Parties, as appropriate, shall (a) cause such Restricted Subsidiary, if it is a Domestic Subsidiary to provide to each Administrative Agent, for the benefit of the Lender Group, a joinder and supplement to this Agreement substantially in the form of Exhibit H (each, a “Guaranty Supplement”), pursuant to which such Domestic Subsidiary shall agree to join as a Guarantor of the Obligations under Article 3 and as a Borrower Party under this Agreement, a supplement to the Security Agreement, and such other security documents, together with appropriate Uniform Commercial Code financing statements, all in form and substance reasonably satisfactory to each Administrative Agent or Collateral Agent, as applicable, (b) provide to the Collateral Agent, for the benefit of the Secured Parties, a pledge agreement and appropriate certificates and powers or Uniform Commercial Code financing statements, pledging all direct or beneficial ownership interest in such Restricted Subsidiary, if it is a Foreign Subsidiary, in form and substance reasonably satisfactory to the Collateral Agent, provided, however, such pledge will only be required to the extent the Equity Interests of such Foreign Subsidiary are directly owned and held by a Borrower Party, and such pledge shall be limited to sixty-five percent (65%) of the Equity Interests of such Foreign Subsidiary, and (c) provide to each Administrative Agent, for the benefit of the Lender Group and the Collateral Agent, for the benefit of the Secured Parties, all other documentation reasonably requested, including one or more opinions of counsel satisfactory to each Administrative Agent, which in its reasonable opinion is appropriate with respect to such formation and the execution and delivery of the applicable documentation referred to above. Nothing in this Section 6.16 shall authorize any Borrower Party or any Subsidiary of a Borrower Party to form or acquire any Subsidiary in violation of Article 8. Any document, agreement or instrument executed or issued pursuant to this Section 6.16 shall be a “Loan Document” for purposes of this Agreement.

Section 6.17 Designation of Subsidiaries.

(a) Subject to Section 6.17(b) below, the board of directors of the Borrowers may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, however, that any Subsidiary which is designated as an Unrestricted Subsidiary and subsequently redesignated as a Restricted Subsidiary may not thereafter be redesignated as an Unrestricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by such Borrower therein at the date of designation in an amount equal to the net book value of such Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute an incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b) The Borrowers may not designate (x) any Restricted Subsidiary as an Unrestricted Subsidiary or (y) any Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless:

(i) no Default or Event of Default exists or would result therefrom; and

(ii) in case of clause (x) only, (A) the Restricted Subsidiary to be so designated does not (directly, or indirectly through its own Subsidiaries) own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, any Borrower and (B) neither the Borrowers nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

Section 6.18 Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.18, in each case within the time limits specified on such schedule or such later time as the Administrative Agents shall agree. Notwithstanding anything to the contrary contained herein or in any other Loan Document, failure by Borrower Parties to take the actions set forth on Schedule 6.18 as required under this Agreement or any other Loan Document shall not be deemed a Default or an Event of Default or shall result in a failure to satisfy the conditions set forth in Sections 4.1, 4.2 and 4.3, so long as such actions are completed within the time periods set forth on Schedule 6.18.

ARTICLE 7.

INFORMATION COVENANTS

Until the date on which the Obligations are repaid in full and the Commitments have been terminated and unless the Majority Lenders shall otherwise give their prior consent in writing, the Borrower Parties will furnish or cause to be furnished to each member of the Lender Group; provided, however, that the Administrative Borrower, at its option, may deliver such items described in Sections 7.1, 7.2, 7.3, 7.5 and 7.6 to each Administrative Agent with instructions to post such items on “IntraLinks” or any similar website for viewing by the Lenders or to send such items to the Lenders via electronic mail and each Administrative Agent shall post or send via electronic mail such items within a reasonable period of time after delivery thereby by the Administrative Borrower to it and such posting or sending via electronic mail shall constitute delivery of such items to the Lenders:

Section 7.1 Quarterly Financial Statements and Information. Within forty-five (45) days after the last day of each of the first three fiscal quarters in each fiscal year of Zayo, (a) the balance sheet of Zayo and its Subsidiaries as at the end of such fiscal quarter, and the related statement of income and retained earnings and related statement of cash flows for such fiscal quarter which financial statements shall set forth in comparative form (i) such figures as at the end of such quarter during the previous fiscal year and for such quarter during the previous fiscal year and (ii) as contained in Zayo’s and its Subsidiaries’ budget most recently delivered to each Administrative Agent for such periods, all of which shall be on a consolidated and consolidating basis, and shall be certified by an Authorized Signatory of the Administrative Borrower to be, in his or her opinion, complete and correct in all material respects and to present fairly in accordance with GAAP the financial position of Zayo and its Subsidiaries, as at the end of such period and the results of operations for such period, subject only to normal year-end adjustments and lack of footnotes and (b) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements.

Section 7.2 Annual Financial Statements and Information; Certificate of No Default. Within ninety (90) days after the end of each fiscal year of Zayo, (a) the audited balance sheet of Zayo and its Subsidiaries as at the end of such year and the related audited statements of income and retained earnings and related audited statements of cash flows for such year, all of which shall be on a consolidated basis, together with consolidating schedules for Zayo and its Subsidiaries, which financial statements shall set forth in comparative form such figures as at the end of and for the previous year, and shall be accompanied by an opinion of KPMG LLP or other independent certified public accountants of recognized national standing satisfactory to each Administrative Agent, which opinion shall not include a “going concern” or like qualification, exception or explanation or any qualification or exception as to scope of such audit consistent with past practices, stating that such financial statements have been prepared in all material respects in accordance with GAAP and fairly present the financial condition of Zayo and its Subsidiaries in all material respects and (b) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements.

Section 7.3 Compliance Certificates.

(a) Compliance Certificates. At the time the financial statements are furnished pursuant to Section 7.1 and Section 7.2, a Compliance Certificate:

(b) Setting forth as at the end of the relevant period, the arithmetical calculations required to establish whether or not the Borrower Parties were in compliance with the requirements of the Financial Covenants;

(c) Stating whether any material change in GAAP or the application thereof has occurred since the date of the Borrowers’ audited financial statements delivered on the Agreement Date, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) Stating that, to the best of his or her knowledge, no Default has occurred as at the end of such period, or, if a Default has occurred, disclosing each such Default and its nature, when it occurred and whether it is continuing; and

(e) Describing each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a prepayment under Section 2.5(b).

Section 7.4 Access to Accountants. Each Borrower Party hereby authorizes the Administrative Agent to communicate directly with such Borrower Party’s and its Restricted Subsidiaries’ independent public accountants; provided, that a representative of the Borrower Parties shall be given the opportunity to participate in any “in person” or telephonic communications between the Administrative Agent and such accountants and the Borrower Parties shall receive copies of any written communication between the Administrative Agent and such accountants.

Section 7.5 Additional Reports.

(a) Promptly upon (and in any event within three (3) Business Days of) receipt thereof, the Borrower Parties shall deliver to the Lender Group copies of any accountants’ letters or final management report prepared in connection with the annual audit referred to in Section 7.2;

(b) Within forty-five (45) days after the end of each fiscal year, the Borrower Parties shall deliver to the Lender Group an annual budget approved by the board of directors of Zayo including, without limitation, an annual income statement, balance sheet, statement of cash flows and availability forecast for the immediately succeeding year on a quarterly basis;

(c) Intentionally Omitted;

(d) If there is a material change in GAAP after March 31, 2012, that affects the presentation of the financial statements referred to in Section 7.1 or 7.2, then, in addition to delivery of such financial statements, and on the date such financial statements are required to be delivered, the Borrower Parties shall furnish the adjustments and reconciliations necessary to enable the Borrowers and each Lender to determine compliance with the Financial Covenants, all of which shall be determined in accordance with GAAP consistently applied; and

(e) From time to time at the request of any Administrative Agent, and promptly upon (and in any event within three (3) Business Days of) each request, the Borrower Parties shall, and shall cause their respective Restricted Subsidiaries to, deliver to each Administrative Agent on behalf of the Lender Group such data, certificates, reports, statements, opinions of counsel, documents, or further information regarding the business, assets, liabilities, financial position, projections, results of operations, or business prospects of the Borrower Parties, their respective Restricted Subsidiaries, or any of them, as any Administrative Agent may reasonably request.

Section 7.6 Notice of Litigation and Other Matters.

(a) Promptly upon (and in any event within three (3) Business Days of) any Borrower Party’s obtaining knowledge of the institution of, or a written threat of, any action, suit, governmental investigation or arbitration proceeding against any Borrower Party, any Subsidiary of a Borrower Party or any Property, which action, suit, governmental investigation or arbitration proceeding, if adversely determined, would expose, in such Borrower Party’s reasonable judgment, any Borrower Party or any Subsidiary of a Borrower Party to liability in an aggregate amount in excess of $20,000,000, such Borrower Party shall notify the Lender Group of the occurrence thereof, and the Borrower Parties shall provide such additional information with respect to such matters as the Lender Group, or any of them, may reasonably request.

(b) Promptly upon (and in any event within three (3) Business Days of) any Borrower Party’s obtaining knowledge of the occurrence of any default (whether or not any Borrower Party has received notice thereof from any other Person) on Funded Debt of any Borrower Party or any Restricted Subsidiary of a Borrower Party which singly, or in the aggregate, exceeds $20,000,000, such Borrower Party shall notify the Lender Group of the occurrence thereof;

(c) Promptly upon (and in any event within three (3) Business Days of) any Borrower Party’s receipt of notice of the pendency of any proceeding for the condemnation or other taking of any material Property (excluding any condemnation or other taking that does not have a material and adverse impact on the conduct of the Borrower Parties’ business) of any Borrower Party or any Subsidiary of a Borrower Party, such Borrower Party shall notify the Lender Group of the occurrence thereof;

(d) Promptly upon (and in any event within three (3) Business Days of) any Borrower Party’s receipt of notice of any event that could reasonably be expected to result in a Materially Adverse Effect, such Borrower Party shall notify the Lender Group of the occurrence thereof;

(e) Promptly (and in any event within ten (10) Business Days) following any material amendment or change approved by the board of directors of the Borrowers to the budget submitted to the Lender Group pursuant to Section 7.5(b), the Borrower Parties shall notify the Lender Group of the occurrence thereof;

(f) Promptly upon (and in any event within three (3) Business Days of) any officer of any Borrower becoming aware of any (i) Default under any Loan Document or any Senior Note Document, (ii) breach under any lease under which any Borrower Party makes rental payments in excess of $1,000,000 in any year, or (iii) default under any other agreement (other than those referenced in clause (i) of this Section 7.6(f) or in Section 7.6(b)) to which any Borrower Party or any Subsidiary of a Borrower Party is a party or by which any Borrower Party’s or any such Subsidiary’s properties is bound which could reasonably be expected to have a Materially Adverse Effect, then the Borrower Parties shall notify the Lender Group of the occurrence thereof giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;

(g) Promptly (but in any event within three (3) Business Days) following the occurrence of (i) any ERISA Event or (ii) a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan of any Borrower Party or any of its ERISA Affiliates which would subject any Borrower Party to any penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code or the commencement or threatened commencement of any litigation regarding any such Plan or naming it or the trustee of any such Plan with respect to such Plan (other than claims for benefits in the ordinary course of business), the Borrower Parties shall notify each Administrative Agent and the Lenders of the occurrence thereof;

(h) Promptly (but in any event within five (5) Business Days) notify the Lender Group in writing of any material change in the accounting policies or financial reporting practices of any Borrower Party or any Subsidiary; and

(i) Promptly (but in any event within three (3) Business Days) notify each Administrative Agent of the acquisition by any Borrower Party of any additional fiber optic capacity (including through intercompany transfers between Borrower Parties) in states other than disclosed on the Agreement Date.

ARTICLE 8.

NEGATIVE COVENANTS

Until the date on which the Obligations are repaid in full and Commitments have been terminated and unless the Majority Lenders shall otherwise give their prior consent in writing:

Section 8.1 Funded Debt. No Borrower Party will, or will permit any of its Restricted Subsidiaries to, create, assume, incur, or otherwise become or remain obligated in respect of, or permit to be outstanding, any Funded Debt except:

(a) Funded Debt under this Agreement and the other Loan Documents and the Bank Products Documents;

(b) the Funded Debt existing on the Agreement Date and described on Schedule 8.1;

(c) trade or accounts payable and/or similar obligations, and accrued expenses, incurred in the ordinary course of business, other than for borrowed money;

(d) Purchase money obligations or Capitalized Lease Obligations of a Borrower Party or any of their Restricted Subsidiaries that may be secured by Permitted Liens described in clause (f) of the definition of Permitted Liens, not to exceed an aggregate principal amount equal to the sum of (i) $100,000,000 and (ii) 3.00% the consolidated total assets of the Borrower Parties, determined as of the end of the most recent fiscal quarter of the Borrowers for which internal financial statements are available, at any time;

(e) Guaranties permitted by Section 8.2;

(f) (i) unsecured Funded Debt of any Borrower Party owed to another Borrower Party or (ii) unsecured Funded Debt of any Subsidiary of a Borrower Party owed to any Borrower Party or any Subsidiary of any Borrower Party, in the case of this clause (ii), to the extent such Investment is permitted by Section 8.5;

(g) obligations under Hedge Agreements not entered into for speculative purposes;

(h) Senior Secured Note Indebtedness in the original aggregate principal amount of $750,000,000;

(i) Senior Unsecured Note Indebtedness in the original aggregate principal amount of $500,000,000;

(j) other unsecured Funded Debt of any Borrower Party, so long as (i) such Funded Debt has no mandatory sinking fund, redemption or amortization, or maturity earlier than one year and one day prior to the latest Maturity Date then in existence, (ii) the Total Leverage Ratio on a pro forma basis for the issuance of such Funded Debt, is not greater than 5.00:1.00 as of the last day of the immediately preceding fiscal quarter for which financial statements are available (and the Administrative Borrower shall provide to each Administrative Agent a certificate from an Authorized Signatory of the Administrative Borrower certifying such compliance) and (iii) at the time of and immediately after giving effect to the incurrence of such Funded Debt and the application of the proceeds thereof, on a pro forma basis, no Default or Event of Default is in existence;

(k) Funded Debt arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower Parties pursuant to such agreements, in any case incurred in connection with the disposition or acquisition of any business, assets or Equity Interests, so long as the amount does not exceed the gross proceeds actually received by the Borrower Parties in connection with such disposition;

(l) Funded Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such Funded Debt is extinguished within five Business Days of its incurrence;

(m) Funded Debt in respect of bid, performance or surety bonds or letters of credit issued in the ordinary course of business, including letters of credit supporting lease obligations or supporting (or in lieu of) such bid, performance or surety bonds or in respect of workers’ compensation claims, or other Funded Debt with respect to reimbursement obligations regarding workers’ compensation claims;

(n) customer deposits and advance payments received from customers for goods and services sold in the ordinary course of business;

(o) Permitted Refinancing Indebtedness in exchange for, or the net cash proceeds of which are used to refund, refinance or replace Funded Debt that was permitted by clauses (b), (d), (h) , (i), (j), (o) or (r) of this Section 8.1;

(p) Funded Debt to the extent the net cash proceeds thereof are promptly deposited to defease or to satisfy and discharge the Senior Note Indebtedness in accordance with the terms of the Senior Note Documents;

(q) Funded Debt of a Receivables Subsidiary in respect of a Receivables Facility, which is non-recourse to any Borrower Party or any other Restricted Subsidiary in any way other than Standard Securitizations Undertakings;

(r) Permitted Secured Indebtedness, together with any Funded Debt incurred pursuant to Section 2.17(b), in an aggregate amount not to exceed $380,000,000; provided that at the time of incurrence of such Permitted Secured Indebtedness, the Senior Secured Leverage Ratio for the most recent fiscal quarter then ended is no greater, calculated on a pro forma basis, than 4.50 to 1.00; and

(s) Funded Debt in an amount not to exceed $25,000,000 outstanding at any time, which may be secured by Permitted Liens described in clause (r) of the definition of Permitted Liens.

Section 8.2 Guaranties. No Borrower Party will, or will permit any of its Restricted Subsidiaries, at any time guarantee or enter into or assume any Guaranty, or be obligated with respect to, or permit to be outstanding, any Guaranty, other than (a) guaranties of the Obligations, (b) guaranties by any Borrower Party of obligations under agreements of any other Borrower Party or Restricted Subsidiary entered into in connection with the acquisition of services, supplies, and equipment in the ordinary course of business of such Borrower Party, (c) endorsements of instruments in the ordinary course of business, (d) guaranties by any Borrower Party of any obligation of any other Borrower Party, (e) guaranties of any Funded Debt permitted by Section 8.1 and (f) Investments permitted by Section 8.5.

Section 8.3 Liens. No Borrower Party will, or will permit any of its Restricted Subsidiaries to, create, assume, incur, or permit to exist or to be created, assumed, or permitted to exist, directly or indirectly, any Lien on any of its property, real or personal, now owned or hereafter acquired, except for Permitted Liens.

Section 8.4 Restricted Payments and Purchases. No Borrower Party shall, or shall permit any of its Restricted Subsidiaries to, directly or indirectly declare or make any Restricted Payment or Restricted Purchase, or set aside any funds for any such purpose, other than Dividends on common stock which accrue (but are not paid in cash) or are paid-in-kind or Dividends on preferred stock which accrue (but are not paid in cash) or are paid-in-kind; provided, however, that (a) any Restricted Subsidiary may make Restricted Payments or Restricted Purchases to any Borrower or any other Restricted Subsidiary, (b) the Borrower Parties may repurchase, redeem or otherwise acquire or retire for value of any Equity Interests of Zayo, or declare or pay dividends or make other distributions, directly or indirectly, to fund the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any direct or indirect parent of Zayo, in each case held by any current or former employee or director of the Borrower Parties (or any Subsidiaries thereof) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business, so long as both before and after giving effect to such Restricted Payment or Restricted Purchase, no Default has occurred and is continuing or would result from the making of such Restricted Payment or Restricted Purchase, (c) any Borrower may make additional Restricted Payments or Restricted Purchases in the following amounts after the Agreement Date, so long as both before and after giving effect to such Restricted Payment or Restricted Purchase, no Default has occurred and is continuing or would result from the making of such Restricted Payment or Restricted Purchase: (i) if minimum Availability is greater than or equal to $65,000,000 and the Total Leverage Ratio, on a pro forma basis, is less than 5.00 to 1.00 but greater than or equal to 4.50 to 1.00 at the time of the proposed payment of the Restricted Payments or the proposed Restricted Purchase, $40,000,000 less the aggregate amount of Restricted Payments and Restricted Purchases made under this clause (c) after the Agreement Date and (ii) if minimum Availability is greater than or equal to $32,500,000 and (A) if the Total Leverage Ratio, on a pro forma basis, is less than 4.50 to 1.00 but greater than or equal to 3.50 to 1.00 at the time of the proposed payment of the Restricted Payments or the proposed Restricted Purchase, $100,000,000 less the aggregate amount of Restricted Payments and Restricted Purchases made under this clause (c) after the Agreement Date, (B) if the Total Leverage Ratio, on a pro forma basis, is less than 3.50 to 1.00 but greater than or equal to 2.50 to 1.00 at the time of the proposed payment of the Restricted Payments or the proposed Restricted Purchase, $140,000,000 less the aggregate amount of Restricted Payments and Restricted Purchases made under this clause (c) after the Agreement Date, and (C) if the Total Leverage Ratio, on a pro forma basis, is less than 2.50 to 1.00 at the time of the proposed payment of the Restricted Payments or the proposed Restricted Purchase, $180,000,000 less the aggregate amount of Restricted Payments and Restricted Purchases made under this clause (c) after the Agreement Date, (d) the Borrowers may, within 180 days of any acquisition permitted by Section 8.7(c), distribute any assets or liabilities so acquired by the Borrowers that are determined by the Administrative Borrower to be non-core to the business of the Borrowers and their Subsidiaries; provided, that the fair market value of any assets and liabilities so distributed in respect of any such acquisition shall not exceed 5.0% of the Annualized EBITDA of Zayo based on the most recent fiscal quarter of Zayo then ended in respect of which financial statements are available (and the Administrative Borrower shall provide to the Administrative Agent a certificate from an Authorized Signatory of the Administrative Borrower certifying as to compliance with this clause (d)), (e) the Borrower Parties may make Restricted Payments and Restricted Purchases, to the extent that, giving effect to such Restricted Payments and Restricted Purchases, the Available Amount Utilization as of such date shall not exceed the Available Amount as of such date, so long as both before and after giving effect to such Restricted Payment or Restricted Purchase, no Default has occurred and is continuing or would result from the making of such Restricted Payment or Restricted Purchase, (f) the Borrower Parties may make Restricted Payments and Restricted Purchases in an amount not to exceed $30,000,000, so long as both before and after giving effect to such Restricted Payment or Restricted Purchase, no Default has occurred and is continuing or would result from the making of such Restricted Payment or Restricted Purchase, (g) Restricted Payments to, any Parent in amounts required for any Parent to pay, in each case without duplication, (i) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence, (ii) foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrowers and their Restricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrowers and their Restricted Subsidiaries would be required to pay in respect of its foreign, federal, state and local taxes for such fiscal year were the Borrowers and their Restricted Subsidiaries to pay such taxes separately from any such parent entity, (iii) customary salary, bonus and other benefits payable to officers and employees of any Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrowers and their Restricted Subsidiaries and (iv) general corporate operating and overhead costs and expenses of any Parent to the extent such costs and expenses are attributable to the ownership or operation of the Borrowers and their Restricted Subsidiaries and (h) amounts required for any Parent to pay fees and expenses incurred by any Parent related to the maintenance of such Parent of its corporate or other entity existence.

Section 8.5 Investments. No Borrower Party will, or will permit any of its Restricted Subsidiaries to, make Investments, except that (a) the Borrower Parties may purchase or otherwise acquire and own and may permit any of their Restricted Subsidiaries to purchase or otherwise acquire and own Cash Equivalents; (b) the Borrower Parties may hold the Investments in existence on the Agreement Date and described on Schedule 8.5; (c) any Borrower Party may make Investments constituting accounts receivable created, acquired or made and trade credit extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms , and may convert any of its accounts that are in excess of ninety (90) days past due into notes or Equity Interests from the applicable Account Debtor so long as the Collateral Agent is granted a first priority security interest in such Equity Interests or notes which Lien is perfected promptly following the conversion of such Account to Equity Interests or notes; (d) the Borrower Parties and their Subsidiaries may hold the Equity Interests of their respective Subsidiaries in existence as of the Agreement Date and their Subsidiaries created after the Agreement Date in accordance with Section 6.17 and Section 8.7(g); (e) without limiting Section 8.2, any Borrower Party may make Investments in any other Borrower Party; (f) the Borrower Parties may hold Investments arising out of Hedge Agreements not entered into for speculative purposes; (g) the Borrower Parties may make short term loans to employees in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time; (h) the Borrower Parties may make Permitted Asset Swaps; (i) the Borrower Parties may make Investments in the Equity Interests of CoBank, ACB pursuant to CoBank, ACB’s Patronage Program so long as such Investments are not acquired through the expenditure of any cash or other assets of any Borrower Party, other than a one time membership fee in an amount not to exceed $1,000; (j) the Borrower Parties may make additional Investments after the Agreement Date, (i) in an aggregate amount not to exceed $50,000,000 during the term of this Agreement, so long as both before and after giving effect to such Investment, (A) no Default or Event of Default has occurred and is continuing or would result from the making of such Investment, (B) minimum Availability is greater than or equal to $32,500,000 and (C) the Total Leverage Ratio is greater than or equal to 3.50 to 1.00, or (ii) in an aggregate amount not to exceed $100,000,000 during the term of this Agreement, so long as both before and after giving effect to such Investment, (A) no Default or Event of Default has occurred and is continuing or would result from the making of such Investment, (B) minimum Availability is greater than or equal to $32,500,000 and (C) the Total Leverage Ratio is less than 3.50 to 1.00; (k) the Borrower Parties may make additional Investments in an aggregate amount not to exceed $10,000,000 in any fiscal year of the Borrowers; (l) the Borrower Parties may acquire assets or properties to the extent otherwise permitted under this Agreement and may give deposits therefor to the extent permitted by clause (n) of the definition of Permitted Liens; (m) the Borrower Parties may make Guaranties permitted by Section 8.2; (n) the Borrower Parties may make additional Investments, to the extent that, giving effect to such additional Investments, the Available Amount Utilization as of such date shall not exceed the Available Amount as of such date; and (o) the Borrower Parties may make additional Investments in Restricted Subsidiaries that are not Borrower Parties or in Unrestricted Subsidiaries in an aggregate amount not to exceed 1% of Total Assets in any fiscal year of the Borrower plus any unused amounts for prior fiscal years. With respect to Investments permitted under clause (j), the Administrative Borrower, on behalf of the Borrower Parties, shall deliver to each Administrative Agent a certificate, together with supporting documents in form and substance reasonably satisfactory to each Administrative Agent, executed by an Authorized Signatory certifying that as of the date of such proposed Investment the Total Leverage Ratio is at the applicable level for such Investment.

Section 8.6 Affiliate Transactions. No Borrower Party shall, or shall permit any of its Restricted Subsidiaries to, enter into or be a party to any agreement or transaction with any Affiliate (other than a Borrower Party or their Restricted Subsidiaries) except (a) as described on Schedule 8.6, (b) upon terms that are no less favorable to such Borrower Party or such Restricted Subsidiary than it would obtain in a comparable arms length transaction with a Person not an Affiliate of such Borrower Party or such Restricted Subsidiary or (c) as permitted by Sections 8.4 and Section 8.5.

Section 8.7 Liquidation; Change in Ownership, Name, or Year; Disposition or Acquisition of Assets; Etc.No Borrower Party shall, or shall permit any of its Restricted Subsidiaries to, at any time:

(a) Liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up its business, except that any Subsidiary of Zayo may liquidate or dissolve itself in accordance with Applicable Law;

(b) Consummate an Asset Sale unless (x) such Asset Sale shall be for fair market value as reasonably determined by the applicable Borrower or the applicable Restricted Subsidiary in good faith based on sales of similar assets, if available, (y) at least 75% of the consideration therefore received by the Borrowers and their Restricted Subsidiaries is in the form of (1) cash or Cash Equivalents (including any cash or Cash Equivalents received from the conversion within 180 days of such Asset Sale of any securities, notes or other obligations received in consideration of such Asset Sale), (2) Replacement Assets, (3) any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) 1% of Total Assets and (y) $10,000,000 (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) or (4) any combination of the consideration specified in the foregoing clauses (1) (2) and (3) and (z) the Borrowers comply with the applicable provisions of Section 2.5;

(c) Acquire (i) any Person, (ii) all or any substantial part of the assets, property or business of a Person, or (iii) any assets that constitute a division or operating unit of the business of any Person; provided, however, that the Borrower Parties and their Restricted Subsidiaries shall be permitted to consummate an acquisition described above if, (i) before and after giving effect to such acquisition, no Default has occurred and is continuing or would result from the making of such acquisition and (ii) the Administrative Borrower, on behalf of the Borrower Parties, delivers to each Administrative Agent a certificate, together with supporting documents in form and substance reasonably satisfactory to each Administrative Agent, executed by an Authorized Signatory certifying that as of such date of such proposed acquisition, both before and after giving effect to such acquisition: (A) (x) in the case of an acquisition occurring on or prior to the date that is six months after the Agreement Date, the Total Leverage Ratio does not exceed than 5.25:1.00 on a pro forma basis (provided that that amount of cash and non-cash proceeds used to fund any acquisition pursuant to this clause (A)(x) shall be limited to $200,000,000 if the Total Leverage Ratio exceeds than 5.00:1.00 on a pro forma basis) and (y) in the case of an acquisition occurring after the date that is six months after the Agreement Date, the Total Leverage Ratio does not exceed than 5.00:1.00 on a pro forma basis, and (B) Availability shall be equal to or greater than $75,000,000; provided, further, that notwithstanding the foregoing or anything to the contrary contained herein, the Borrower Parties shall be permitted to consummate the AboveNet Acquisition on the Agreement Date;

(d) Merge or consolidate with any other Person; provided, however, that (i) any Restricted Subsidiary of Zayo may merge into any Borrower Party so long as, with respect to any merger with any Borrower, such Borrower shall be the surviving entity after such merger and, with respect to any merger with any other Borrower Party, such other Borrower Party shall be the surviving entity after such merger, (ii) any Foreign Subsidiary may merge into another Foreign Subsidiary, and (iii) any Borrower Party or any of their Restricted Subsidiaries may merge with any Person in order to consummate an acquisition permitted under Section 8.7(c) so long as, with respect to any merger with any Borrower, such Borrower shall be the surviving entity after such merger, and, with respect to any merger with any other Borrower Party or any of their Restricted Subsidiaries, such other Borrower Party or Restricted Subsidiary shall be the surviving entity after such merger;

(e) Change its legal name, state of incorporation or formation or structure without giving each Administrative Agent at least ten (10) days prior written notice of its intention to do so and complying with all reasonable requirements of the Lenders in regard thereto;

(f) Change its year-end for accounting purposes from the fiscal year ending June 30, except with the prior written consent of each Administrative Agent; or

(g) Create any Restricted Subsidiary; provided, however, that the Borrowers or any Subsidiary of the Borrowers may create wholly owned Subsidiaries so long as the Borrowers and such Subsidiaries comply with Sections 6.10 and 6.17.

Section 8.8 Financial Covenants.

(a) Senior Secured Leverage Ratio. The Borrower Parties shall not permit, at the end of each applicable fiscal quarter, the Senior Secured Leverage Ratio to be greater than the required amount for the applicable period set forth below:

Fiscal Quarter Ending:	Applicable Ratio
September, 2012	5.00:1.00
December, 2012	5:00:1.00
March, 2013	5.00:1.00
June, 2013	5.00:1.00
September, 2013	5.00:1.00
December, 2013	4.75:1.00
March, 2014	4.75:1.00
June, 2014	4.50:1.00
September, 2014	4.25:1.00
December, 2014	4.00:1.00
March, 2015	4.00:1.00
June, 2015	3.75:1.00
September, 2015	3.50:1.00
December, 2015	3.50:1.00
March, 2016	3.50:1.00
June, 2016	3.50:1.00
September, 2016	3.50:1.00
December, 2016	3.50:1.00
March, 2017	3.50:1.00
June, 2017	3.50:1.00
September, 2017	3.50:1.00
December, 2017	3.50:1.00

(b) Total Leverage Ratio. The Borrower Parties shall not permit, at the end of each applicable fiscal quarter, the Total Leverage Ratio to be greater than the required amount for the applicable period set forth below:

Fiscal Quarter Ending:	Applicable Ratio
September, 2012	6.25:1.00
December, 2012	6.25:1.00
March, 2013	6.25:1.00
June, 2013	6.25:1.00
September, 2013	6.25:1.00
December, 2013	6.00:1.00
March, 2014	6.00:1.00
June, 2014	5.75:1.00
September, 2014	5.50:1.00
December, 2014	5.25:1.00
March, 2015	5.25:1.00
June, 2015	5.00:1.00
September, 2015	4.75:1.00
December, 2015	4.50:1.00
March, 2016	4.50:1.00
June, 2016	4.50:1.00
September, 2016	4.50:1.00
December, 2016	4.50:1.00
March, 2017	4.50:1.00
June, 2017	4.50:1.00
September, 2017	4.50:1.00
December, 2017	4.50:1.00

(c) Fixed Charge Coverage Ratio. The Borrower Parties shall not permit, at the end of each applicable fiscal quarter, the Fixed Charge Coverage Ratio to be less than the required amount for the applicable period set forth below:

Fiscal Quarter Ending:	Applicable Ratio
September, 2012	1.50:1.00
December, 2012	1.50:1.00
March, 2013	1.50:1.00
June, 2013	1.50:1.00
September, 2013	1.75:1.00
December, 2013	1.75:1.00
March, 2014	1.75:1.00
June, 2014	1.75:1.00
September, 2014	2.00:1.00
December, 2014	2.00:1.00
March, 2015	2.00:1.00
June, 2015	2.25:1.00
September, 2015	2.25:1.00
December, 2015	2.25:1.00
March, 2016	2.50:1.00
June, 2016	2.50:1.00
September, 2016	2.50:1.00
December, 2016	2.75:1.00
March, 2017	2.75:1.00
June, 2017	2.75:1.00
September, 2017	2.75:1.00
December, 2017	2.75:1.00

Section 8.9 Additional Fiber Optic. The Borrower Parties shall not acquire any additional fiber optic capacity unless within thirty (30) days of such acquisition (a) such Borrower Party is in the business of transmitting communications and qualifies as a “transmitting utility,” as defined in the Uniform Commercial Code in the state in which such fiber optic capacity is located, and (b) a transmitting utility Uniform Commercial Code financing statement has been filed in such state naming such Borrower Party, as debtor, and the Collateral Agent, as secured party.

Section 8.10 Conduct of Business. The Borrower Parties shall not engage substantially in any line of business substantially different from the lines of business conducted by the Borrower Parties and their Restricted Subsidiaries on the Agreement Date or from any lines of business reasonably related, complementary, ancillary or incidental thereto.

Section 8.11 Sales and Leasebacks. No Borrower Party shall, or shall permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, with any third party whereby such Borrower Party or such Restricted Subsidiary, as applicable, shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby such Borrower Party or such Restricted Subsidiary, as applicable, shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Borrower Party or such Restricted Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred, except in an aggregate amount to the exceed $50,000,000.

Section 8.12 Amendment and Waiver. Except as permitted hereunder, no Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, enter into any amendment of, or agree to or accept any waiver, which would adversely affect the rights of such Borrower Party or such Subsidiary, as applicable, or any member of the Lender Group, of its articles or certificate of incorporation or formation and by-laws, partnership agreement or other governing documents.

Section 8.13 ERISA Liability. No Borrower Party shall fail to meet all of the applicable minimum funding requirements of ERISA and the Code, without regard to any waivers thereof, to the extent such failure could reasonably be expected to have a Materially Adverse Effect. To the extent that the assets of any Borrower Party’s Plans would be less (by $1,000,000 or more) than an amount sufficient to provide all accrued benefits payable under such Plans, the Borrower Parties shall make the maximum deductible contributions allowable under the Code (based on the Borrowers’ current actuarial assumptions). No Borrower Party shall, or shall cause or permit any ERISA Affiliate to, (a) cause or permit to occur any event that could result in the imposition of a Lien under Section 430 of the Code or Section 303(k) or 4068 of ERISA, or (b) cause or permit to occur an ERISA Event to the extent the event described in (a) or (b) individually or in the aggregate could reasonably be expected to have a Materially Adverse Effect.

Section 8.14 Prepayments . No Borrower Party shall, or shall permit any of its Restricted Subsidiaries to, prepay, redeem, defease or purchase in any manner, or deposit or set aside funds for the purpose of any of the foregoing, make any payment in respect of principal of, or make any payment in respect of interest on, any Funded Debt incurred under subsections (i) or (j) of Section 8.1, except any Borrower may (a) make regularly scheduled payments of principal or interest required in accordance with the terms of the instruments governing such Funded Debt, (b) make prepayments on, or offer to repurchase, such Funded Debt with Equity Proceeds, and (c) make prepayments on, or offer to repurchase, such Funded Debt with the proceeds arising out of on or more sales or dispositions of assets.

Section 8.15 Negative Pledge . No Borrower Party shall, or shall permit any Subsidiary of any Borrower Party to, directly or indirectly, enter into any agreement with any Person that prohibits or restricts or limits the ability of any Borrower Party or any such Subsidiary to create, incur, pledge, or suffer to exist any Lien upon any of its respective assets, or restricts the ability of any Subsidiary of a Borrower to pay Dividends to such Borrower except prohibitions or conditions (a) under the Loan Documents, (b) under the Senior Notes Documents, (c) under the definitive documentation in respect of any Funded Debt permitted by Section 8.1(d) solely to the extent that the agreement or instrument governing such Funded Debt or Capitalized Lease Obligation prohibits a Lien on the property acquired with the proceeds of such Indebtedness or the property subject to such Capitalized Lease Obligation, respectively, (d) existing by reason of customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business; provided, that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be, (e) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, (f) imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clause (c) above; provided that such amendments or refinancings are no more materially restrictive with respect to such prohibitions and limitations than those in effect prior to such amendment or refinancing (as determined in good faith and, if requested by any Administrative Agent, certified in writing to each Administrative Agent by an Authorized Signatory of the Administrative Borrower or (g) under any Funded Debt of a Person outstanding on the date such Person first becomes a Subsidiary of a Borrower; provided, that the agreements imposing such prohibitions or conditions were not entered into solely in contemplation of such Person becoming a Subsidiary of a Borrower.

Section 8.16 Inconsistent Agreements . No Borrower Party shall, or shall permit any Subsidiary of any Borrower Party to, enter into any contract or agreement which would violate the terms hereof, any other Loan Document or any Bank Products Document.

Section 8.17 Senior Note Documents . No Borrower Party shall amend, modify or waive, or request or agree to, any amendment, modification or waiver of any provision of the Senior Note Documents to the extent such amendment, modification or waiver is prohibited by the terms of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control as among the Administrative Agents and the Lenders, on the one hand, and the Trustee and the holders of the Senior Note Indebtedness, on the other hand.

ARTICLE 9.

DEFAULT

Section 9.1 Events of Default . Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

(a) Any representation, warranty or certification made under this Agreement or any other Loan Document shall prove incorrect or misleading in any material respect (unless such representation, warranty or certification is qualified as to materiality, in which case such representation, warranty or certification shall at any time prove to have been incorrect or misleading in any respect) when made or deemed to have been made pursuant to Section 5.2;

(b) (i) Any payment of any principal hereunder, or any reimbursement obligations with respect to any Letter of Credit shall not be received by the applicable Administrative Agent on the date such payment is due, or (ii) any payment of any interest hereunder or any fees or any other amounts payable hereunder or under the other Loan Documents by any Borrower Party shall not be received by the applicable Administrative Agent within three (3) Business Days from the date on which such payment is due;

(c) Any Borrower Party shall default in the performance or observance of any agreement or covenant contained in Sections 2.12, 6.1, 6.5, 6.7, 6.10, 6.13, 6.18 or in Article 7 or Article 8 or any material (as determined by any Administrative Agent in its Permitted Discretion) agreement or covenant in any Security Document (other than any Mortgage);

(d) Any Borrower Party shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 9.1, and such default, if curable, shall not be cured to the Majority Lenders’ satisfaction within the earlier of (i) a period of thirty (30) days from the date that an officer of such Borrower Party knew of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given by any Administrative Agent to the Administrative Borrower;

(e) There shall occur any default in the performance or observance by any Borrower Party of any agreement or covenant contained in any of the other Loan Documents or in the Bank Products Documents with respect to Lender Hedge Agreements (other than this Agreement or the Security Documents or as otherwise provided in this Section 9.1) which shall not be cured to the Majority Lenders’ satisfaction within the applicable cure period, if any, provided for in such Loan Document or Bank Products Document, or, if there is no applicable cure period set forth in such Loan Document or Bank Products Document, within the earlier of (i) a period of thirty (30) days from the date that an officer of a Borrower knew of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given by any Administrative Agent to the Administrative Borrower;

(f) There shall occur any Change in Control;

(g) (i) There shall be entered a decree or order for relief in respect of any Borrower Party or any of their Restricted Subsidiaries which is a Material Subsidiary under the Bankruptcy Code, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of any Borrower Party or any Restricted Subsidiary which is a Material Subsidiary or of any substantial part of its properties, or ordering the winding-up or liquidation of the affairs of any Borrower Party or any of their Restricted Subsidiaries which is a Material Subsidiary, or (ii) an involuntary petition shall be filed against any Borrower Party or any of their Restricted Subsidiaries which is a Material Subsidiary and a temporary stay entered and (A) such petition and stay shall not be diligently contested, or (B) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days;

(h) Any Borrower Party or any of their Restricted Subsidiaries which is a Material Subsidiary shall (i) commence an Insolvency Proceeding (ii) consent to the institution of an Insolvency Proceeding or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of such Borrower Party or any of their Restricted Subsidiaries which is a Material Subsidiary or of any substantial part of its properties, (iii) fail generally to pay its debts as they become due, or take any action in furtherance of the foregoing;

(i) A final judgment (other than a money judgment or judgments fully covered (except for customary deductibles or copayments not to exceed $5,000,000 in the aggregate) by insurance as to which the insurance company has acknowledged coverage) shall be entered by any court against any Borrower Party or any of their Restricted Subsidiaries for the payment of money which exceeds, together with all such other judgments of the Borrower Parties and their Restricted Subsidiaries, $40,000,000 in the aggregate, or a warrant of attachment or execution or similar process shall be issued or levied against property of any Borrower Party or any of their Restricted Subsidiaries pursuant to a final judgment which, together with all other such property of the Borrower Parties and their Restricted Subsidiaries subject to other such process, exceeds in value $40,000,000 in the aggregate, and if, within thirty (30) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged;

(j) The occurrence of any of the following events at any time: (i) a trustee shall be appointed by a United States District Court to administer any Plan; (ii) the PBGC shall institute proceedings to terminate any Plan; (iii) any Borrower Party or any ERISA Affiliate of any Borrower Party shall incur any liability to the PBGC in connection with the termination of any Plan; (iv) any Plan or trust created under any Plan shall engage in a non exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to any tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code; (v) any Borrower Party or any ERISA Affiliate of any Borrower Party shall enter into or become obligated to contribute to a Multiemployer Plan; (vi) there shall be at any time a Lien imposed against the assets of a Borrower Party or ERISA Affiliate under Code Section 430, or ERISA Sections 303(k) or 4068; or (vii) there shall occur at any time an ERISA Event; provided, however that no Event of Default shall occur as a result of an event described in clauses (i), (ii), (iii), (iv) or (vii) of this Section 9.1(j) unless such event either individually or in the aggregate with other events described therein could reasonably be expected to have a Materially Adverse Effect;

(k) (i) There shall occur any default (after the expiration of any applicable grace or cure period) under any indenture, agreement, or instrument evidencing Funded Debt of any Borrower Party or any of their Restricted Subsidiaries in an aggregate principal amount exceeding $40,000,000 (determined singly or in the aggregate with other Funded Debt) which entitles the holders thereof to cause such debt to become due prior to its stated maturity, (ii) there shall occur any default under any Hedge Agreement (after the expiration of any applicable cure period set forth therein) with a termination value in excess of $40,000,000 (measured at the time of such default) and (iii) any event of default shall occur under the Indenture;

(l) All or any portion of any Loan Document or any Bank Products Document shall at any time and for any reason be declared to be null and void, the effect of which is to render any such material Loan Document or Bank Products Document inadequate for the practical realization of the rights and benefits afforded thereby, or a proceeding shall be commenced by any Borrower Party, any of their Restricted Subsidiaries or any Affiliate thereof, or by any Governmental Authority having jurisdiction over any Borrower Party, any of their Restricted Subsidiaries or any Affiliate thereof, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Borrower Party, any of their Restricted Subsidiaries or any Affiliate thereof shall deny that it has any liability or obligation for the payment of any Obligation provided under any Loan Document or any Bank Products Document, or any Lender Hedge Agreement shall be terminated as a result of a default or event of default thereunder by any Borrower Party;

(m) Intentionally Omitted;

(n) One or more of the material authorizations, licenses, certificates or permits relating to any Borrower Party’s ability to continue to engage in the Telecommunications Business or operate a material portion of the Telecommunications Assets is cancelled, suspended, materially limited, terminated or revoked and such cancellation, suspension, limitation, termination or revocation has become final, or a Borrower Party, or grantor of any such material authorization, license or permit fails to timely renew such authorization, license or permit prior to the expiration thereof, and such cancellation, suspension, material limitation, termination, revocation or failure to renew could reasonably be expected to have an Material Adverse Effect;

Section 9.2 Remedies . If an Event of Default shall have occurred and shall be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement, the other Loan Documents and any Bank Products Documents:

(a) With the exception of an Event of Default specified in Section 9.1(g) or (h), the Administrative Agents may in their discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders, (i) terminate the Revolving Loan Commitments and the Letter of Credit Commitment, or (ii) declare the principal of and interest on the Loans and all other Obligations (other than any Obligations existing from time to time of any Borrower Party to any Lender arising in connection with any Bank Products Documents) to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, or both.

(b) Upon the occurrence and continuance of an Event of Default specified in Section 9.1(g) or (h), such principal, interest, and other Obligations (other than any Obligations existing from time to time of any Borrower Party to any Lender arising in connection with any Bank Products Documents) shall thereupon and concurrently therewith become due and payable, and the Revolving Loan Commitment and the Letter of Credit Commitment, shall forthwith terminate, all without any action by the Lender Group, or any of them and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(c) The Administrative Agents may in their discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders exercise all of the post-default rights granted to the Lender Group, or any of them, under the Loan Documents or under Applicable Law. The Administrative Agents, for the benefit of the Lender Group, shall have the right to the appointment of a receiver for the Property of the Borrower Parties, and the Borrower Parties hereby consent to such rights and such appointment and hereby waive any objection the Borrower Parties may have thereto or the right to have a bond or other security posted by the Lender Group, or any of them, in connection therewith.

(d) In regard to all Letters of Credit with respect to which presentment shall not have occurred at the time of any acceleration of the Obligations pursuant to the provisions of this Section 9.2 or, upon the request of the Revolving Facility Administrative Agent, after the occurrence of an Event of Default and prior to acceleration, the Borrowers shall promptly upon demand by the Revolving Facility Administrative Agent deposit in a Letter of Credit Reserve Account opened by the Revolving Facility Administrative Agent for the benefit of the Issuing Bank an amount equal to one hundred five percent (105%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations. Amounts held in such Letter of Credit Reserve Account shall be applied by the Revolving Facility Administrative Agent to reimburse the Issuing Bank for its payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.11. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Obligations shall have been paid in full and the Revolving Commitments have terminated, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrowers. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

(e) The rights and remedies of the Lender Group hereunder shall be cumulative, and not exclusive.

Section 9.3 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 9.1(c), in the event that the Borrowers fail to comply with either of the Financial Covenants, until the expiration of the tenth day after the date on which financial statements are required to be delivered pursuant to Section 7.1 with respect to the fiscal quarter ending on the last day of the twelve-month period in respect of which such Financial Covenant is being measured (the “Test Period”), if Zayo receives a Specified Equity Contribution, Zayo may apply the amount of the net proceeds of such Specified Equity Contribution to increase Annualized EBITDA with respect to such applicable fiscal quarter (the “Cure Right”) and the Financial Covenants shall be recalculated, giving effect to a pro forma increase to Annualized EBITDA for such Test Period in an amount equal to such net cash proceeds; provided that such pro forma adjustment to Annualized EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the Financial Covenants with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document.

(b) If, after the exercise of the Cure Right and the recalculations pursuant to subsection (a) above, the Borrowers shall then be in compliance Financial Covenants during such Test Period (including for purposes of Section 4.2 and 4.3), the Borrower shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 9.1(c) that had occurred shall be deemed cured; provided that (i) in each four-fiscal quarter period, there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) there shall be no more than four Specified Equity Contributions during the term of this Agreement, (iii) with respect to any exercise of the Cure Right, the Specified Equity Contribution shall be applied only to the prepayment of Loans and shall be no greater than the amount required to cause the Borrowers to be in compliance with the Financial Covenants and (iv) all Specified Equity Contributions will be disregarded for purposes of determining the Available Amount or the availability of any baskets or carve-outs with respect to the covenants contained in Article 8 hereof.

ARTICLE 10.

THE ADMINISTRATIVE AGENTS

Section 10.1 Appointment and Authorization . Each member of the Lender Group hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in this Agreement and the other Loan Documents and its Loans, its portion of the Revolving Loan Commitment and, if applicable, Letter of Credit Commitment irrevocably to appoint and authorize, each Administrative Agent to take such actions as its agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, each member of the Lender Group hereby authorizes the applicable Administrative Agent to execute and deliver each Loan Document to which such Administrative Agent is, or is required to be, a party. Neither Administrative Agent nor any of their directors, officers, employees, or agents shall be liable for any action taken or omitted to be taken by it hereunder or in connection herewith, except for their own gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction.

Section 10.2 Interest Holders . The applicable Administrative Agent may treat each Lender, or the Person designated in the last notice filed with such Administrative Agent under this Section 10.2, as the holder of all of the interests of such Lender in this Agreement and the other Loan Documents, its Loans and its portion of the Revolving Loan Commitment until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the applicable Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to such Administrative Agent, shall have been filed with such Administrative Agent.

Section 10.3 Consultation with Counsel . Each Administrative Agent may consult with legal counsel selected by it and shall not be liable to any Lender or the Issuing Bank for any action taken or suffered by it in good faith in reliance on the advice of such counsel.

Section 10.4 Documents . The Administrative Agents shall not be under any duty to examine, inquire into, or pass upon the validity, effectiveness, or genuineness of this Agreement, any other Loan Document, or any instrument, document, or communication furnished pursuant hereto or in connection herewith, and the Administrative Agents shall be entitled to assume that they are valid, effective, and genuine, have been signed or sent by the proper parties, and are what they purport to be.

Section 10.5 Administrative Agents and Affiliates . With respect to the Commitments and Loans, the Administrative Agents shall have the same rights and powers hereunder as any other Lender, and the Administrative Agents and their Affiliates, as the case may be, may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower Parties or any Affiliates of, or Persons doing business with, the Borrower Parties, as if it were not an Administrative Agent or affiliated with an Administrative Agent and without any obligation to account therefor. The Lenders and the Issuing Bank acknowledge that the Administrative Agents and their Affiliates have other lending and investment relationships with the Borrower Parties and their Affiliates and in the future may enter into additional such relationships.

Section 10.6 Responsibility of the Administrative Agents . Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agents shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agents have or be deemed to have any fiduciary relationship with any other member of the Lender Group, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agents. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agents shall be entitled to assume that no Default exists unless it has actual knowledge, or has been notified by any Borrower Party, of such fact, or has been notified by a Lender that such Lender considers that a Default exists, and such Lender shall specify in detail the nature thereof in writing. The Administrative Agents shall provide each Lender with copies of such documents received from any Borrower Party as such Lender may reasonably request.

Section 10.7 Action by Administrative Agents.

(a) The Administrative Agents shall be entitled to use their discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless the Administrative Agents shall have been instructed by the Majority Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such action. The Administrative Agents shall incur no liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances.

(b) The Administrative Agents shall not be liable to the Lenders and the Issuing Bank, or any of them, in acting or refraining from acting under this Agreement or any other Loan Document in accordance with the instructions of the Majority Lenders (or all Lenders if expressly required by Section 11.12), and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders and the Issuing Bank.

Section 10.8 Notice of Default . In the event that any member of the Lender Group shall acquire actual knowledge, or shall have been notified in writing, of any Default, such member of the Lender Group shall promptly notify the other members of the Lender Group, and the applicable Administrative Agent shall take such action and assert such rights under this Agreement as the Majority Lenders shall request in writing, and the applicable Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail to request the applicable Administrative Agent to take action or to assert rights under this Agreement in respect of any Default after their receipt of the notice of any Default from a member of the Lender Group, or shall request inconsistent action with respect to such Default, the applicable Administrative Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 9) as it deems in its discretion to be advisable for the protection of the Lender Group, except that, if the Majority Lenders have instructed the applicable Administrative Agent not to take such action or assert such right, in no event shall the applicable Administrative Agent act contrary to such instructions.

Section 10.9 Responsibility Disclaimed . The Administrative Agents shall not be under any liability or responsibility whatsoever as an Administrative Agent:

(a) to any Borrower Party or any other Person or entity as a consequence of any failure or delay in performance by or any breach by, any member of the Lender Group of any of its obligations under this Agreement;

(b) to any Lender Group, or any of them, as a consequence of any failure or delay in performance by, or any breach by, any Borrower Party or any other obligor of any of its obligations under this Agreement or any other Loan Document; or

(c) to any Lender Group, or any of them, for any statements, representations, or warranties in this Agreement, or any other document contemplated by this Agreement or any information provided pursuant to this Agreement, any other Loan Document, or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability, or sufficiency of this Agreement, any other Loan Document, or any other document contemplated by this Agreement.

Section 10.10 Indemnification . The Lenders agree to indemnify (to the extent not reimbursed by the Borrowers) and hold harmless each Administrative Agent and each of their Affiliates, employees, representatives, officers and directors (each an “Administrative Agent Indemnified Person”) pro rata in accordance with their Commitment Ratios from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations, costs, expenses (including fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not an Administrative Agent Indemnified Person is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against an Administrative Agent Indemnified Person resulting from any breach or alleged breach by the Borrower Parties, or any of them, of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Commitments, the Loans, the Letters of Credit, this Agreement, the other Loan Documents or any other document contemplated by this Agreement or any action taken or omitted by the Administrative Agents under this Agreement, any other Loan Document, or any other document contemplated by this Agreement (other than Bank Products Documents), the making, administration or enforcement of the Loan Documents and the Loans or any transaction contemplated hereby or any related matters unless, with respect to any of the above, such Administrative Agent Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct. This Section 10.10 is for the benefit of each Administrative Agent Indemnified Person and shall not in any way limit the obligations of the Borrower Parties under Section 6.14. The provisions of this Section 10.10 shall survive the termination of this Agreement.

Section 10.11 Credit Decision . Each member of the Lender Group represents and warrants to each other member of the Lender Group and the Administrative Agents that:

(a) In making its decision to enter into this Agreement and to make its Loans it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower Parties and that it has made an independent credit judgment, and that it has not relied upon information provided by the Administrative Agents or any of their Affiliates;

(b) So long as any portion of the Obligations remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower Parties; and

(c) Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agents, the Administrative Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower Parties which may come into the possession of any of the Administrative Agents or any Affiliates of the Administrative Agents.

Section 10.12 Successor Administrative Agents . Subject to the appointment and acceptance of a successor Administrative Agent, as provided below, the applicable Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Administrative Borrower. Upon any such resignation, the Revolving Facility Majority Lenders or Term Facility Majority Lenders, as applicable, shall have the right to appoint a successor Term Facility Administrative Agent or Revolving Facility Administrative Agent, as applicable (with the consent of the Administrative Borrower if no Event of Default then exists). If no successor Administrative Agent shall have been so appointed pursuant to this Section 10.12, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation (or such earlier day as shall be agreed by the Term Facility Majority Lenders or Revolving Facility Majority Lenders, as applicable) (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Term Facility Administrative Agent or Revolving Facility Administrative Agent, as applicable, which shall be any Lender or a Person organized under the laws of the US, a State or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000; provided that if the applicable Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then, whether or not a successor has been appointed, such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date. Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties, and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as an Administrative Agent, the provisions of this Article 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting an Administrative Agent.

Section 10.13 Administrative Agents May File Proofs of Claim . Each Administrative Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of such Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of such Administrative Agent, its agents, financial advisors and counsel), the Lenders and the Issuing Bank allowed in any judicial proceedings relative to any Borrower Party, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims and any custodian in any such judicial proceedings is hereby authorized by each Lender and the Issuing Bank to make such payments to such Administrative Agent and, in the event that such Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to such Administrative Agent any amount due to such Administrative Agent for the reasonable compensation, expenses, disbursements and advances of such Administrative Agent, its agents, financial advisors and counsel, and any other amounts due such Administrative Agent under Section 11.2. Nothing contained in this Agreement or the Loan Documents shall be deemed to authorize any Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting this Agreement, any Notes, the Letters of Credit or the rights of any holder thereof, or to authorize any Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.

Section 10.14 Collateral . The Collateral Agent is hereby authorized to hold all Collateral pledged pursuant to any Loan Document and to act on behalf of the Lender Group, in its own capacity and through other agents appointed by it, under the Security Documents; provided, that the Collateral Agent shall not agree to the release of any Collateral except in accordance with the terms of this Agreement. The Lender Group acknowledges that the Loans (including Agent Advances), any Overadvances, the Letter of Credit Obligations, all Obligations with respect to Bank Products Documents and all interest, fees and expenses hereunder constitute one Funded Debt, secured by all of the Collateral. The Collateral Agent hereby appoints each Lender and the Issuing Bank as its agent (and each Lender and the Issuing Bank hereby accepts such appointment) for the purpose of perfecting the Collateral’s Liens in assets which, in accordance with the UCC, can be perfected by possession. Should any Lender or the Issuing Bank obtain possession of any such Collateral, subject to the limitations set forth in the Blocked Account Agreements, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions.

Section 10.15 Release of Collateral.

(a) Each Lender and the Issuing Bank hereby directs, in accordance with the terms of this Agreement, the Administrative Agents, and the Administrative Agents agree, to instruct the Collateral Agent to release any Lien held by the Collateral Agent for the benefit of the Lender Group:

(i) against all of the Collateral, upon final and indefeasible payment in full of the Obligations and termination of the Revolving Loan Commitments and/or funding of the letter of credit account; or

(ii) against any part of the Collateral sold, transferred or disposed of by the Borrower Parties (including, without limitation, all property, assets and rights of any Guarantor released pursuant to subsection (b) below) if such sale, transfer or other disposition is permitted by Section 8.7 or is otherwise consented to by the requisite Lenders for such release as set forth in Section 11.12, as certified to the Collateral Agent by the Administrative Borrower in a certificate of an Authorized Signatory of the Administrative Borrower.

(iii) Each Lender and the Issuing Bank hereby directs the Administrative Agents, and the Administrative Agents agree, to instruct the Collateral Agent to execute and deliver or file or authorize the filing of such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.15 promptly upon the effectiveness of any such release. Upon request by any Administrative Agent at any time, the Lenders and the Issuing Bank will confirm in writing the Administrative Agents’ authority to instruct the Collateral Agent to release particular types or items of Collateral pursuant to this Section 10.15.

(b) Each Lender and the Issuing Bank hereby directs, in accordance with the terms of this Agreement, the Administrative Agents, and the Administrative Agents agree, (i) to release any Guarantor from its obligations hereunder, including, without limitation, its obligations with respect to the Guaranty) in connection with (1) any sale or other disposition, including by merger or otherwise, of Equity Interests in such Guarantor after which such Guarantor is no longer a Subsidiary of any Borrower, if such sale or disposition complies with the applicable provisions of this Agreement or is otherwise consented to by the applicable Lenders for such release as set forth in Section 11.12, as certified to each Administrative Agent by the Administrative Borrower or (2) the designation of such Guarantor as an Unrestricted Subsidiary pursuant to Section 6.17 and in accordance with the definition of “Unrestricted Subsidiary”, and (ii) to execute and deliver or file or authorize the filing of such documents, statements and instruments and do such other things as are necessary to release such Guarantor from such obligations pursuant to this Section 10.15 promptly upon the effectiveness of any such release. Upon request by any Administrative Agent at any time, the Lenders and the Issuing Bank shall confirm in writing each Administrative Agent’s authority to release the applicable Guarantor pursuant to this Section 10.15.

Section 10.16 Additional Agents . None of the Lenders or other entities identified on the facing page of this Agreement as \“Lead Arrangers”, “Term Loan Facility Co-Syndication Agents”, or “Term Loan Facility Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such if such entity is also a Lender. Without limiting the foregoing, none of the Lenders or other entities so identified shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other entities so identified in deciding to enter into this Agreement or any other Loan Document or in taking or not taking action hereunder or thereunder.

Section 10.17 Intercreditor Agreement . (a) The Administrative Agents and the Collateral Agent are authorized to enter into the Intercreditor Agreement and the parties hereto acknowledge that the Intercreditor Agreement is binding upon them. Each Lender hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and hereby authorizes and instructs the Administrative Agents and Collateral Agent to enter into the Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

(b) Notwithstanding anything herein to the contrary in this Agreement or any other Loan Documents (other than the Intercreditor Agreement), the rights of the Lenders under this Agreement and the other Loan Documents are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the provisions of the Intercreditor Agreement and the provisions of this Agreement and/or or any other Loan Documents (other than the Intercreditor Agreement), the provisions of the Intercreditor Agreement shall govern and control.

ARTICLE 11.

MISCELLANEOUS

Section 11.1 Notices.

(a) All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when delivered to the telegraph office or sent out (with receipt confirmed) by telex or telecopy (or to the extent specifically permitted under Section 11.1(c) only, when sent out by electronic means) addressed to the party to which such notice is directed at its address determined as in this Section 11.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)	If to any Borrower Party, to such Borrower Party in care of the Administrative Borrower at:

Zayo Group, LLC

901 Front Street, Suite 200

Louisville, CO 80027

Attn: Ken desGarennes, Chief Financial Officer

Telecopy No.: (303) 226-5942

Email: kdesgarennes@zayo.com

with a copy to:

Gibson Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166-0193

Attn: Aaron F. Adams

Telecopy: (212) 351-6245

Email: afadams@gibsondunn.com

(ii)	If to the Term Facility Administrative Agent, to it at:

Morgan Stanley Senior Funding, Inc.

1 Pierrepont Plaza, 7th Floor

Brooklyn, NY 11201

Facsimile: (212) 507-6680

Email: msagency@ms.com

(iii)	If to the Revolving Facility Administrative Agent, to it at:

Morgan Stanley Senior Funding, Inc.

1 Pierrepont Plaza, 7th Floor

Brooklyn, NY 11201

Facsimile: (212) 507-6680

Email: msagency@ms.com

(iv) If to the Lenders, to them at the addresses set forth in the Administrative Questionnaire delivered to the applicable Administrative Agent; and

(v) If to the Issuing Bank, at the address set forth on the signature pages of this Agreement.

(b) Any party hereto may change the address to which notices shall be directed under this Section 11.1 by giving ten (10) days’ written notice of such change to the other parties.

(c) The Borrowers may make delivery of the items required by Sections 7.1, 7.2 and 7.3 via Electronic Transmission to the Lender Group. Each Administrative Agent shall so post such items within a reasonable period of time after delivery thereof by Borrowers. Such posting or sending via Electronic Transmission to the Lender Group shall constitute delivery of such items to the Lender Group.

Section 11.2 Expenses. Each Borrower agrees, jointly and severally, to promptly pay or promptly reimburse:

(a) All documented, and reasonable out-of-pocket costs and expenses of the Administrative Agents, the Arrangers and the Collateral Agent in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement and the other Loan Documents, the transactions contemplated hereunder and thereunder, and the making of the initial Loan hereunder, including, but not limited to, the documented, reasonable fees and disbursements of one counsel for the Administrative Agents;

(b) All documented and reasonable out-of-pocket costs and expenses of the Administrative Agents in connection with the administration of the transactions contemplated in this Agreement, the other Loan Documents, and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by the Lenders relating to this Agreement, the other Loan Documents (including, without limitation, the reasonable fees, disbursements and other charges of one counsel and any reasonably necessary local or regulatory counsel and, in the case of a perceived conflict, one additional counsel to all such Persons similarly situated);

(c) All documented and reasonable out-of-pocket costs and expenses of the Administrative Agents and the Lenders (including, without limitation, the reasonable fees, disbursements and other charges of one counsel and any reasonably necessary local or regulatory counsel and, in the case of a perceived conflict, one additional counsel to all such Persons similarly situated) in connection with the enforcement of this Agreement and the other Loan Documents;

(d) All taxes, assessments, general or special, and other charges levied on, or assessed, placed or made against any of the Collateral, any Notes or the Obligations; and

(e) All documented, reasonable out-of-pocket costs and expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

Section 11.3 Waivers. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents and the Bank Products Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Lender Group, or any of them, or the Majority Lenders in exercising any right shall operate as a waiver of such right. The Lender Group expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Loan. In the event the Lenders decide to fund a request for an Loan at a time when the Borrowers are not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further requests for Loans or preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lenders or by the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrowers.

Section 11.4 Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, except to the extent limited by Applicable Law, at any time that an Event of Default exists, each member of the Lender Group and each subsequent holder of the Obligations is hereby authorized by the Borrower Parties at any time or from time to time, without notice to the Borrower Parties or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Funded Debt evidenced by certificates of deposit, in each case whether matured or unmatured, but not including any amounts held by any member of the Lender Group or any of its Affiliates in any escrow account) and any other Funded Debt at any time held or owing by any member of the Lender Group or any such holder to or for the credit or the account of any Borrower Party, against and on account of the obligations and liabilities of the Borrower Parties, to any member of the Lender Group or any such holder under this Agreement, any Notes, any other Loan Document and any Bank Products Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, any Notes, any other Loan Document or any Bank Products Document, irrespective of whether or not (a) the Lender Group shall have made any demand hereunder or (b) the Lender Group shall have declared the principal of and interest on the Loans and any Notes and other amounts due hereunder to be due and payable as permitted by Section 9.2 and although said obligations and liabilities, or any of them, shall be contingent or unmatured. Any sums obtained by any member of the Lender Group or by any subsequent holder of the Obligations shall be subject to the application of payments provisions of Article 2.

Section 11.5 Assignment.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding anything else in this Section 11.5, no assignments, participations or other transfers of rights under this Agreement shall be permitted to any Person that is a competitor, or an Affiliate of a competitor, or any Borrower Party or any of its Subsidiaries; provided, however, that in connection with any assignment, participation or other transfer of rights to an entity other than any entity previously designated in writing by the Administrative Borrower (and made available to the Lenders) as a competitor or an Affiliate of a competitor, a Lender may conclusively rely upon a representation by such entity that it is not a competitor or an Affiliate of a Competitor.

(b) Any Lender (and any Lender that is an Issuing Bank) may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its portion of the Revolving Loan Commitment (which assignment shall automatically include an assignment of the Letter of Credit Commitment which is a subset of the Revolving Loan Commitment) and the Loans at the time owing to it and excluding rights and obligations with respect to Bank Products Documents); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s portion of the Revolving Loan Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the portion of the Revolving Loan Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the applicable Administrative Agent) shall not be less than $1,000,000, unless each of the applicable Administrative Agent and, so long as no Event of Default under Section 9.16(b), (g) or (h) has occurred and is continuing, the Administrative Borrower otherwise consents (each such consent not to be unreasonably withheld), and (ii) the parties to each assignment shall execute and deliver to the applicable Administrative Agent an Assignment and Acceptance, together with (in the case of assignments under the Revolving Loan Facility) a processing and recordation fee of $3,500 (unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the applicable Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the applicable Administrative Agent pursuant to Section 11.5(c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.8(b), 2.9, 6.16, 12.3 and 12.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.5.

(c) The applicable Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the applicable Administrative Agents’ Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the portion of the Revolving Loan Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the applicable Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary; provided, that failure to make any such recordation, or any error in such recordation, shall not affect the Commitment of any Lender. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agents, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its portion of the Revolving Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers and the Lender Group shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.12(a)(i) that affects such Participant. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.8(b), 2.9, 6.16 and 12.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.5(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.8(b) or Section 12.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.8(b) unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.8(b) as though it were a Lender.

(f) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agents (each in its capacity as an Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender and (ii) in the case of any Lender that is a Fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything in this Agreement (including but not limited to Sections 2.6 and 2.10 (which provisions shall not be applicable to this Section 11.5(h)) or in any other Loan Document to the contrary, any Borrower Party may purchase the outstanding Term Loans on the following basis:

(i) Any Borrower Party shall have the right to purchase Term Loans at a discount to par pursuant to an Offer of Specified Discount Purchase, Solicitation of Discount Range Sale Offers or Solicitation of Discounted Sale Offers (any such purchase, a “Discounted Loan Purchase”), in each case made in accordance with this Section 11.5(h); provided that, no Borrower Party shall initiate any action under this Section 11.5(h) in order to make a Discounted Loan Purchase unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Loan Purchase as a result of a purchase made by a Borrower Party on the applicable Discounted Purchase Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower Party was notified that no Lender was willing to sell any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Solicitation of Discounted Sale Offers, the date of any Borrower Party’s election not to accept any Solicited Discounted Sale Offers; provided further that, none of the Borrower Parties shall initiate any process to effect a Discounted Loan Purchase that shall coincide with any prepayment of Term Loans pursuant to Section 2.5(a) or (b), and any scheduled repayment of Term Loans pursuant to Section 2.6.

(ii) (1) Subject to the proviso to subsection (i) above, any Borrower Party may from time to time offer to make a Discounted Loan Purchase by providing the Auction Agent notice in the form of a Specified Discount Purchase Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower Party, to (x) each Lender and/or (y) each Lender with respect to any Tranche of Term Loans on an individual Tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be purchased (the “Specified Discount Purchase Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be purchased (it being understood that different Specified Discounts and/or Specified Discount Purchase Amounts may be offered with respect to different Tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Purchase Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Purchase Response Date. The Auction Agent will promptly provide each Lender holding Term Loans in respect of which an Offer of Specified Discount Purchase is made with a copy of such Specified Discount Purchase Notice and a form of the Specified Discount Purchase Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (which date may be extended for a period not exceeding three Business Days upon notice by the applicable Borrower Party to the Auction Agent (and the Auction Agent shall promptly notify the applicable Lenders)) (the “Specified Discount Purchase Response Date”).

(2) Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Purchase Response Date whether or not it agrees to sell any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Purchase Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be sold at such offered discount. Each acceptance of a Discounted Loan Purchase by a Discount Purchase Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Purchase Response is not received by the Auction Agent by the Specified Discount Purchase Response Date shall be deemed to have declined to accept the applicable Offer of Specified Discount Purchase.

(3) If there is at least one Discount Purchase Accepting Lender, the relevant Borrower Party will purchase the outstanding Term Loans of each Discount Purchase Accepting Lender on the Discounted Purchase Effective Date in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Purchase Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Term Loans tendered for sale by all Discount Purchase Accepting Lenders exceeds the Specified Discount Purchase Amount, such purchase shall be made pro rata among the Discount Purchase Accepting Lenders in accordance with the respective principal amounts tendered to be sold by each such Discount Purchase Accepting Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Purchase Response Date, notify (I) the relevant Borrower Party of the respective Lenders’ responses to such offer, the Discounted Purchase Effective Date and the aggregate principal amount of the Discounted Loan Purchase and the Tranches to be prepaid, (II) each Lender of the Discounted Purchase Effective Date, and the aggregate principal amount and the Tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Purchase Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower Party and such Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Party shall be due and payable by such Borrower Party on the Discounted Purchase Effective Date in accordance with subsection (iv) below (subject to subsection (x) below).

(iii) (1) Subject to the proviso to subsection (i) above, any Borrower Party may from time to time solicit Discount Range Sale Offers by providing the Auction Agent with notice in the form of a Discount Range Solicitation Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Lender and/or (y) each Lender with respect to any Tranche of Term Loans on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Solicitation Amount”), the Tranche or Tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Tranche or Tranches of Term Loans willing to be purchased by such Borrower Party (it being understood that different Discount Ranges and/or Discount Range Solicitation Amounts may be offered with respect to different Tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Discount Range Solicitation Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Sale Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Solicitation Notice and a form of the Discount Range Sale Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (which date may be extended for a period not exceeding three Business Days upon notice by the Borrower Party to the Auction Agent (and the Auction Agent shall promptly notify the applicable Lenders)) (the “Discount Range Sale Response Date”). Each Lender’s Discount Range Sale Offer shall be irrevocable until the Discounted Purchase Effective Date (at which time such Discount Range Sale Offer shall be deemed to have been automatically revoked by such Lender as to any of such Lender’s Term Loans not purchased by such Borrower Party on or prior to such date) and shall specify one or more (but no more than three for any Lender) discounts to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to sell any or all of its then outstanding Term Loans of the applicable Tranche or Tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to sell at the Submitted Discount. Any Lender whose Discount Range Sale Offer is not received by the Auction Agent by the Discount Range Sale Response Date shall be deemed to have declined to accept a Discounted Loan Purchase of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Sale Offers received on or before the applicable Discount Range Sale Response Date and shall determine (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be purchased at such Applicable Discount in accordance with this subsection (iii). The relevant Borrower Party agrees to accept on the Discount Range Sale Response Date all Discount Range Sale Offers received by Auction Agent within the Discount Range by the Discount Range Sale Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Purchase in an aggregate principal amount equal to the lower of (I) the Discount Range Solicitation Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Sale Offer to sell Term Loans at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have offered to sell Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) to such Borrower Party its at the Applicable Discount (each such Lender, a “Participating Lender”), which offer shall be irrevocable until the Discounted Purchase Effective Date (at which time such Discount Range Sale Offer shall be deemed to have been automatically revoked by such Lender as to any of such Lender’s Term Loans not purchased by such Borrower Party on or prior to such date).

(3) If there is at least one Participating Lender, the relevant Borrower Party will accept such Participating Lender’s Discount Range Sale Offer and purchase the respective outstanding Term Loans of each Participating Lender on the Discounted Purchase Effective Date in the aggregate principal amount and of the Tranches specified in such Lender’s Discount Range Sale Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Solicitation Amount, the purchase of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Sale Response Date, notify (I) the relevant Borrower Party of the respective Lenders’ responses to such solicitation, the Discounted Purchase Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Purchase and the tranches to be prepaid, (II) each Lender of the Discounted Purchase Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Borrower Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Party shall be due and payable by such Borrower Party on the Discounted Purchase Effective Date in accordance with subsection (iv) below (subject to subsection (x) below).

(iv) (1) Subject to the proviso to subsection (i) above, any Borrower Party may from time to time solicit Solicited Discounted Sale Offers by providing the Auction Agent with notice in the form of a Solicited Discounted Solicitation Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Lender and/or (y) each Lender with respect to any Tranche of Term Loans on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Solicitation Amount”) and the tranche or tranches of Term Loans the Borrower is willing to purchase at a discount (it being understood that different Solicited Discounted Solicitation Amounts may be offered with respect to different Tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Solicitation Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Sale Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Solicitation Notice and a form of the Solicited Discounted Sale Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time on the third Business Day after the date of delivery of such notice to such Lenders (which date may be extended for a period not exceeding three Business Days upon notice by the Borrower Party to the Auction Agent (and the Auction Agent shall promptly notify the applicable Lenders)) (the “Solicited Discounted Sale Response Date”). Each Lender’s Solicited Discounted Sale Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both one or more (but no more than three) discounts to par (the “Offered Discount”) at which such Lender is willing to sell its then outstanding Loan and the maximum aggregate principal amount and Tranches of such Term Loans (the “Offered Amount”) such Lender is willing to sell the Offered Discount. Any Lender whose Solicited Discounted Sale Offer is not received by the Auction Agent by the Solicited Discounted Sale Response Date shall be deemed to have declined to sell any of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Borrower Party with a copy of all Solicited Discounted Sale Offers received on or before the Solicited Discounted Sale Response Date. Such Borrower Party shall review all such Solicited Discounted Sale Offers and select the largest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Sale Offers that is acceptable to the Borrower Party in its sole discretion (the “Acceptable Discount”), if any. If the Borrower Party elects, in its sole discretion, to accept any Offered Discount as the Acceptable Discount, in no event later than by the third Business Day after the date of receipt by such Borrower Party from the Auction Agent of a copy of all Solicited Discounted Sale Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower Party may submit an Acceptance and Purchase Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Purchase Notice from the Borrower Party by the Acceptance Date, such Borrower Party shall be deemed to have rejected all Solicited Discounted Sale Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Sale Offers received by Auction Agent by the Solicited Discounted Sale Response Date, within three (3) Business Days after receipt of an Acceptance and Purchase Notice (the “Discounted Purchase Determination Date”), the Auction Agent will determine (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Tranches of Term Loans (the “Acceptable Purchase Amount”) to be purchased by the relevant Borrower Party at the Acceptable Discount in accordance with this Section 11.5(h)(iv)(3). If the Borrower Party elects to accept any Acceptable Discount, then the Borrower Party agrees to accept all Solicited Discounted Sale Offers received by the Auction Agent by the Solicited Discounted Sale Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Sale Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably agreed to sell Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower Party may purchase outstanding Term Loans pursuant to this subsection (iv) from each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Sale Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Solicitation Amount, purchases of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Purchase Determination Date, the Auction Agent shall promptly notify (I) the relevant Borrower Party of the Discounted Purchase Effective Date and Acceptable Purchase Amount comprising the Discounted Loan Purchase and the tranches to be purchased, (II) each Lender of the Discounted Purchase Effective Date, the Acceptable Discount, and the Acceptable Purchase Amount of all Term Loans and the Tranches to be purchased at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be purchased at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower Party shall be due and payable by such Borrower Party on the Discounted Purchase Effective Date in accordance with subsection (iv) below (subject to subsection (x) below).

(v) In connection with any Discounted Loan Purchase, the Borrower Parties and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Purchase, the payment of customary fees and expenses from a Borrower Party in connection therewith.

(vi) If any Loan is purchased in accordance with subsections (ii) through (iv) above, a Borrower Party shall purchase such Term Loans on the Discounted Purchase Effective Date without premium or penalty. The relevant Borrower Party shall make payment in respect of its purchase of such Term Loans to the applicable Administrative Agent, for the account of the Discount Purchase Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the applicable Administrative Agent’s Office in immediately available funds not later than 1:00 p.m. (New York time) on the Discounted Purchase Effective Date and all such purchases shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro-rata basis across such installments. The Term Loans so purchased shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Purchase Effective Date. The consideration for each purchase of outstanding Term Loans pursuant to this Section 11.5(h) shall be paid to the Discount Purchase Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Term Loans of such Lenders in accordance with their respective Commitment Ratios. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Purchase Effective Date in any Discounted Loan Purchase.

(vii) To the extent not expressly provided for herein, each Discounted Loan Purchase shall be consummated pursuant to procedures consistent with the provisions in this Section 11.5(h) or as otherwise established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(viii) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 11.5(h), to the extent an Administrative Agent is the Auction Agent, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix) Each of the Borrower Parties and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 11.5(h) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Purchase provided for in this Section 11.5(h) as well as activities of the Auction Agent.

(x) Each Borrower Party shall have the right, by written notice to the Auction Agent, to revoke or modify its offer to make a Discounted Loan Purchase and rescind the applicable Specified Discount Purchase Notice, Discount Range Solicitation Notice or Solicited Discounted Solicitation Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Purchase Response Date.

(xi) Any failure by a Borrower Party to purchase Term Loans from a Lender pursuant to this Section 11.5(h) shall not constitute a Default or Event of Default under Section 9.1 or otherwise.

(xii) To the extent the Auction Agent is required to deliver notices or communicate such other information to the Lenders pursuant to this Section 11.5(h), the Auction Agent will work with the applicable Administrative Agent (and such Administrative Agent will cooperate with the Auction Agent) in order to procure the delivery of such notices and/or the communication of such information to the applicable Lenders.

(xiii) Nothing in this Section 11.5(h) shall require the Borrower to undertake any Discounted Loan Purchase.

(xiv) Each Discounted Loan Purchase shall be subject to the following conditions:

(1) Borrower Parties will not receive information provided solely to Lenders by the applicable Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the applicable Administrative Agent;

(2) no Default or Event of Default shall have occurred or be continuing;

(3) no proceeds of loans under the Revolving Credit Facility shall be used to purchase Term Loans under this Section 11.5(h);

(4) any Term Loans acquired by any Borrower Party shall automatically be cancelled immediately upon acquisition thereof;

(5) the Borrower Party making such Discounted Loan Purchase shall represent to the Discount Purchase Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, that as of the applicable Discounted Purchase Effective Date, such Borrower Party does not possess any material non-public information with respect to the Borrowers or any of their Subsidiaries or any of their respective securities that has not been disclosed to the Lenders generally (other than to Lenders who have elected not to receive such information); and

(6) the aggregate principal amount of Term Loans acquired by the Borrower Parties shall not exceed 15% of the original aggregate principal amount of Term Loans made under this Agreement on the Agreement Date.

Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by electronic transmission shall be deemed an original signature hereto. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 11.7 Under Seal; Governing Law. This Agreement and the other Loan Documents are intended to take effect as sealed instruments and shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents.

Section 11.8 Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.9 Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

Section 11.10 Source of Funds. Notwithstanding the use by the Lenders of the Base Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrowers at interest rates tied to such reference rates.

Section 11.11 Entire Agreement. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Each Borrower Party represents and warrants to the Lender Group that it has read the provisions of this Section 11.11 and discussed the provisions of this Section 11.11 and the rest of this Agreement with counsel for such Borrower Party, and such Borrower Party acknowledges and agrees that the Lender Group is expressly relying upon such representations and warranties of such Borrower Party (as well as the other representations and warranties of such Borrower Party set forth in this Agreement and the other Loan Documents) in entering into this Agreement.

Section 11.12 Amendments and Waivers. (a) Neither this Agreement, any other Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by the Majority Lenders, or in the case of Loan Documents executed by each Administrative Agent (and not the other members of the Lender Group), signed by each Administrative Agent and approved by the Majority Lenders and, in the case of an amendment, also by the Borrowers, except that: (i) the consent of each of the Lenders (or in the case of clause (C) and clause (E), each of the directly affected Lenders) and, in the case of an amendment, the Borrowers, shall be required for (A) any sale or release of, or the subordination of any Administrative Agent’s or the Collateral Agent’s security interest in, any material Collateral except in conjunction with sales or transfers of Collateral permitted hereunder, (B) except in conjunction with transactions permitted hereunder, any release of all or substantially all of the value of the Guaranty of the Obligations, (C) subject to Section 2.15, any extensions, postponements or delays of the Maturity Date or the scheduled date of payment of interest or principal or fees, or any reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate of interest or fees due to the Lenders hereunder or under any other Loan Documents, (D) any amendment of this Section 11.12 or of the definition of “Majority Lenders” or any other provision of the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; (E) any amendment increasing the Commitments (it being understood and agreed that a waiver of any Default or Event of Default or modification of any of the defined terms contained herein (other than those defined terms specifically addressed in this Section 11.12) shall not constitute a change in the terms of any portion of the Commitment held by any Lender); (F) any amendment to the definition of “Availability” and the defined terms used therein; (G) the consent of the Issuing Bank, the Revolving Facility Majority Lenders and the Borrowers shall be required for any amendment to Section 2.1(b) or 2.15 or the definition of “Letter of Credit Commitment”; (H) the consent of the Swing Line Bank, the Majority Lenders and the Borrowers shall be required for any amendment to Section 2.1(c) or Section 2.2(g); (I) the consent of the Revolving Facility Administrative Agent only shall be required to amend Schedule 1.1(a) to reflect assignments of any portion of the Revolving Loan Commitment and Loans in accordance with this Agreement and (J) any amendment to Section 2.11; (ii) the consent of each Administrative Agent, the Majority Lenders and the Borrowers shall be required for any amendment to Section 2.1(e) or Article 10 and (iii) the consent of the Guarantors and the Majority Lenders shall be required for any amendment to Article 3. Any amendment, modification, waiver, consent, termination or release of any Bank Products Documents may be effected by the parties thereto without the consent of the Lender Group. Notwithstanding anything to the contrary contained in this Section 11.12, pursuant to the terms of an Incremental Amendment, the Borrowers, each Administrative Agent, any Additional Lenders in respect thereof and any Lenders party thereto may, without the input or consent of any other Lender, effect amendments (including amendments and restatements), supplements or other modifications to this Agreement and the other Loan Documents as may be necessary or appropriate to effect the provisions of Section 2.17 and such Incremental Amendment.

Notwithstanding anything to the contrary contained in this Section 11.12, pursuant to the terms of an Incremental Amendment, the Borrowers, the Administrative Agents, any Additional Lenders in respect thereof may, without the input or consent of any other Lender, effect amendments (including amendments and restatements), supplements or other modifications to this Agreement and the other Loan Documents as may be necessary or appropriate to effect the provisions of Section 2.17(b) and such Incremental Amendment.

(b) If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at the applicable Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

(c) Notwithstanding anything to the contrary contained herein, the Lenders hereby authorize the Administrative Agent and the Collateral Agent to enter into amendments to the Intercreditor Agreement and the Security Agreement (each in form satisfactory to the Administrative Agent) for the purpose of allowing the Obligations and any Senior Notes to be secured by less than all of the collateral which secures the Facilities.

Section 11.13 Other Relationships; No Advisory or Fiduciary Responsibility. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of any member of the Lender Group or the Administrative Agents to enter into or maintain business relationships with any Borrower, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents. In connection with all aspect of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that (a) (i) the arranging and other services regarding this Agreement provided by the Agents and Administrative Agents are arm’s-length commercial transactions between each Borrower and its Affiliates, on the one hand, and the Agents, on the other hand, (ii) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (b) (i) each of the Agents and Administrative Agents is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other Person and (ii) no Agent has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, and (c) the Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Agent has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.14 Pronouns. The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

Section 11.15 Disclosure. The Borrower Parties agree that the Administrative Agents, and the Administrative Agents agree that the Borrower Parties, shall each have the right, with the consent of the other (such consent not to be unreasonably withheld), to issue press releases regarding the making of the Loans and the issuance and the Revolving Loan Commitment to the Borrowers pursuant to the terms of this Agreement.

Section 11.16 Replacement of Lender. In the event that a Replacement Event occurs and is continuing with respect to any Lender, the Administrative Borrower may designate another financial institution (such financial institution being herein called a “Replacement Lender”) acceptable to the applicable Administrative Agent and in the case of the Revolving Facility the Swingline Bank and the Issuing Bank, and which is not a Borrower or an Affiliate of any Borrower, to assume such Lender’s portion of the Revolving Loan Commitment hereunder, to purchase the Loans and participations of such Lender and such Lender’s rights hereunder and (if such Lender is the Issuing Bank) to issue Letters of Credit in substitution for all outstanding Letters of Credit issued by such Lender, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender plus amounts necessary to cash collateralize any Letters of Credit issued by such Lender, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the applicable Administrative Agent by the Replacement Lender of documentation satisfactory to such Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder; provided that the obligations of the Borrowers to indemnify such Lender with respect to any event occurring or obligations arising before such replacement shall survive such replacement; provided further that, (a) the Borrower shall have paid to the applicable Administrative Agent the fee (if any) specified in Section 11.5(b), (b) in the case of any such assignment resulting from a claim for compensation under Section 12.3, such assignment will result in a reduction in such compensation thereafter, (c) such assignment does not conflict with Applicable Laws and (d) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. “Replacement Event” shall mean, with respect to any Lender, (x) the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent or such Lender shall become a Defaulting Lender, (y) the making of any claim by any Lender under Section 2.8(b), 12.3 or 12.5, unless the changing of the lending office by such Lender would obviate the need of such Lender to make future claims under such Sections or (z) a refusal by such Lender to execute any amendment, waiver or consent which requires to the written consent of all of the Lenders or each of the directly affected Lenders and to which the Majority Lenders, the Administrative Agents and the Borrowers have agreed (a “Non-Consenting Lender”).

Section 11.17 Confidentiality. No member of the Lender Group shall disclose any non-public confidential information regarding the Borrower Parties (“Confidential Information”; which shall include all information received from any Borrower Party or any of its Subsidiaries relating to any Borrower Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to or in the possession of the Lender Group (or any intended recipient) on a non-confidential basis prior to disclosure by any Borrower Party or any of its Subsidiaries, provided that, such information was or is clearly identified at the time of delivery as confidential) to any other Person without the consent of the Borrowers, other than (i) to such member of the Lender Group’s Affiliates and their officers, directors, employees, agents and advisors, to other members of the Lender Group and, as contemplated by Section 11.5, to actual or prospective assignees and participants, and then only on a confidential basis, with instructions to keep such Confidential Information confidential, and provided that such parties agree to be bound by confidentiality provisions substantially similar to those hereunder, (ii) as required by any law, rule or regulation or judicial process, (iii) to any nationally recognized rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower Parties received by it from such member of the Lender Group, (iv) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking and (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.

Section 11.18 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or any Guarantor, or the transfer to the Lender Group of any property, should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses and attorneys fees of the Lender Group related thereto, the liability of the Borrowers or such Guarantor, as applicable, automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made. Moreover, each Lender severally agrees to pay to the applicable Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders to make such repayment shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.19 Electronic Transmissions. (a) Authorization. Subject to the provisions of this Section 11.19(a), each of the Administrative Agents, the Borrowers, the Lenders, the Issuing Bank and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each of the Borrowers and the other Borrower Parties hereby acknowledges and agrees, and each of the Borrowers and the other Borrower Parties shall cause each of their Subsidiaries to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to the terms and conditions of this Agreement, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by Borrower Parties or the members of the Lender Group in connection with the use of such E-System.

(c) Limitation of Liability. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of Administrative Agent or any of its Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Administrative Agents or any of their Affiliates in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Each of the Borrowers and the other Borrower Parties agrees that the Administrative Agents have no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 11.20 USA Patriot Act Compliance. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act each Administrative Agent is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrowers in accordance with the USA Patriot Act. The Borrowers shall, promptly following a request by any Administrative Agent or any Lender, provide all documentation and other information that such Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

ARTICLE 12.

YIELD PROTECTION

Section 12.1 Eurodollar Rate Basis Determination. Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Loan for any Eurodollar Loan Period, the applicable Administrative Agent (a) determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Eurodollar Loan Period or (b) is advised by the Majority Lenders that the Eurodollar Basis for such Eurodollar Loan Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining the Loans for such Eurodollar Loan Period, such Administrative Agent shall forthwith give notice thereof to the Administrative Borrower and the Lenders, whereupon until such Administrative Agent notifies the Administrative Borrower that the circumstances giving rise to such situation no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 12.2 Illegality. If any change in Applicable Law, any change in the interpretation or administration of any Applicable Law by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any change in compliance with Applicable Law as a result of any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency after the Agreement Date, shall make it unlawful for any Lender to make, maintain, or fund its Eurodollar Loans, such Lender shall so notify the applicable Administrative Agent, and such Administrative Agent shall forthwith give notice thereof to the other Lenders and the Administrative Borrower. Before giving any notice to the applicable Administrative Agent pursuant to this Section 12.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the good faith judgment of such Lender, be otherwise disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Article 2, the Borrowers shall repay in full the then outstanding principal amount of each affected Eurodollar Loan of such Lender, together with accrued interest thereon, either (a) on the last day of the then current Eurodollar Loan Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain and fund such Eurodollar Loan to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Loan to such day. Concurrently with repaying each affected Eurodollar Loan of such Lender, notwithstanding anything contained in Article 2, the Borrowers shall borrow a Base Rate Loan from such Lender, and such Lender shall make such Loan in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such repayment.

Section 12.3 Increased Costs.

(a) If any change in Applicable Law, any change in the interpretation or administration of any Applicable Law by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof or any change in compliance with Applicable Law as a result of any request or directive (whether or not having the force of law) of such Governmental Authority, central bank, or comparable agency after the Agreement Date:

(i) Shall subject an Issuing Bank or any Lender to any tax, duty, or other charge with respect to its obligation to make Loans, or its Loans, or its obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit, or shall change the basis of taxation of payments to any member of the Lender Group of any amounts due under or in respect of this Agreement or any other Loan Document (except for changes in the rate of tax on the overall net income of such Lender);

(ii) Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 12.5) with or for the account of, or commitments or credit extended by any Lender, or shall impose on any Lender or the eurodollar interbank borrowing market any other condition affecting its obligation to make such Eurodollar Loans or its Eurodollar Loans; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any such Eurodollar Loans, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under any Notes with respect thereto, and such increase is not given effect in the determination of the Eurodollar Rate; or

(iii) Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 12.5) with or for the account of, or commitments or credit extended by the Issuing Bank, or shall impose on the Issuing Bank or any Lender any other condition affecting the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit; and the result of any of the foregoing is to increase the cost to the Issuing Bank or any Lender of issuing, maintaining or participating in any such Letters of Credit or to reduce the amount of any sum received or receivable by the Issuing Bank or any Lender under this Agreement with respect thereto, then promptly upon demand by such Lender or Issuing Bank, the Borrowers agree to pay, without duplication of amounts due under Section 2.8(b), to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased costs. Each Lender or Issuing Bank will promptly notify the Borrowers and the applicable Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender or the Issuing Bank to compensation pursuant to this Section 12.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender or the Issuing Bank, be otherwise disadvantageous to such Lender or the Issuing Bank. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 12.3 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 12.3 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank notifies the Borrowers of the change in Applicable Law or other occurrence giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the change in Applicable Law or other occurrence giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) A certificate of any Lender or the Issuing Bank claiming compensation under this Section 12.3 and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, such Lender or the Issuing Bank may use any reasonable averaging and attribution methods. If any Lender demands compensation under this Section 12.3, the Borrowers may at any time, upon at least five (5) Business Days’ prior notice to such Lender, prepay in full the then outstanding affected Eurodollar Loans of such Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.9. Concurrently with prepaying such Eurodollar Loans, the Borrowers shall borrow a Base Rate Loan, or a Eurodollar Loan not so affected, from such Lender, and such Lender shall make such Loan in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such prepayment.

Section 12.4 Effect On Other Loans. If notice has been given pursuant to Sections 12.1, 12.2 or 12.3 suspending the obligation of any Lender to make any, or requiring Eurodollar Loans of any Lender to be repaid or prepaid, then, unless and until such Lender (or, in the case of Section 12.1, an Administrative Agent) notifies the Administrative Borrower that the circumstances giving rise to such repayment no longer apply, all Loans which would otherwise be made by such Lender as to the Eurodollar Loans affected shall, at the option of the Administrative Borrower, be made instead as Base Rate Loans.

Section 12.5 Capital Adequacy. If after the Agreement Date, any Lender or Issuing Bank (or any Affiliate of the foregoing) shall have reasonably determined that the adoption of any Applicable Law, governmental rule, regulation or order regarding the capital adequacy or liquidity of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or Issuing Bank (or any Affiliate of the foregoing) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency (but only if such adoption, change, request or directive occurs after the Agreement Date), has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) capital as a consequence of such Lender’s or Issuing Bank’s portion of the Revolving Loan Commitment or obligations hereunder to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) capital was fully utilized prior to such adoption, change or compliance), then, promptly upon demand by such Lender or Issuing Bank, the Borrowers shall immediately pay to such Lender or Issuing Bank such additional amounts as shall be sufficient to compensate such Lender or Issuing Bank for any such reduction actually suffered; provided, however, that there shall be no duplication of amounts paid to a Lender pursuant to this sentence and Section 12.3; provided, further, that notwithstanding anything to the contrary contained herein, for the purposes of this Section 12.5, the following shall be deemed to have occurred after the Agreement Date: (i) the adoption of the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III. A certificate of such Lender or Issuing Bank setting forth the amount to be paid to such Lender or Issuing Bank by the Borrowers as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive. Such Lender or the Issuing Bank will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender or the Issuing Bank, be otherwise disadvantageous to such Lender or the Issuing Bank. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 12.5 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that, other than in respect of matters covered by the second proviso to the first sentence of this Section 12.5, the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 12.5 for any reductions in rate of return incurred more than 270 days prior to the date that such Lender or the Issuing Bank notifies the Borrowers of the change in Applicable Law or other occurrence giving rise to such reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefore; provided further that, if the change in Applicable Law or other occurrence giving rise to such increased costs or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.

ARTICLE 13.

JURISDICTION, VENUE AND WAIVER OF JURY TRIAL

Section 13.1 Jurisdiction and Service of Process . FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY BANK PRODUCTS DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND EACH BORROWER PARTY HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK, THE ADMINISTRATIVE BORROWER, OR SUCH OTHER PERSON AS SUCH BORROWER PARTY SHALL DESIGNATE HEREAFTER BY WRITTEN NOTICE GIVEN TO EACH ADMINISTRATIVE AGENT. THE LENDER GROUP SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON THEIR PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF EACH BORROWER PARTY AS THE AUTHORIZED AGENT TO RECEIVE FOR AND ON BEHALF OF SUCH BORROWER PARTY SERVICE

OF WRITS, OR SUMMONS OR OTHER LEGAL PROCESS IN THE STATE OF NEW YORK, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON SUCH BORROWER PARTY SERVED WHEN DELIVERED, WHETHER OR NOT SUCH AGENT GIVES NOTICE TO SUCH BORROWER PARTY; AND DELIVERY OF SUCH SERVICE TO ITS AUTHORIZED AGENT SHALL BE DEEMED TO BE MADE WHEN PERSONALLY DELIVERED OR THREE (3) BUSINESS DAYS AFTER MAILING BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH AUTHORIZED AGENT. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 11.1 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE THREE (3) BUSINESS DAYS AFTER SUCH MAILING. IN THE EVENT THAT, FOR ANY REASON, SUCH AGENT OR ITS SUCCESSORS SHALL NO LONGER SERVE AS AGENT OF EACH BORROWER PARTY TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK, EACH BORROWER PARTY SHALL SERVE AND ADVISE EACH ADMINISTRATIVE AGENT THEREOF SO THAT AT ALL TIMES EACH BORROWER PARTY WILL MAINTAIN AN AGENT TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK ON BEHALF OF SUCH BORROWER PARTY WITH RESPECT TO THIS AGREEMENT, ALL OTHER LOAN DOCUMENTS AND THE BANK PRODUCTS DOCUMENTS. IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.

Section 13.2 Consent to Venue . EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER FOR THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY BANK PRODUCTS DOCUMENT BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 13.3 Waiver of Jury Trial . EACH PARTY HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVES, AND OTHERWISE AGREES NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH ANY PARTY HERETO OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE BANK PRODUCTS DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 13.

Section 13.4 All Obligations to Constitute Joint and Several Obligations.

(a) All Obligations shall constitute joint and several obligations of the Borrowers and shall be secured by the Collateral Agent’s Lien upon all of the Collateral, and by all other Liens heretofore, now or at any time hereafter granted by each Borrower to the Collateral Agent, for the benefit of the Lender Group, to the extent provided in the Loan Documents or Bank Products Documents under which such Lien arises. Each Borrower expressly represents and acknowledges that it is part of a common enterprise with the other Borrowers and that any financial accommodations by the Administrative Agents, and the other members of the Lender Group to any other Borrower hereunder and under the other Loan Documents and the Bank Products Documents are and will be of direct and indirect interest, benefit and advantage to all Borrowers. Each Borrower acknowledges that any Request for Loan, Notice of Conversion/Continuation, Notice of Requested Commitment Increase, Request for Issuance of Letter of Credit or other notice or request given by any Borrower (including the Administrative Borrower) to the applicable Administrative Agent shall bind all Borrowers, and that any notice given by such Administrative Agent or any other member of the Lender Group to any Borrower shall be effective with respect to all Borrowers. Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any of the Loans or other extensions of credit or have had Letters of Credit issued hereunder or the amount of such Loans received, Letters of Credit issued or the manner in which the applicable Administrative Agent or any other member of the Lender Group accounts among the Borrowers for such Loans, Letters of Credit or other extensions of credit on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to any Borrower inure to the mutual benefit of all of the Borrowers and that the applicable Administrative Agent and the other members of the Lender Group are relying on the joint and several liability of the Borrowers in extending the Loans and other financial accommodations hereunder. Each Borrower shall be entitled to subrogation and contribution rights from and against the other Borrowers to the extent any Borrower is required to pay to any member of the Lender Group any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Borrower or as otherwise available under Applicable Law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of this Section 13.4.

(b) In the event any Borrower Party (a “Funding Borrower Party”) shall make any payment or payments under this Agreement or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations hereunder, such Funding Borrower Party shall have the right to seek contribution payments from each other Borrower Party (each, a “Contributing Borrower Party”) to the extent permitted by Applicable Law. Nothing in this Section 13.4(b) shall affect any Borrower Party’s joint and several liability to the Lender Group for the entire amount of its Obligations. Each Borrower Party covenants and agrees that (i) its right to receive any contribution hereunder from a Contributing Borrower Party shall be subordinate and junior in right of payment to all obligations of the Borrower Parties to the Lender Group hereunder and (ii) it shall not exercise any such contribution rights unless and until the Obligations shall have been paid in full in cash (or, with respect to Letters of Credit, cash collateralized or supported by a letter of credit) and the Revolving Loan Commitment terminated.

(c) Nothing in this Section 13.4 shall affect any Borrower’s joint and several liability to the Lender Group for the entire amount of its Obligations. Each Borrower Party covenants and agrees that its right to receive any contribution hereunder from a contributing Borrower Party shall be subordinate and junior in right of payment to all Obligations of the Borrowers to the Lender Group hereunder. No Borrower Party will exercise any rights that it may acquire by way of subrogation hereunder or under any other Loan Document or any Bank Products Document or at law by any payment made hereunder or otherwise, nor shall any Borrower Party seek or be entitled to seek any contribution or reimbursement from any other Borrower Party in respect of payments made by such Borrower Party hereunder or under any other Loan Document or under any Bank Products Document, until all amounts owing to the Lender Group on account of the Obligations are paid in full in cash (or, with respect to Letters of Credit, are either cash collateralized or supported by a letter of credit) and the Revolving Loan Commitment is terminated. If any amounts shall be paid to any Borrower Party on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Borrower Party in trust for the Lender Group segregated from other funds of such Borrower Party, and shall, forthwith upon receipt by such Borrower Party, be turned over to the applicable Administrative Agent in the exact form received by such Borrower Party (duly endorsed by such Borrower Party to the Administrative Agents, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.

Section 13.5 The Administrative Borrower . Each Borrower hereby irrevocably appoints Zayo as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”), which appointment shall remain in full force and effect unless and until any Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed the Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide each Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

ZAYO GROUP, LLC,
as a Borrower

By:	/s/ Ken desGarennes
Name: Ken desGarennes
Title: Chief Financial Officer

ZAYO CAPITAL, INC.,
as a Borrower

By:	/s/ Ken desGarennes
Name: Ken desGarennes
Title: Chief Financial Officer

GUARANTORS:

ZAYO COLOCATION, INC.

FIBERNET TELECOM, INC.

LOCAL FIBER, LLC

AMERICAN FIBER SYSTEMS HOLDING CORP.

AMERICAN FIBER SYSTEMS, INC.

360NETWORKS HOLDINGS (USA) INC.

360NETWORKS (USA) INC.

360NETWORKS LLC

360NETWORKS ILLINOIS LLC

360NETWORKS IOWA LLC

360NETWORKS KENTUCKY LLC

360NETWORKS LOUISIANA LLC

360NETWORKS MICHIGAN LLC

360NETWORKS MISSISSIPPI LLC

360NETWORKS TENNESSEE LLC

NORTHERN COLORADO

        TELECOMMUNICATIONS LLC

CONTROL ROOM TECHNOLOGIES, LLC

ARIALINK TELECOM, LLC

ARIALINK SERVICES, LLC

LANSING FIBER COMMUNICATIONS, LLC

ALLEGAN FIBER COMMUNICATIONS, LLC

ZAYO FM SUB, INC.

By:	/s/ Ken desGarennes
Name: Ken desGarennes
Title: Chief Financial Officer

After the consummation of the AboveNet Acquisition:

ABOVENET, INC. ABOVENET COMMUNICATIONS, INC. ABOVENET OF UTAH, L.L.C. ABOVENET OF VA, L.L.C. ABOVENET INTERNATIONAL, INC. MFN INTERNATIONAL, L.L.C. MFN EUROPE FINANCE, INC.

By:	/s/ Ken desGarennes
Name: Ken desGarennes
Title: Chief Financial Officer

MORGAN STANLEY SENIOR FUNDING, INC., as Revolving Facility Lender

By:	/s/ Reagan C. Philipp
Name: Reagan C. Philipp
Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as Term Facility Lender

By:	/s/ Reagan C. Philipp
Name: Reagan C. Philipp
Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as Term Facility Administrative Agent

By:	/s/ Reagan C. Philipp
Name: Reagan C. Philipp
Title: Authorized Signatory

SUNTRUST BANK,
as Collateral Agent

By:	/s/ Nicholas Hahn
Name: Nicholas Hahn
Title: Director

SUNTRUST BANK,
as Revolving Facility Administrative Agent

By:	/s/ Nicholas Hahn
Name: Nicholas Hahn
Title: Director

SUNTRUST BANK,
as Revolving Facility Lender

By:	/s/ Nicholas Hahn
Name: Nicholas Hahn
Title: Director

BARCLAYS BANK PLC,
as Revolving Facility Lender

By:	/s/ Diane Rolfe
Name: Diane Rolfe
Title: Director

UBS LOAN FINANCE LLC,
as Revolving Facility Lender

By:	/s/ Inja R. Otsa	/s/ Mary E. Evans
	Name: Inja R. Otsa	Mary E. Evans
	Title: Associate Director Banking Products Services, US	Associate Director Banking Products Services, US

ROYAL BANK OF CANADA,
as Revolving Facility Lender

By:	/s/ Mark S. Gronich
Name: Mark S. Gronich
Title: Authorized Signatory

GOLDMAN SACHS BANK USA,
as Revolving Facility Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to that certain Credit Agreement, dated as of July 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among ZAYO GROUP, LLC, a Delaware limited liability company (the “Administrative Borrower”), ZAYO CAPITAL, INC., a Delaware corporation (“Zayo Capital”; and together with Administrative Borrower, each, individually a “Borrower” and, collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lender (the “Lenders”), SUNTRUST BANK, as the Issuing Bank, SUNTRUST BANK, as the Collateral Agent, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Term Loan Facility (in such capacity, the “Term Facility Administrative Agent”), and SUNTRUST BANK, as the administrative agent for the Revolving Loan Facility (in such capacity, the “Revolving Facility Administrative Agent” and, together with the Term Facility Administrative Agent, each, individually an “Administrative Agent” and, collectively, the “Administrative Agents”).

The “Assignor” and the “Assignee” referred to on Schedule 1 agree as follows:

The Assignor hereby sells and assigns to the Assignee without recourse, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Loans owing to the Assignee will be as set forth on Schedule 1.

The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto, and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered thereunder and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance, (b) agrees that it will, independently and without reliance upon the applicable Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (c) confirms that it is an Eligible Assignee, (d) appoints and authorizes the applicable Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to such Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto, (e) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender, and (f) attaches any U.S. Internal Revenue Service forms required under Section 2.8(b)(v) of the Credit Agreement.

Following the execution hereof, the Assignor and the Assignee shall deliver this Assignment and Acceptance, along with (a) a processing and recordation fee of $3,500 payable by the Assignee to the applicable Administrative Agent and (b) if the Assignee is not a Lender, a completed Administrative Questionnaire, for acceptance and recording by the applicable Administrative Agent. Unless otherwise indicated on Schedule 1, the effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the applicable Administrative Agent.

Upon such acceptance and recording by the applicable Administrative Agent, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance and the Credit Agreement, shall have the rights and obligations of a Lender thereunder, and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance and the Credit Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

Upon such acceptance and recording by the applicable Administrative Agent, from and after the Effective Date, such Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

This Assignment and Acceptance may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same agreement. In proving this Assignment and Acceptance in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by other electronic transmission shall be deemed an original signature hereto.

[Remainder of this page intentionally left blank]

3

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed by their authorized signatory as of the date specified thereon.

[NAME OF ASSIGNOR], as the Assignor

By:
Name:
Title:

Date: , 20

[NAME OF ASSIGNEE], as the Assignee

By:
Name:
Title:

Date: , 20

ACCEPTED [AND APPROVED]2 THIS             DAY

OF             , 20            :

[SUNTRUST BANK, as the Administrative Agent for the Revolving Loan Facility

By:
Name:
Title: ][3]

[MORGAN STANLEY, as the Administrative Agent for the Term Loan Facility

By:
Name:
Title: ][4]

[ZAYO GROUP, LLC, as Administrative

Borrower, on behalf of the Borrowers

[2]	If required under the definition of Eligible Assignee or Section 11.5(b) of the Credit Agreement.
[3]	If applicable.
[4]	If applicable.

By:
Name:
Title: ][5]

[5]	If required under the definition of Eligible Assignee or Section 11.5(b) of the Credit Agreement

SCHEDULE 1

ASSIGNMENT AND ACCEPTANCE

Type of Commitment/Loan Assigned: [Revolving Loan] [Term Loan]

Commitment/Loans of Assignor prior to assignment:	$___________

Commitment/Loans assigned to Assignee:	$___________

Commitment/Loans of Assignor after assignment:	$___________

Commitment/Loans Ratio of Assignee after assignment:	___________%

The Assignee’s Domestic Lending Office:

The Assignee’s Eurodollar Lending Office:

Effective Date (if other than date of acceptance by the applicable Administrative Agent):	______________,20___

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he or she is an Authorized Signatory of ZAYO GROUP, LLC, a Delaware limited liability company (the “Administrative Borrower”). In connection with that certain Credit Agreement, dated as of July [    ], 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement), by and among the Administrative Borrower, Zayo Capital, Inc. a Delaware corporation (“Zayo Capital”; and together with the Administrative Borrower, each, individually a “Borrower” and, collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lenders (the “Lenders”), Morgan Stanley Senior Funding, Inc., as Administrative Agent for the term loan facility under the Credit Agreement, SunTrust Bank, as the Administrative Agent for the revolving loan facility under the Credit Agreement, SunTrust Bank, as the Issuing Bank, and SunTrust Bank, as the Collateral Agent, the undersigned does hereby further certify that:

1.	1. To the extent applicable, true and correct calculations demonstrating compliance with Section 8.8 of the Credit Agreement for the fiscal quarter ended [DATE] are set forth on Schedule 1 attached hereto;

2.	2. No material change in GAAP or the application thereof has occurred since the date of the Borrower Parties’ audited financial statements delivered on the Agreement Date [, except as set forth on Schedule 2 (which schedule describes the effect of such change on the financial statements accompanying this Compliance Certificate)]; and

3.	3. To the best of my knowledge, no Default or Event of Default has occurred during the fiscal quarter ended [DATE] [, except as described on Schedule 3 attached hereto (which Schedule describes the nature of such Default/Event of Default and when it occurred and whether it is continuing)].

4.	4. No event, condition or circumstance during the fiscal quarter covered by this Compliance Certificate required or requires prepayment under Section 2.5(b) of the Credit Agreement. [, except as described on Schedule 4 attached hereto (which Schedule describes the nature of such event, condition or circumstance requiring prepayment and when it occurred and whether it is continuing)].

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of                              , 20            .

ZAYO GROUP, LLC, as the Administrative
Borrower

By:
Name:
Title:

Schedule 1

A.	Compliance Calculation Section 8.8(a) – Senior Secured Leverage Ratio

(a)    Funded Debt for Borrowed Money of the Borrowers and their Restricted Subsidiaries constituting senior debt that is not subordinated in right of payment to the Obligations and is secured by Liens on the Collateral or any material portion thereof that is not subordinated to the Liens on such portion of the Collateral securing the Obligations (on a consolidated basis, and without duplication, as of the last day of the fiscal quarter for which this Compliance Certificate is being filed)

$___________

	(b) Net Income[6] of the Borrowers and their Restricted Subsidiaries	$___________

	(c) To the extent deducted in determining Net Income of the Borrowers and their Restricted Subsidiaries, income taxes	$___________

	(d) To the extent deducted in determining Net Income of the Borrowers and their Restricted Subsidiaries, Interest Expense	$___________

	(e) To the extent deducted in determining Net Income of the Borrowers and their Restricted Subsidiaries, depreciation and amortization expense	$___________

	(f) To the extent deducted in determining Net Income of the Borrowers and their Restricted Subsidiaries, non-cash charges or reserves	$___________

(g)    To the extent deducted in determining Net Income of the Borrowers and their Restricted Subsidiaries, restructuring charges and severance costs in an aggregate amount not to exceed $50,000,000 in any calculation of Annualized EBITDA

$___________

(h)    To the extent deducted in determining Net Income of the Borrowers and their Restricted Subsidiaries, the Acquired EBITDA of Converted Restricted Subsidiaries in respect of the period for which this Compliance Certificate is being filed

$___________

[6]

Provided, however, that if at any time since the beginning of the four fiscal quarter period ending as of the date of the most recent financial statements that are required to be delivered by the Administrative Borrower pursuant to Section 7.1, an acquisition or sale of a Person or all or substantially all of the assets of a Person occurred, then such calculation shall be made on a Pro Forma Basis.

(i)     To the extent deducted in determining Net Income of the Borrowers and their Restricted Subsidiaries, charges or expenses attributed to any actual or proposed acquisitions or joint ventures, equity offerings, issuances and retirement of debt and divestitures of assets[7]

$___________

(j) Disposed EBITDA of Converted Unrestricted Subsidiaries for the period for which this Compliance Certificate is being filed	$___________

(k) EBITDA of the Borrowers and their Restricted Subsidiaries ((b) + (c) + (d) + (e) + (f) + (g) + (h) + (i) – without duplication, (j))	$___________

(l) Annualized EBITDA of the Borrowers and their Restricted Subsidiaries (EBITDA for the most recent fiscal quarter then ended, multiplied by 4)	$___________

(m) Senior Secured Leverage Ratio for such fiscal quarter: (a) : (l)	____ : ____

In compliance?	☐ Yes ☐ No

B.	Compliance Calculation Section 8.8(b) – Total Leverage Ratio

(a)    Funded Debt for Borrowed Money of the Borrowers and their Restricted Subsidiaries (on a consolidated basis, and without duplication, as of the last day of the fiscal quarter for which this Compliance Certificate is being filed)

$___________

	(b) Net Income[8]of the Borrowers and their Restricted Subsidiaries	$___________

[7]

Provided, however, that if at any time since the beginning of the four fiscal quarter period ending as of the date of the most recent financial statements that are required to be delivered by the Administrative Borrower pursuant to Section 7.1, an acquisition or sale of a Person or all or substantially all of the assets of a Person occurred, then such calculation shall be made on a Pro Forma Basis.

[8]

Provided, however, that if at any time since the beginning of the four fiscal quarter period ending as of the date of the most recent financial statements that are required to be delivered by the Administrative Borrower pursuant to Section 7.1, an acquisition or sale of a Person or all or substantially all of the assets of a Person occurred, then such calculation shall be made on a Pro Forma Basis.

(c) To the extent deducted in determining Net Income of the Borrowers and their Restricted Subsidiaries, income taxes	$___________

(d) To the extent deducted in determining Net Income of the Borrowers and their Restricted Subsidiaries, Interest Expense	$___________

(e) To the extent deducted in determining Net Income of the Borrowers and their Restricted Subsidiaries, depreciation and amortization expense	$___________

(f) To the extent deducted in determining Net Income of the Borrowers and their Restricted Subsidiaries, non-cash charges or reserves	$___________

(g)    To the extent deducted in determining Net Income of the Borrowers and their Restricted Subsidiaries, restructuring charges and severance costs in an aggregate amount not to exceed $50,000,000 in any calculation of Annualized EBITDA

$___________

(h)    To the extent deducted in determining Net Income of the Borrowers and their Restricted Subsidiaries, the Acquired EBITDA of Converted Restricted Subsidiaries in respect of the fiscal quarter for which this Compliance Certificate is being filed

$___________

(i)     To the extent deducted in determining Net Income of the Borrowers and their Restricted Subsidiaries, charges or expenses attributed to any actual or proposed acquisitions or joint ventures, equity offerings, issuances and retirement of debt and divestitures of assets[9]

$___________

(j) Disposed EBITDA of Converted Unrestricted Subsidiaries in respect of the fiscal quarter for which this Compliance Certificate is being filed	$___________

(k) EBITDA ((b) + (c) + (d) + (e) + (f) + (g) + (h) + (i) – without duplication, (j))	$___________

(l) Annualized EBITDA (EBITDA for the most recent fiscal quarter then ended, multiplied by 4)	$___________

(m) Total Leverage Ratio for such fiscal quarter: (a) : (l)	____ : ____

[9]

Provided, however, that if at any time since the beginning of the four fiscal quarter period ending as of the date of the most recent financial statements that are required to be delivered by the Administrative Borrower pursuant to Section 7.1, an acquisition or sale of a Person or all or substantially all of the assets of a Person occurred, then such calculation shall be made on a Pro Forma Basis.

In compliance?		☐ Yes ☐ No

C.	Compliance Calculation Section 8.8(c) – Fixed Charge Coverage Ratio

(a) Annualized EBITDA for the immediately preceding twelve (12) month period: Item (l) from the previous section (“Compliance Calculation Section 8.8(b) –Total Leverage Ratio”)

	(b) Capital Expenditures for the immediately preceding twelve (12) month period	$___________

(c)    Capital Expenditures for the immediately preceding twelve (12) month period that are directly related to new sales to, or made at the request of, Persons to whom any Borrower Party has agreed to provide either goods or services (or both) pursuant to a written agreement providing for the payment of aggregate compensation to a Borrower Party equal to or greater than the amount of Capital Expenditures made in respect of such written agreement,

$___________

(d)    Capital Expenditures for the immediately preceding twelve (12) month period to the extent financed with Funded Debt for Borrowed Money (other than Funded Debt incurred under a revolving credit facility),

$___________

	(e) Capital Expenditures for the immediately preceding twelve (12) month period made with the proceeds of dispositions permitted under the Credit Agreement	$___________

	(f) Capital Expenditures for the immediately preceding twelve (12) month period made with the proceeds of equity issuances permitted under the Credit Agreement	$___________

	(g) (b) – (c) – (d) – (e) – (f)	$___________

(h) (a) – (g)	$___________

(i) Interest Expense of the Borrowers and their Restricted Subsidiaries for the immediately preceding twelve (12) month period (determined on a consolidated basis, and without duplication):	$___________

(j) Fixed Charge Coverage Ratio for such fiscal quarter: (h) : (i)	____ : ____

In compliance?	☐ Yes ☐ No

            , 20

EXHIBIT D

FORM OF NOTICE OF CONVERSION/CONTINUATION

I,             , the             and an Authorized Signatory of ZAYO GROUP, LLC, a Delaware limited liability company (the “Administrative Borrower”), do hereby certify pursuant to the provisions of that certain Credit Agreement, dated as of July 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement), by and among the Administrative Borrower, Zayo Capital, Inc., a Delaware corporation (“Zayo Capital”; and together with the Administrative Borrower, each, individually a “Borrower” and, collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lenders (the “Lenders”), SunTrust Bank, as the Issuing Bank, SunTrust Bank, as the Collateral Agent, Morgan Stanley Senior Funding, Inc., as the administrative agent for the Term Loan Facility (in such capacity, the “Term Facility Administrative Agent”), and SunTrust Bank, as the administrative agent for the Revolving Loan Facility (in such capacity the “Revolving Facility Administrative Agent” and, together with the Term Facility Administrative Agent, each, individually an “Administrative Agent” and, collectively, the “Administrative Agents”), that, with respect to the existing outstanding [Base Rate / Eurodollar] [Term Loan] [Revolving Loan] in the original principal amount of $[            ],

(a) that such [Base Rate / Eurodollar] [Term Loan] [Revolving Loan] be converted or continued as follows:

(i) $[            ] of such amount shall be converted to a Base Rate Loan, effective [            ,             ] [DATE];

(ii) $[            ] of such amount shall be [converted to /continued as] a Eurodollar Loan with a Eurodollar Loan Period of [            ] months, effective [            ,             ] [DATE];

(iii) $[            ] of such amount shall be repaid on [            ,             ] [DATE];

(b) after giving effect to the foregoing, the number of Eurodollar Loans outstanding shall not exceed twelve (12); and

(c) [no Default has occurred and is continuing.]1

[1]

Subsection (c) can be removed if a Default has occurred and is continuing, and Administrative Agent has not notified Administrative Borrower that no Eurodollar Advances may be selected by the Administrative Borrower during the continuance of such Default.

1

The foregoing instructions shall be irrevocable. This Notice of Conversion/Continuation shall be a Loan Document for all purposes.

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2

Dated as of this             day of             , 20            .

ZAYO GROUP, LLC, a Delaware limited liability company, as the Administrative Borrower

By:
Name:
Title:

EXHIBIT E

FORM OF REQUEST FOR LOAN

I,                     , the                     and an Authorized Signatory of ZAYO GROUP, LLC, a Delaware limited liability company (the “Administrative Borrower”), pursuant to the provisions of that certain Credit Agreement, dated as of July 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among ZAYO GROUP, LLC, a Delaware limited liability company (the “Administrative Borrower”), ZAYO CAPITAL, INC., a Delaware corporation (“Zayo Capital”; and together with Administrative Borrower, each, individually a “Borrower” and, collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lender (the “Lenders”), SUNTRUST BANK, as the Issuing Bank, SUNTRUST BANK, as the Collateral Agent, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Term Loan Facility (in such capacity, the “Term Facility Administrative Agent”), and SUNTRUST BANK, as the administrative agent for the Revolving Loan Facility (in such capacity, the “Revolving Facility Administrative Agent” and, together with the Term Facility Administrative Agent, each, individually an “Administrative Agent” and, collectively, the “Administrative Agents”) do hereby certify, on behalf of the Borrowers, that:

1. The Borrowers hereby request a [Revolving Loan [Term Loan] consisting of [a Eurodollar Loan in the amount of $[            ] with a Eurodollar Loan Period of [            ] months / a Base Rate Loan in the amount of $[            ]], which [Revolving Loan] [Term Loan] is requested to be dated and made on [            , 20__], under the [Revolving Loan Commitment] [Term Loan Commitment] . The proceeds of the [Revolving Loan] [Term Loan] should be wired on behalf of the Borrowers as set forth below. The foregoing instructions shall be irrevocable.

Bank Name:

Bank Address:

ABA#:

Account Name:

Account Number:

Federal Tax I.D. #:

2. After giving effect to the foregoing, the number of Eurodollar Loans outstanding shall not exceed twelve (12).

3. All representations and warranties of the Borrower Parties made in the Credit Agreement and the other Loan Documents, which, pursuant to Section 5.2 of the Credit Agreement, are made at and as of the time of the Loan requested hereby, are true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) as of the date hereof, both before and after giving effect to the application of the proceeds of the Loan in connection with which this Request for Loan is given,1 and all applicable conditions set forth in Section [4.2]2 of the Credit Agreement have been satisfied or appropriately waived in writing by all Lenders.

4. No Default or Event of Default exists or will exist immediately after giving effect to this Request for Advance.3

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[1]	Not applicable to the initial Term Loan
[2]	For Revolving Loans
[3]	Not applicable to the initial Term Loan

2

Dated as of this             day of             , 20            .

ZAYO GROUP, LLC, as the Administrative Borrower

By:
Name:
Title:

EXHIBIT F

FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT

I,                     , the                     and an Authorized Signatory of ZAYO GROUP, LLC, a Delaware limited liability company (the “Administrative Borrower”), pursuant to the provisions of that certain Credit Agreement, dated as of July 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement), by and among the Administrative Borrower, Zayo Capital, Inc., a Delaware corporation (“Zayo Capital”; and together with the Administrative Borrower, each, individually a “Borrower” and, collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors (if any), the financial institutions party thereto from time to time as lenders (the “Lenders”), SunTrust Bank, as the Issuing Bank, SunTrust Bank, as the Collateral Agent, Morgan Stanley Senior Funding, Inc., as the administrative agent for the Term Loan Facility (in such capacity, the “Term Facility Administrative Agent”), and SunTrust Bank, as the administrative agent for the Revolving Loan Facility (in such capacity, the “Revolving Facility Administrative Agent” and, together with the Term Facility Administrative Agent, each, individually an “Administrative Agent” and, collectively, the “Administrative Agents”) do hereby certify, on behalf of the Borrowers, that:

The Borrowers hereby request that                     , as an Issuing Bank, issue a Letter of Credit under the Letter of Credit Commitment in the amount of $[            ], which Letter of Credit is requested to be dated and issued on [            , 20            ,] (the “Issuance Date”) for the account of [APPLICABLE BORROWER PARTY] and for the benefit of [            ] (the “Beneficiary”) to expire on [            ].]

The Letter of Credit requested hereby is for the following purpose:

As of the Issuance Date, the Available Letter of Credit Amount is at least $[            ] which is sufficient to cover the issuance of the Letter of Credit requested hereby.

All representations and warranties of the Borrower Parties made in the Credit Agreement and other Loan Documents, which, pursuant to Section 5.2 thereof, are made at and as of the time of the issuance of the Letter of Credit, are true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) as of the date hereof, both before and immediately after giving effect to the issuance of the Letter of Credit in connection with which this Request for Issuance of Letter of Credit is given (except to the extent that such representation or warranty specifically refers to an earlier date, in which case it shall be so true and correct as of such earlier date)1, and all applicable conditions set forth in Section [4.1]2 [4.3] of the Credit Agreement have been satisfied or waived in writing by all Lenders.

[1]	Not applicable to the initial Letters of Credit.
[2]	For initial Letters of Credit only.

1

No Default or Event of Default exists or will exist immediately after giving effect to this Request for Issuance of Letter of Credit.

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2

Dated as of this             day of             , 20            .

ZAYO GROUP, LLC, as the Administrative Borrower

By:
Name:
Title:

EXHIBIT G-1

FORM OF REVOLVING LOAN NOTE

US $[ ]	[DATE]

FOR VALUE RECEIVED, the undersigned, ZAYO GROUP, LLC, a Delaware limited liability company (the “Administrative Borrower”) and ZAYO CAPITAL, INC., a Delaware corporation (“Zayo Capital”; and together with Administrative Borrower, each, individually a “Borrower” and, collectively, the “Borrowers”), hereby, jointly and severally, promise to pay to the order of [            ] (hereinafter, together with its successors and assigns, the “Lender”), at the office of the Administrative Agent (as defined below), in immediately available funds, the principal sum of [            and             /100s DOLLARS ($            )] of United States funds, or, if less, so much thereof as may from time to time be advanced and outstanding as Revolving Loans by the Lender to the Borrowers hereunder, plus interest as hereinafter provided. Such Revolving Loans may be endorsed from time to time on the grid attached hereto, but the failure to make such notations shall not affect the validity of the Borrowers’ obligations to repay unpaid principal and interest hereunder.

This Note is one of the Revolving Loan Notes referred to in that certain Credit Agreement, dated as of July 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among the Borrowers, the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lender, SUNTRUST BANK, as the Issuing Bank, SUNTRUST BANK, as the Collateral Agent, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Term Loan Facility (in such capacity, the “Term Facility Administrative Agent”), and SUNTRUST BANK, as the administrative agent for the Revolving Loan Facility (in such capacity, the “Revolving Facility Administrative Agent” and, together with the Term Facility Administrative Agent, each, individually an “Administrative Agent” and, collectively, the “Administrative Agents”).

All principal amounts and other Obligations then outstanding hereunder shall be due and payable in full on the Maturity Date, or such earlier date as the Revolving Loans shall be due and payable in full, whether by acceleration or otherwise, pursuant to the Credit Agreement. The Borrowers also shall repay the principal outstanding hereunder from time to time as provided in the Credit Agreement.

The Borrowers shall be entitled to borrow, repay and re-borrow funds hereunder pursuant to the terms and conditions of the Credit Agreement. Prepayment of the principal amount of any Revolving Loan may be made only as provided in the Credit Agreement.

The Borrowers hereby, jointly and severally, promise to pay interest on the unpaid principal amount hereof as provided in Article 2 of the Credit Agreement. Interest under this Note also shall be due and payable when this Note shall become due (whether at maturity, by reason of acceleration or otherwise). If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is the rate that would otherwise be applicable thereto pursuant to the provisions of Section 2.3 of the Credit Agreement plus 2.00% per annum from the date of such non-payment until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 11.12 of the Credit Agreement, (ii) agreement by the Majority Lenders, to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations.

In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by the Borrowers or inadvertently received by the Lender, then such excess sum shall be credited as a payment of principal, unless the Borrowers shall notify the Lender in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrowers not pay, and the Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may legally be paid by the Borrowers under Applicable Law.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of the Revolving Loans by the Lender to the Borrower in an amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Revolving Loan being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Obligations of the Borrowers under this Note and the other Loan Documents, and the Obligations of the other Borrower Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

The Borrowers hereby, jointly and severally, for themselves and their successors and assigns, hereby waive diligence, presentment for payment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

No delay or omission on the part of the Lender or any holder hereof in exercising its rights under this Note, or delay or omission on the part of the Lender, the applicable Administrative Agent, the Majority Lenders or the Lender Group, or any of them, in exercising its or their rights under the Credit Agreement or under any other Loan Document, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of the Lender or any holder hereof, nor shall any waiver by the Lender, the applicable Administrative Agent, the Majority Lenders or the Lender Group, or any of them, or any holder hereof, of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.

Time is of the essence in this Note.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, a duly authorized officer of the Borrowers, as Authorized Signatory, has executed this Note under seal as of the day and year first above written.

ZAYO GROUP, LLC, a Delaware limited liability company, as a Borrower

By:
Name:
Title:

ZAYO CAPITAL, INC., a Delaware corporation, as a Borrower

By:
Name:
Title:

REVOLVING LOANS
DATE	AMOUNT OF REVOLVING LOANS	TYPE OF REVOLVING LOANS	AMOUNT OF PRINCIPAL PAID OR PREPAID	NOTATION MADE

EXHIBIT G-2

FORM OF TERM LOAN NOTE

Lender:	Dated: , 2011
$

FOR VALUE RECEIVED, the undersigned, Zayo Group, LLC, a Delaware limited liability company (“Zayo” or the “Administrative Borrower”), and Zayo Capital, Inc., a Delaware corporation (“Zayo Capital”; and together with Zayo, each individually as a “Borrower” and, collectively, the “Borrowers”), HEREBY PROMISE TO PAY             or its registered assigns (the “Lender”) for the account of its applicable lending office the principal amount of the Term Loan (as defined in the Credit Agreement referred to below) on the dates and in the amounts specified in the Credit Agreement owing to the Lender by the Borrowers pursuant to the Credit Agreement dated as of July 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among the Borrowers, the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lender (the “Lenders”), SUNTRUST BANK, as the Issuing Bank, SUNTRUST BANK, as the Collateral Agent, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Term Loan Facility (in such capacity, the “Term Facility Administrative Agent”), and SUNTRUST BANK, as the administrative agent for the Revolving Loan Facility (in such capacity, the “Revolving Facility Administrative Agent” and, together with the Term Facility Administrative Agent, each, individually an “Administrative Agent” and, collectively, the “Administrative Agents”).

The Borrowers promise to pay interest on the unpaid principal amount of the Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Morgan Stanley Senior Funding, Inc. as Term Facility Administrative Agent, at such office and in the manner specified in the Credit Agreement. The Term Loan owing to the Lender by the Borrowers and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrowers under this Note.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of the Loan by the Lender to the applicable Borrower in an amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrowers resulting from such Term Loan being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Obligations of the Borrowers under this Note and the other Loan Documents, and the Obligations of the other Borrower Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

No delay or omission on the part of the Lender or any holder hereof in exercising its rights under this Note, or delay or omission on the part of the Lender, the applicable Administrative Agent, the Majority Lenders or the Lender Group, or any of them, in exercising its or their rights under the Credit Agreement or under any other Loan Document, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of the Lender or any holder hereof, nor shall any waiver by the Lender, the applicable Administrative Agent, the Majority Lenders or the Lender Group, or any of them, or any holder hereof, of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.

The Borrowers hereby, jointly and severally, for themselves and their successors and assigns, hereby waive diligence, presentment for payment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

This Note may not be transferred or assigned by the Lender to any Person except in compliance with the terms of the Credit Agreement. The rights evidenced by this Note to receive principal and interest may only be transferred if the transfer is registered on a record of ownership and the transferee is identified as the owner of an interest in the obligation pursuant to Section 11.5 of the Credit Agreement. This Note may not at any time be endorsed to, or to the order of, bearer.

Time is of the essence in this Note.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

ZAYO GROUP, LLC

By:
Name:
Title:

ZAYO CAPITAL, INC.

By:
Name:
Title:

EXHIBIT H

FORM OF GUARANTY SUPPLEMENT

Reference is made to that certain Credit Agreement, dated as of July 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement), by and among Zayo Group, LLC, a Delaware limited liability company (the “Administrative Borrower”), Zayo Capital, Inc., a Delaware corporation (“Zayo Capital”; and together with Administrative Borrower, each, individually a “Borrower” and, collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors (if any), SunTrust Bank, as the Issuing Bank, SunTrust Bank, as the Collateral Agent, the financial institutions party thereto from time to time as lenders (the “Lenders”), Morgan Stanley Senior Funding, Inc., as the administrative agent for the Term Loan Facility (in such capacity, the “Term Facility Administrative Agent”), and SunTrust Bank, as the administrative agent for the Revolving Loan Facility (in such capacity, the “Revolving Facility Administrative Agent” and, together with the Term Facility Administrative Agent, each, individually an “Administrative Agent” and, collectively, the “Administrative Agents”).

Whereas, pursuant to Section 6.16 of the Credit Agreement, a new Restricted Subsidiary that is a Domestic Subsidiary (whether by acquisition, creation or designation) of the Borrowers is required to join the Credit Agreement as a Guarantor and become a Borrower Party by executing and delivering in favor of the Administrative Agent this Guaranty Supplement. Upon the execution and delivery of this Guaranty Supplement by such Restricted Subsidiary that is a Domestic Subsidiary, such Restricted Subsidiary shall become a Guarantor of the Obligations and become a Borrower Party under the Credit Agreement with the same force and effect as if originally named as a Guarantor therein.

The undersigned (the “New Guarantor”) hereby agrees as follows:

1. In accordance with Section 6.16 of the Credit Agreement, the New Guarantor, by its signature below, becomes a “Guarantor” and a “Borrower Party” under the Credit Agreement with the same force and effect as if originally named therein as a “Guarantor” and as a “Borrower Party”, and the New Guarantor hereby agrees to all of the terms and provisions of the Credit Agreement applicable to it as a “Guarantor” and as a “Borrower Party” thereunder. In furtherance of the foregoing, the New Guarantor, as security for the payment and performance in full of the Obligations, does hereby guarantee, subject to the limitations set forth in Section 3.1(g) of the Credit Agreement, to the Administrative Agents, for the benefit of the Lender Group, the full and prompt payment of the Obligations, including, without limitation, any interest thereon (including, without limitation, interest, as provided in the Credit Agreement, accruing after the filing of a petition initiating any Insolvency Proceedings, whether or not such interest accrues or is recoverable against the Borrowers after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus, solely to the extent provided for in the Credit Agreement, reasonable attorneys’ fees and expenses if the obligations represented by the Credit Agreement are collected by law, through an attorney-at-law, or under advice therefrom. Each reference to a “Guarantor” and “Borrower Party” in the Credit Agreement shall be deemed to include the New Guarantor. The Credit Agreement is incorporated herein by reference.

The New Guarantor represents and warrants to the Administrative Agents and the other members of the Lender Group that this Guaranty Supplement has been duly executed and delivered by the New Guarantor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

This Guaranty Supplement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same agreement. In proving this Guaranty Supplement in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or other electronic transmission shall be deemed an original signature hereto.

Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

THIS GUARANTY SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

This Guaranty Supplement shall be considered a Loan Document for all purposes.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the New Guarantor has duly executed this Guaranty Supplement as of the day and year first above written.

NEW GUARANTOR:	[NAME OF NEW GUARANTOR]

By:
Name:
Title:

EXHIBIT I

FORM OF NOTICE OF REQUESTED COMMITMENT INCREASE

            , 20

[Address for Morgan Stanley]

SunTrust Bank

303 Peachtree Street

Twenty-Fifth Floor

Atlanta, Georgia 30308

Attn: Doug Weltz

Telecopy No.: (404) 221-2001

Email: Agency.Services@suntrust.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among ZAYO GROUP, LLC, a Delaware limited liability company (the “Administrative Borrower”), ZAYO CAPITAL, INC., a Delaware corporation (“Zayo Capital”; and together with Administrative Borrower, each, individually a “Borrower” and, collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lender (the “Lenders”), SUNTRUST BANK, as the Issuing Bank, SUNTRUST BANK, as the Collateral Agent, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Term Loan Facility (in such capacity, the “Term Facility Administrative Agent”), and SUNTRUST BANK, as the administrative agent for the Revolving Loan Facility (in such capacity, the “Revolving Facility Administrative Agent” and, together with the Term Facility Administrative Agent, each, individually an “Administrative Agent” and, collectively, the “Administrative Agents”).

The undersigned hereby gives notice, pursuant to Section 2.17 of the Credit Agreement, that it hereby requests a Commitment Increase, and in connection therewith sets forth below the information relating to such requested Commitment Increase, as required by Section 2.17 of the Credit Agreement:

1. The Administrative Borrower hereby requests the following Commitment Increase in the amount of $[            ].

2. The requested date of the proposed Commitment Increase is [            , 20        ].

The undersigned hereby certifies that the following statements are true on the date hereof:

(a) The representations and warranties contained in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) on and as of such date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects (unless such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date;

(b) No law, regulation, order judgment, or decree of any Governmental Authority exists, and no action, suit, investigation, litigation or proceeding is pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or Governmental Authority, which has or has a reasonable likelihood of having a Materially Adverse Effect.

(c) No Default or Event of Default has occurred and is continuing, or would result from such proposed Commitment Increase.

The Administrative Borrower has caused this Notice of Requested Commitment Increase to be executed and delivered by its duly authorized representatives as of the date and year first written above.

ZAYO GROUP, LLC, as the Administrative Borrower

By:
Name:
Title:

EXHIBIT J

FORM OF NOTICE OF PREPAYMENT

SunTrust Bank

303 Peachtree Street

Twenty-Fifth Floor

Atlanta, Georgia 30308

Attn: Doug Weltz

Telecopy No.: (404) 221-2001

Email: Agency.Services@suntrust.com

Ladies and Gentlemen:

The undersigned, ZAYO GROUP, LLC, refers to the Credit Agreement owing to the Lender by the Borrowers pursuant to the Credit Agreement dated as of July 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among the Administrative Borrower, Zayo Capital (together with Administrative Borrower, each, individually a “Borrower” and, collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lender (the “Lenders”), SUNTRUST BANK, as the Issuing Bank, SUNTRUST BANK, as the Collateral Agent, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Term Loan Facility (in such capacity, the “Term Facility Administrative Agent”), and SUNTRUST BANK, as the administrative agent for the Revolving Loan Facility (in such capacity, the “Revolving Facility Administrative Agent” and, together with the Term Facility Administrative Agent, each, individually an “Administrative Agent” and, collectively, the “Administrative Agents”), and hereby gives you notice that, pursuant to Section 2.5(a) of the Credit Agreement, on [            ], 201[    ], the undersigned intends to make a prepayment of Loans comprising [Base Rate Loans] [Eurodollar Loans], in the aggregate principal amount of $ [            ]1.

Very truly yours,

ZAYO GROUP, LLC

[1]

Any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, any prepayment of Eurodollar Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 thereof or, in each case, if less, the entire principal amount thereof then outstanding.

By:

Name:

Title:

EXHIBIT K

FORM OF SECURITY AGREEMENT

[Circulated Separately]

EXHIBIT L

FORM OF ACCEPTANCE AND PURCHASE NOTICE

Date:             , 20

To: [            ], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Purchase Notice is delivered to you pursuant to (a) Section 11.5(h)(iv)(2) of that certain Credit Agreement dated as of July 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among Zayo Group, LLC (the “Administrative Borrower”), Zayo Capital (together with Administrative Borrower, each, individually a “Borrower” and, collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lender (the “Lenders”), SUNTRUST BANK, as the Issuing Bank, SUNTRUST BANK, as the Collateral Agent, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Term Loan Facility (in such capacity, the “Term Facility Administrative Agent”), and SUNTRUST BANK, as the administrative agent for the Revolving Loan Facility (in such capacity, the “Revolving Facility Administrative Agent” and, together with the Term Facility Administrative Agent, each, individually an “Administrative Agent” and, collectively, the “Administrative Agents”) and (b) that certain Solicited Discounted Solicitation Notice, dated             , 20        , from the applicable Borrower Party (the “Solicited Discounted Solicitation Notice”).

Pursuant to Section 11.5(h)(iv)(2) of the Credit Agreement, the undersigned Borrower Party hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Solicitation Notice having an Offered Discount equal to or greater than [•]% in respect of the [Term Loans][[            ]1 Tranche[(s)] of Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Solicitation Amount.

The undersigned Borrower Party expressly agrees that this Acceptance and Purchase Notice shall be irrevocable and is subject to the provisions of Section 11.5(h) of the Credit Agreement.

The undersigned Borrower Party hereby represents and warrants to the Auction Agent and [the Lenders][each Lender of the [            ]2 Tranche[s] of Loans] as follows:

1. Borrower Parties will not receive information provided solely to Lenders by the applicable Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the applicable Administrative Agent;

[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.

2. No Event of Default has occurred and is continuing or shall have occurred and be continuing upon any Discounted Loan Purchase.

3. No proceeds of Loans under the Revolving Credit Facility are being used to fund this Discounted Loan Purchase.

4. All of the Term Loans acquired by the Borrower Party pursuant to this Discounted Loan Purchase shall be automatically cancelled immediately upon acquisition thereof.

5. The undersigned Borrower Party does not possess any material non-public information with respect to the Borrowers or any of their Subsidiaries or any of their respective securities that has not been disclosed to the Lenders generally (other than to Lenders who have elected not to receive such information).

6. The Term Loans acquired pursuant to this Discounted Loan Purchase, together with all Loans acquired by Borrower Parties prior to the date of the Discounted Purchase Effective Date relating to this Discounted Loan Purchase, do not exceed 15% of the original aggregate principal of Term Loans made under the Credit Agreement on the Agreement Date.

7. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Purchase as a result of a purchase made by a Borrower Party on the applicable Discounted Purchase Effective Date.][At least three (3) Business Days have passed since the date the Borrower Party was notified that no Lender was willing to sell any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Solicitation of Discounted Sale Offers, the date of any Borrower Party’s election not to accept any Solicited Discounted Sale Offers.]3

8. This Discounted Loan Purchase does not coincide with any prepayment of Term Loans pursuant to Section 2.5(a) or (b) of the Credit Agreement, or any scheduled repayment of Term Loans pursuant to Section 2.6 of the Credit Agreement.

The undersigned Borrower Party acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the sale of any Loans made in connection with a Solicited Discounted Sale Offer.

The undersigned Borrower Party requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Acceptance and Purchase Notice.

1. [Remainder of this page intentionally left blank]

[3]	Insert applicable representation.

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Purchase Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER

PARTY]

By:

Name:

Title:

EXHIBIT M

FORM OF DISCOUNT RANGE SALE OFFER

Date:             , 20

To: [            ], as Auction Agent

Ladies and Gentlemen:

Reference is made to

(a) that certain Credit Agreement dated as of July 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among Zayo Group, LLC (the “Administrative Borrower”), Zayo Capital (together with Administrative Borrower, each, individually a “Borrower” and, collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lender (the “Lenders”), SUNTRUST BANK, as the Issuing Bank, SUNTRUST BANK, as the Collateral Agent, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Term Loan Facility (in such capacity, the “Term Facility Administrative Agent”), and SUNTRUST BANK, as the administrative agent for the Revolving Loan Facility (in such capacity, the “Revolving Facility Administrative Agent” and, together with the Term Facility Administrative Agent, each, individually an “Administrative Agent” and, collectively, the “Administrative Agents”), and (b) that certain Discount Range Solicitation Notice, dated             , 20        , from [            ]1 (the “Discount Range Solicitation Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Solicitation Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 11.5(h)(iii) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Purchase on the following terms:

1. This Discount Range Sale Offer is available only for purchase of the [Loans][[            ]2 Tranche[s] of Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Loan Purchase that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Loans—$[•]]

[1]	Insert name of Borrower Party.
[2]	List multiple Tranches if applicable.

[[            ]3 Tranche[s] of Loans—$[•]]

3. The percentage discount to par value at which such Discounted Loan Purchase may be made is [•]%4 in respect of the [Loans][[            ] Tranche[(s)] of Loans] (the “Submitted Discount”).

The undersigned Lender hereby expressly and, subject to Section 11.5(h) of the Credit Agreement, irrevocably consents and agrees to sell the [Loans][[            ]5 Tranche[s] of Loans] indicated above pursuant to Section 11.5(h)(iii) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[3]	List multiple Tranches if applicable.
[4]	List one or more (but no more than three) discounts.
[5]	List multiple Tranches if applicable.

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Sale Offer as of the date first above written.

[NAME OF LENDER]

By:

Name:

Title:

EXHIBIT N

FORM OF DISCOUNT RANGE SOLICITATION NOTICE

Date:             , 20

To: [            ], as Auction Agent

Ladies and Gentlemen:

This Discount Range Solicitation Notice is delivered to you pursuant to Section 11.5(h)(iii) of that certain Credit Agreement dated as of July 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among Zayo Group, LLC (the “Administrative Borrower”), Zayo Capital (together with Administrative Borrower, each, individually a “Borrower” and, collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lender (the “Lenders”), SUNTRUST BANK, as the Issuing Bank, SUNTRUST BANK, as the Collateral Agent, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Term Loan Facility (in such capacity, the “Term Facility Administrative Agent”), and SUNTRUST BANK, as the administrative agent for the Revolving Loan Facility (in such capacity, the “Revolving Facility Administrative Agent” and, together with the Term Facility Administrative Agent, each, individually an “Administrative Agent” and, collectively, the “Administrative Agents”).

Pursuant to Section 11.5(h)(iii) of the Credit Agreement, the undersigned Borrower Party hereby requests that [each Lender] [each Lender of the [            ]1 Tranche[s] of Loans] submit a Discount Range Sale Offer. Any Discounted Loan Purchase made in connection with this solicitation shall be subject to the following terms:

1. This Discount Range Solicitation Notice is extended at the sole discretion of the undersigned Borrower Party to [each Lender][each Lender of the [            ]2 Tranche[s] of Loans].

2. The maximum aggregate principal amount of the Discounted Loan Purchase that will be made in connection with this solicitation is [$[•] of Loans] [$[•] of the [            ]3 Tranche[(s)] of Loans] (the “Discount Range Solicitation Amount”).4

[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.
[3]	List multiple Tranches if applicable.
[4]	Such amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $500,000 in excess thereof.

3. The undersigned Borrower Party is willing to make Discounted Loan Purchases at a percentage discount to par value greater than or equal to [[•]% but less than or equal to [•]% in respect of the Loans] [[•]% but less than or equal to [•]% in respect of the [            ]5 Tranche[(s)] of Loans] (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Sale Offer by no later than 5:00 p.m., New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 11.5(h)(iii) of the Credit Agreement.

The undersigned Borrower Party hereby represents and warrants to the Auction Agent and [the Lenders][each Lender of the [            ]6 Tranche[s] of Loans] as follows:

4. No Event of Default has occurred and is continuing or shall have occurred and be continuing upon any Discounted Loan Purchase.

5. No proceeds of Loans under the Revolving Credit Facility are being used to fund this Discounted Loan Purchase.

6. All of the Term Loans acquired by the undersigned Borrower Party pursuant to this Discounted Loan Purchase shall be automatically cancelled immediately upon acquisition thereof.

7. The undersigned Borrower Party does not possess any material non-public information with respect to the Borrowers or any of their Subsidiaries or any of their respective securities that has not been disclosed to the Lenders generally (other than to Lenders who have elected not to receive such information).

[5]	List multiple Tranches if applicable.
[6]	List multiple Tranches if applicable.

8. The Term Loans acquired pursuant to this Discounted Loan Purchase, together with all Loans acquired by Borrower Parties prior to the date of the Discounted Purchase Effective Date relating to this Discounted Loan Purchase, do not exceed 15% of the original aggregate principal of Term Loans made under the Credit Agreement on the Agreement Date.

9. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Purchase as a result of a purchase made by a Borrower Party on the applicable Discounted Purchase Effective Date.][At least three (3) Business Days have passed since the date the Borrower Party was notified that no Lender was willing to sell any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Solicitation of Discounted Sale Offers, the date of any Borrower Party’s election not to accept any Solicited Discounted Sale Offers.]7

10. This Discounted Loan Purchase does not coincide with any prepayment of Loans pursuant to Section 2.5(a) or (b) of the Credit Agreement, or any scheduled repayment of Loans pursuant to Section 2.6 of the Credit Agreement.

The undersigned Borrower Party acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Sale Offer made in response to this Discount Range Solicitation Notice and the sale of any Loans made in connection with this Discount Range Solicitation Notice.

The undersigned Borrower Party requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Discount Range Solicitation Notice.

[7]	Insert applicable representation.

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Solicitation Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER

PARTY]

By:

Name:

Title:

Enclosure: Form of Discount Range Sale Offer

EXHIBIT O

FORM OF SOLICITED DISCOUNTED SALE OFFER

Date:             , 20

To: [            ], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement dated as of July 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among Zayo Group, LLC (the “Administrative Borrower”), Zayo Capital (together with Administrative Borrower, each, individually a “Borrower” and, collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lender (the “Lenders”), SUNTRUST BANK, as the Issuing Bank, SUNTRUST BANK, as the Collateral Agent, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Term Loan Facility (in such capacity, the “Term Facility Administrative Agent”), and SUNTRUST BANK, as the administrative agent for the Revolving Loan Facility (in such capacity, the “Revolving Facility Administrative Agent” and, together with the Term Facility Administrative Agent, each, individually an “Administrative Agent” and, collectively, the “Administrative Agents”), and (b) that certain Solicited Discounted Solicitation Notice, dated             ,20        , from [            ]1 (the “Solicited Discounted Solicitation Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Solicitation Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Purchase Notice by or before no later than 5:00 p.m. New York time on the third Business Day following your receipt of this notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 11.5(h)(iv) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Purchase on the following terms:

1. This Solicited Discounted Sale Offer is available only for purchase of the [Loans][[            ]2 Tranche[s] of Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Loan Purchase that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[1]	Insert name of Borrower Party.
[2]	List multiple Tranches if applicable.

[Loans—$[•]]

[[            ]3 Tranche[s] of Loans—$[•]]

3. The percentage discount to par value at which such Discounted Loan Purchase may be made is [•]%4 in respect of the [Loans][[            ]5 tranche[(s)] of Loans] (the “Offered Discount”).

The undersigned Lender hereby expressly and, subject to Section 11.5(h)(iv) of the Credit Agreement, irrevocably consents and agrees to a sale of its [Loans] [[            ]6 Tranche[s] of Loans] pursuant to Section 11.5(h)(iv) of the Credit Agreement at a price equal to the Acceptable Discount (provided that the Acceptable Discount is equal to or less than such Lender’s Offered Discount) and in an aggregate outstanding amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

2.	[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[3]	List multiple Tranches if applicable.
[4]	List one or more (but no more than three) discounts.
[5]	List multiple Tranches if applicable.
[6]	List multiple Tranches if applicable.

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Sale Offer as of the date first above written.

[NAME OF LENDER]

By:

Name:

Title:

EXHIBIT P

FORM OF SOLICITED DISCOUNTED SOLICITATION NOTICE

Date:             , 20

To: [            ], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Solicitation Notice is delivered to you pursuant to Section 11.5(h)(iv) of that certain Credit Agreement dated as of July 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among Zayo Group, LLC (the “Administrative Borrower”), Zayo Capital (together with Administrative Borrower, each, individually a “Borrower” and, collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lender (the “Lenders”), SUNTRUST BANK, as the Issuing Bank, SUNTRUST BANK, as the Collateral Agent, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Term Loan Facility (in such capacity, the “Term Facility Administrative Agent”), and SUNTRUST BANK, as the administrative agent for the Revolving Loan Facility (in such capacity, the “Revolving Facility Administrative Agent” and, together with the Term Facility Administrative Agent, each, individually an “Administrative Agent” and, collectively, the “Administrative Agents”).

Pursuant to Section 11.5(h)(iv) of the Credit Agreement, the undersigned Borrower Party hereby requests that [each Lender][each Lender of the [            ]1 Tranche[s] of Loans] submit a Solicited Discounted Sale Offer. Any Discounted Loan Purchase made in connection with this solicitation shall be subject to the following terms:

1. This Solicitation of Discounted Sale Offers is extended at the sole discretion of the undersigned Borrower Party to [each Lender] [each Lender of the [            ]2 Tranche[s] of Loans].

2. The maximum aggregate amount of the Discounted Loan Purchase that will be made in connection with this solicitation is (the “Solicited Discounted Solicitation Amount”):3

[Loans—$[•]]

[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.
[3]	Such amount shall not be in an aggregate amount less than $5,000,000 or whole increments of $500,000 in excess thereof

[[            ]4 Tranche[s] of Loans—$[•]]

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Sale Offer by no later than 5:00 p.m., New York time on the date that is the third Business Day following delivery of this notice pursuant to Section 11.5(h)(iv) of the Credit Agreement.

The undersigned Borrower Party requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Solicited Discounted Solicitation Notice.

[4]	List multiple Tranches if applicable.

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Solicitation Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER PARTY]

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Sale Offer

EXHIBIT Q

FORM OF SPECIFIED DISCOUNT PURCHASE NOTICE

Date:             , 20

To: [            ], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Purchase Notice is delivered to you pursuant to Section 11.5(h)(ii) of that certain Credit Agreement dated as of July 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among Zayo Group, LLC (the “Administrative Borrower”), Zayo Capital (together with Administrative Borrower, each, individually a “Borrower” and, collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lender (the “Lenders”), SUNTRUST BANK, as the Issuing Bank, SUNTRUST BANK, as the Collateral Agent, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Term Loan Facility (in such capacity, the “Term Facility Administrative Agent”), and SUNTRUST BANK, as the administrative agent for the Revolving Loan Facility (in such capacity, the “Revolving Facility Administrative Agent” and, together with the Term Facility Administrative Agent, each, individually an “Administrative Agent” and, collectively, the “Administrative Agents”).

Pursuant to Section 11.5(h)(ii) of the Credit Agreement, the undersigned Borrower Party hereby offers to make a Discounted Loan Purchase [to each Lender][to each Lender of the [            ]1 Tranche[s] of Loans] on the following terms:

1. This offer of Specified Discount Purchase is available only [to each Lender][to each Lender of the [            ]2 Tranche[s] of Loans].

2. The aggregate principal amount of the Discounted Loan Purchase that will be made in connection with this offer shall not exceed [$[•] of Loans] [$[•] of the [            ]3 Tranche[(s)] of Loans] (the “Specified Discount Purchase Amount”).4

[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.
[3]	List multiple Tranches if applicable.
[4]	Such amount shall not be in an aggregate amount less than $5,000,000 and whole increments of $500,000 in excess thereof.

3. The percentage discount to par value at which such Discounted Loan Purchase will be made is [•]% in respect of the [Loans][[            ]5 Tranche[(s)] Loans] (the “Specified Discount”).

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Purchase Response by no later than 5:00 p.m., New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 11.5(h)(ii) of the Credit Agreement.

The undersigned Borrower Party hereby represents and warrants to the Auction Agent and [the Lenders][each Lender of the [            ]6 Tranche[s] of Loans] as follows:

4. No Event of Default has occurred and is continuing or shall have occurred and be continuing upon any Discounted Loan Purchase.

5. No proceeds of Loans under the Revolving Credit Facility are being used to fund this Discounted Loan Purchase.

6. All of the Term Loans acquired by the undersigned Borrower Party pursuant to this Discounted Loan Purchase shall be automatically cancelled immediately upon acquisition thereof.

7. The undersigned Borrower Party does not possess any material non-public information with respect to the Borrowers or any of their Subsidiaries or any of their respective securities that has not been disclosed to the Lenders generally (other than to Lenders who have elected not to receive such information).

8. The Term Loans acquired pursuant to this Discounted Loan Purchase, together with all Loans acquired by Borrower Parties prior to the date of the Discounted Purchase Effective Date relating to this Discounted Loan Purchase, do not exceed 15% of the original aggregate principal of Term Loans made under the Credit Agreement on the Agreement Date.

[5]	List multiple Tranches if applicable.
[6]	List multiple tranches if applicable.

9. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Purchase as a result of a purchase made by a Borrower Party on the applicable Discounted Purchase Effective Date.][At least three (3) Business Days have passed since the date the Borrower Party was notified that no Lender was willing to sell any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Solicitation of Discounted Sale Offers, the date of any Borrower Party’s election not to accept any Solicited Discounted Sale Offers.]7

10. This Discounted Loan Purchase does not coincide with any prepayment of Loans pursuant to Section 2.5(a) or (b) of the Credit Agreement, or any scheduled repayment of Loans pursuant to Section 2.6 of the Credit Agreement.

The undersigned Borrower Party acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Purchase Notice and the sale of any Loans made in connection with this Specified Discount Purchase Notice.

The undersigned Borrower Party requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Specified Discount Purchase Notice.

[7]	Insert applicable representation.

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Purchase Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER PARTY]

By:
Name:
Title:

Enclosure: Form of Specified Discount Purchase Response

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Sale Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT R

FORM OF SPECIFIED DISCOUNT PURCHASE RESPONSE

Date:             , 20

To: [            ], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement dated as of July 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among Zayo Group, LLC (the “Administrative Borrower”), Zayo Capital (together with Administrative Borrower, each, individually a “Borrower” and, collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lender (the “Lenders”), SUNTRUST BANK, as the Issuing Bank, SUNTRUST BANK, as the Collateral Agent, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Term Loan Facility (in such capacity, the “Term Facility Administrative Agent”), and SUNTRUST BANK, as the administrative agent for the Revolving Loan Facility (in such capacity, the “Revolving Facility Administrative Agent” and, together with the Term Facility Administrative Agent, each, individually an “Administrative Agent” and, collectively, the “Administrative Agents”), and (b) that certain Specified Discount Purchase Notice, dated             , 20    , from the applicable Borrower Party (the “Specified Discount Purchase Notice”).

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 11.5(h)(ii) of the Credit Agreement, that it is willing to accept a sale of the following [Loans] [[            ]49 Tranche[s] of Loans] held by such Lender at the Specified Discount in an aggregate outstanding amount as follows:

[Loans—$[•]]

[[             ]50 Tranche[s] of Loans—$[•]]

The undersigned Lender hereby expressly and, subject to Section 11.5(h)(ii) of the Credit Agreement, irrevocably consents and agrees to a sale of its [Loans][[            ]51 Tranche[s] of Loans] pursuant to Section 11.5(h)(ii) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[49]	List multiple Tranches if applicable.
[50]	List multiple Tranches if applicable.
[51]	List multiple Tranches if applicable.

3.	[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Purchase Response as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

Schedule 1.1(a)

Commitment Ratios

Term Loan Facility

Lender	Term Loan Commitment	Commitment Ratio
Morgan Stanley Bank, N.A.	$1,620,000,000	100%

Totals	$1,620,000,000	100%

Revolving Loan Facility

Revolving Loan Commitment

Lender	Revolving Loan Commitment	Commitment Ratio
Morgan Stanley Bank, N.A.	$53,333,333	21.33%

Barclays Bank PLC	$53,333,333	21.33%

SunTrust Bank	$53,333,333	21.33%

Royal Bank of Canada	$30,000,000	12%

UBS Loan Finance LLC	$30,000,000	12%

Goldman Sachs Bank USA	$30,000,000	12%

Totals	$250,000,000	100%

Schedule 1.1(b)

Equity Group

522 Fifth Avenue Fund, LP

Alpinvest Partners Co-Investments 2009 CV

Alpinvest Partners Co-Investments 2010 II CV

Battery Investment Partners VII, LLC

Battery Investment Partners VII, LP

Battery Ventures VII, LP

Battery Ventures VIII, LP

Bear Equity, LLC

Bear Investments, LLLP

CB Offshore Equity Fund VI, LP

Centennial Entrepreneurs Fund VII, LP

Centennial Ventures VII, LP

Charlesbank Equity Coinvestment Fund VI, LP

Charlesbank Equity Coinvestment Partners, LP

Charlesbank Equity Fund VI, LP

Chestnut Investment Pte Ltd

Chestnut Venture Partners, LP

Coal Staff Private Equity Trust

Co-Investment Partners (NY), LP

Co-Investment Partners 2005, LP

Columbia Capital Employee Investors III, LLC

Columbia Capital Employee Investors IV, LP*

Columbia Capital Equity Partners III (AI), LP

Columbia Capital Equity Partners III (Caymen), LP

Columbia Capital Equity Partners III (QP), LP

Columbia Capital Equity Partners IV (QP), LP

Columbia Capital Equity Partners IV (QPCO), LP

Columbia Capital Investors III, LLC

DELTA-V Capital 2011, LP

ESU Investments, LLC

Fisher Lynch Co-Investment Partnership II, LP

Gillis Cashman

Greenspring Global Partners V-A, LP

Greenspring Global Partners V-C, LP

GTCR Fund X LP

GTCR Fund X/A LP

HarbourVest Partners IX-Buyout Fund LP
HarbourVest/NYSTRS Co-Invest Fund LP
Harvard Management Company, Inc
Independent Director, Rick Connor
JPMorgan U.S. Corporate Finance Institutional Offshore Investors IV LP
JPMorgan U.S. Direct Corporate Finance Institutional Investors IV LLC
M/C Venture Investors, LLC
M/C Venture Partners VI, LP
M/C Venutre Partners V, LP
Mango Holdings, LLC
Mesirow Financial Capital Partners X, LP
Morgan Stanley Private Markets Fund IV LP
Nextone, LLC
Oak Investment Partners XII, LP
Robert Gotto
Stormbay & Co FTBO Vijverpoort Huizen CV
Tablerock Investments, LLC
Universal Telecommunications, Inc
VP Holdings, LLC
Yawlbreak & Co FTBO GTB Capital Partners LP

Schedule 1.1(c)

Liens

Debtor	State	Jurisdiction	UCC Type File # and File Date	Tax Liens, Judgments, Bankruptcy	Secured Party	Collateral Description
AboveNet, Inc.	NY	Westchester County		Tax Warrant #E011132586 W0069	NY State Department of Finance v AboveNet, Inc.	$140,715.26

AboveNet Communications, Inc.	NY	Westchester County		State Tax Lien #1110-11 11/23/11	NY State Department of Labor	Unemployment Claim $4,122.60

Zayo Group, LLC	DE	SOS	UCC-1 #2008 1796059 5/16/08		Solarcom Capital, LLC	Equipment

	DE	SOS	UCC-3 8/20/08			SP name change to Wells Fargo Equipment Finance, Inc.

Zayo Group, LLC	DE	SOS	UCC-1 #2008 2964219 9/02/08		Presidio Technology Capital, LLC	Equipment Wells Fargo Equipment Finance, Inc., as additional SP

Debtor	State	Jurisdiction	UCC Type File # and File Date	Tax Liens, Judgments, Bankruptcy	Secured Party	Collateral Description
Zayo Group, LLC	DE	SOS	UCC-1 #2008 2964417 9/02/08		Presidio Technology Capital, LLC	Equipment Wells Fargo Equipment Finance, Inc., as additional SP

Zayo Colocation, Inc.	DE	SOS	UCC-1 #2012 1076646 1/13/12		Dell Financial Services, L.L.C.	Equipment Lease

360networks (USA) Inc.	CO	SOS	UCC-1 #2009F046221 5/29/09		Fiberlink, LLC	Fiber Optic Lines

360networks (USA) Inc.	CT	SOS	UCC-1 #0002227776 9/23/03		City of New London	Equipment Lease

360networks (USA) Inc.	CT	SOS	UCC-1 Cannot Read File # 5/13/04		City of Bridgeport - Tax Collector	Conduits and Cables

360networks (USA) Inc.	CT	SOS	UCC-1 #0002267634 5/13/04		City of New London	Taxable property secured by equipment $6885.99

360networks (USA) Inc.	CT	SOS	UCC-1 #0002636549 5/27/08		Tax Collector Town of Watertown	Cables and Conduits

Debtor	State	Jurisdiction	UCC Type File # and File Date	Tax Liens, Judgments, Bankruptcy	Secured Party	Collateral Description
360networks (USA) Inc.	IL	SOS	UCC-1 #14331158 5/29/09		FiberLink	Fiber Optic Lines

360networks (USA) Inc.	IA	SOS	UCC-1 #P581218-3 6/1/09		FiberLink, LLC	Fiber Optic Lines

360networks (USA) Inc.	KY	SOS	UCC-1 #2002 1841914 42 5/31/02		Qwest Communications Corporation	User Fibers Additional Debtor: 360networks Illinois LLC, et al. Transmitting Utility

360networks (USA) Inc.	LA	SOS	UCC-1 #17 1233024 6/3/02		Qwest Communications Corporation	Fibers Transmitting Utility

360networks (USA) Inc.	MS	SOS	UCC-1 #20020087505G 5/30/02		Qwest Communications Corporation	Fibers Transmitting Utility

360networks (USA) Inc.	NE	SOS	UCC-1 #0000598341 8 4/1/09		FiberLink, LLC	Fiber Optic Lines

360networks (USA) Inc.	TN	SOS	UCC-1 #102027660 6/7/2		Qwest Communications Corporation	All Assets Fibers Transmitting Utility

Debtor	State	Jurisdiction	UCC Type File # and File Date	Tax Liens, Judgments, Bankruptcy	Secured Party	Collateral Description
360networks (USA) Inc.	WA	SOS	UCC-1 #2009 119 3576 1 4/29/09		The Archive Group, Inc.	Equipment Lease

360networks Kentucky LLC	KY	SOS	UCC-1 #2002 1841914 42 5/31/02		Qwest Communications Company	Blanket Lien Fibers

360networks Louisiana LLC	LA	SOS	UCC-1 #17 1233024 6/3/02		Qwest Communications	Fiber Optics Transmitting Utility

360networks Mississippi LLC	MS	SOS	UCC-1 #20020087505G 5/30/02		Qwest Communications Corporation	Fiber Optics Transmitting Utility

Control Room Technologies, LLC	MI	SOS	UCC-1 #2004248815-5 12/27/04		Team Financial Group, Inc.	Equipment

	MI	SOS	UCC-3 10/28/09			Continuation

Control Room Technologies, LLC	MI	SOS	UCC-1 #2009042306-8 3/20/09		Hitachi Capital America Corp.	Equipment and Proceeds

Debtor	State	Jurisdiction	UCC Type File # and File Date	Tax Liens, Judgments, Bankruptcy	Secured Party	Collateral Description
Control Room Technologies, LLC	MI	SOS	UCC-1 #2009116576-8 8/10/09		Wachovia Financial Services, Inc.	Equipment Lease

Control Room Technologies, LLC	MI	SOS	UCC-1 #2009159462-8 11/6/09		Wells Fargo Equipment Finance, Inc.	Equipment

Control Room Technologies, LLC	MI	SOS	UCC-1 #2010006503-5 1/14/10		Team Financial Group, Inc.	Equipment Lease

	MI	SOS	UCC-3 2/10/10			Restated Collateral

Control Room Technologies, LLC	MI	SOS	UCC-1 #2010158750-1 12/1/10		Team Financial Group, Inc.	Equipment Lease

Allegan Fiber Communications, LLC	MI	SOS	UCC-1 #2008103035-5 6/30/08		Citizens Bank	Certain collateral under a Services Agreement

Schedule 1.1(d)

Existing Letters of Credit

L/C #	Beneficiary	Amount
F854603	City of Chicago	$500,000
F854427	60 Hudson	$3,950,000
F854428	60 Hudson	$783,365
F854431	111 Chelsea Commerce	$457,240
F854946	Multiple (CCT)	$75,000
F855253	Vectren Energy	$400,000

Schedule 5.1(c)-1

Subsidiaries

Name	Jurisdiction of Incorporation or Formation	Qualified Business States	Other Business Names	Equity Holders
Zayo Capital, Inc.	Delaware	Delaware	None	Zayo Group, LLC – 100%

Zayo Colocation, Inc.	Delaware	Delaware, California, Illinois, New Jersey, New York, Pennsylvania	Formerly Fibernet Telecom Group, Inc.	Zayo Group, LLC – 100%

FiberNet Telecom, Inc.	Delaware	Delaware, California, Illinois, New Jersey, New York	None	Zayo Colocation, Inc. – 100%

Local Fiber, LLC	New York	New York, California, Illinois, New Jersey	None	FiberNet Telecom, Inc. – 100%

American Fiber Systems Holding Corp.	Delaware	Connecticut, Florida, Georgia, Idaho, Kansas, Minnesota, Missouri, Nevada, New York, Ohio, Tennessee, Utah	None	Zayo Group, LLC – 100%

American Fiber Systems, Inc.	Delaware	Connecticut, Florida, Georgia, Idaho, Kansas, Minnesota, Missouri, Nevada, New York, Ohio, Tennessee, Utah	None	American Fiber Systems Holding, Inc. – 100%

360networks holdings (USA) inc.	Nevada	Nevada	None	Zayo Group, LLC

Name	Jurisdiction of Incorporation or Formation	Qualified Business States	Other Business Names	Equity Holders
360networks (USA) inc.	Nevada	Alaska, Arizona,
Arkansas, California,
Colorado, Connecticut,
Delaware, D.C., Florida,
Georgia, Hawaii, Idaho,
Illinois, Indiana, Iowa,
Kentucky, Louisiana,
Maine, Michigan,
Minnesota, Mississippi,
Missouri, Montana,
Nebraska, Nevada, New
Hampshire, New Jersey,
New Mexico, New
York, North Carolina,
North Dakota,
Oklahoma, Oregon,
Pennsylvania, Rhode
Island, South Carolina,
South Dakota,
Tennessee, Texas, Utah,
Vermont, Washington,
West Virginia,
		Wisconsin, Wyoming	None	360networks holdings (USA), Inc. 100%

360networks LLC	Delaware	Delaware, Illinois	None	360networks (USA) inc.

360networks Illinois LLC	Delaware	Delaware, Illinois	None	360networks LLC

360networks Iowa LLC	Delaware	Delaware, Iowa	None	360networks LLC

360networks Kentucky LLC	Delaware	Delaware, Kentucky	None	360networks LLC

360networks Louisiana LLC	Delaware	Delaware, Louisiana	None	360networks LLC

360networks Michigan LLC	Delaware	Delaware	None	360networks LLC

360networks Mississippi LLC	Delaware	Delaware, Mississippi	None	360networks LLC

360networks Tennessee LLC	Delaware	Delaware, Tennessee	None	360networks LLC

Northern Colorado Telecommunications LLC	Colorado	Colorado	None	360networks (USA) inc.

360networks Vancouver Ltd.	British Columbia	British Columbia	None	360networks holdings (USA) inc.

Name	Jurisdiction of Incorporation or Formation	Qualified Business States	Other Business Names	Equity Holders
Control Room Technologies, LLC	Michigan	Michigan	ARIALINK BROADBAND LLC BOJI ARIALINK JV 1 ARIALINK BROADBAND ARIALINA ON SITE CRT/ARIALINK ARIALINK WIRELESS ARIALZONE CONTROL ROOM TECHNOLOGIES LLC, AN RDS COMPANY IRCT	Zayo Group, LLC

Allegan Fiber Communications, LLC	Michigan	Michigan	None	Zayo Group, LLC

Lansing Fiber Communications, LLC	Michigan	Michigan	None	Zayo Group, LLC

Arialink Services, LLC	Michigan	Michigan	None	Control Room Technologies, LLC

Name	Jurisdiction of Incorporation or Formation	Qualified Business States	Other Business Names	Equity Holders
Arialink Telecom, LLC	Michigan	Michigan	ARIALINK BROADBAND LLC	Control Room Technologies, LLC

AboveNet, Inc.	Delaware	Arizona, Delaware, New York	None	Zayo Group, LLC

AboveNet Communications, Inc.	Delaware	Alabama, Arkansas,
Arizona, Colorado,
Connecticut, Delaware,
District of Columbia,
Florida, Georgia, Iowa,
Idaho, Illinois, Indiana,
Kansas, Kentucky,
Louisiana,
Massachusetts,
Maryland, Maine,
Michigan, Minnesota,
Missouri, Mississippi,
Montana, North
Carolina, North Dakota,
Nebraska, New
Hampshire, New Jersey,
New Mexico, Nevada,
New York, Ohio,
Oklahoma, Oregon,
Pennsylvania, Rhode
Island, South Carolina,
South Dakota,
Tennessee, Texas, Utah,
Virginia, Vermont,
Washington,
Wisconsin, West
		Virginia, Wyoming	d/b/a AboveNet Media Networks	AboveNet, Inc.

AboveNet of Utah, L.L.C.	Delaware	Delaware, Utah	None	AboveNet Communications, Inc.

AboveNet of VA, L.L.C.	Virginia	Virginia	None	AboveNet Communications, Inc.

AboveNet International, Inc.	Delaware	Delaware	None	AboveNet Communications, Inc.

Name	Jurisdiction of Incorporation or Formation	Qualified Business States	Other Business Names	Equity Holders
AboveNet Canada, Inc.	Canada	N/A	f/k/a Metromedia Fiber Network Canada, Inc.	AboveNet Communications, Inc.

AboveNet Toronto, Inc.	Canada	N/A	None	AboveNet Communications, Inc.

AN Communications Inc.	Taiwan	N/A	None	AboveNet International, Inc.

MFN Japan KK	Japan	N/A	None	AboveNet Communications, Inc.

MFN Europe Finance, Inc.	Delaware	N/A	None	AboveNet International, Inc.

MFN International, L.L.C.	Delaware	N/A	None	AboveNet International, Inc.

AboveNet Communications Europe Limited	United Kingdom	N/A	None	AboveNet International, Inc.

MFN Europe, Ltd	United Kingdom	N/A	None	AboveNet International, Inc.

AboveNet Communications UK Ltd.	United Kingdom	N/A	None	MFN Europe, Ltd.

Schedule 5.1(c)-2

Partnerships/Joint Ventures

Investments in the Equity Interests of CoBank, ACB to the extent permitted by Section 8.5(i) of the Credit Agreement.

5.1(d)

Outstanding Capital Stock Ownership

Issuer	Owner(s)	Amount Issued and Outstanding	Authorized Equity	Restrictions
Zayo Group, LLC	Zayo Group Holdings, Inc.	1,000 membership interest units	1,000 membership interest units	None

Zayo Capital, Inc.	Zayo Group, LLC	100 shares of common stock	100 shares of common stock	None

Zayo Colocation Inc.	Zayo Group, LLC	1,000 shares of common stock	1,000 shares of common stock	None

Zayo FM Sub, Inc.	Zayo Group, LLC	100 shares of common stock	100 shares of common stock	None

FiberNet Telecom, Inc.	Zayo Colocation Inc.	1,000 shares of common stock	1,000 shares common stock	None

Local Fiber, LLC	FiberNet Telecom, Inc.	1,000 membership interest units	1,000 membership interest units	None

American Fiber Systems Holding, Inc.	Zayo Group, LLC	1,000 shares of common stock	1,000 shares of common stock	None

American Fiber Systems, Inc.	American Fiber Systems Holding, Inc.	100 shares of common stock	100 shares of common stock	None

360networks holdings (USA) inc.	Zayo Group, LLC	6,170 shares of common stock	25,000 shares of common stock 228,000 shares of preferred stock	None

360networks (USA) inc.	360networks holdings (USA) inc.	203 shares of common stock	25,000 shares of common stock	None

360networks LLC	360networks (USA), inc.	100 units	100 units	None

Issuer	Owner(s)	Amount Issued and Outstanding	Authorized Equity	Restrictions
360networks Illinois LLC	360networks LLC	100 units	100 units	None

360networks Iowa LLC	360networks LLC	100 units	100 units	None

360networks Kentucky LLC	360networks LLC	100 units	100 units	None

360networks Louisiana LLC	360networks LLC	100 units	100 units	None

360networks Michigan LLC	360networks LLC	100 units	100 units	None

360networks Mississippi LLC	360networks LLC	100 units	100 units	None

360networks Tennessee LLC	360networks LLC	100 units	100 units	None

Northern Colorado Telecommunications LLC	360networks (USA) inc.	N/A	N/A	None

360networks Vancouver Ltd.	360networks (USA) inc.	100 shares of A voting non-participating common stock 100 shares of B non-voting participating common stock	Unlimited number of Class A voting non-participating shares of common stock Unlimited number of Class B non-voting participating shares of common stock	Holders of Class B shares are not entitled to vote or attend shareholders meetings.

Control Room Technologies, LLC	Zayo Group, LLC	N/A	N/A	None

Allegan Fiber Communications, LLC	Zayo Group, LLC	N/A	N/A	None

Lansing Fiber Communications, LLC	Zayo Group, LLC	N/A	N/A	None

Arialink Services, LLC	Control Room Technologies, LLC	N/A	N/A	None

Issuer	Owner(s)	Amount Issued and Outstanding	Authorized Equity	Restrictions
Arialink Telecom, LLC	Control Room Technologies, LLC	N/A	N/A	None

AboveNet, Inc.	Zayo Group, LLC	1,000 shares of common stock	1,000 shares of common stock	None

AboveNet Communications, Inc.	AboveNet, Inc.	1,000 shares of common stock	1,000 shares of common stock	None

AboveNet of Utah, L.L.C.	Above Communications, Inc.	membership interest	N/A	N/A

AboveNet of VA, L.L.C.	AboveNet Communications, Inc.	membership interest	N/A	N/A

AboveNet International, Inc.	AboveNet Communications, Inc.	2,000 shares of common stock	2,000 shares of common stock	None

AboveNet Canada, Inc.	AboveNet Communications, Inc.	9,140,227 shares	Unlimited number of common shares	The Certificate notes restrictions on the shares. Those restrictions are those imposed by the Canada Business Corporations Act and a Unanimous Shareholder Agreement made as of August 23, 1999 between Lorne Abugov (Canadian resident director) and the original shareholder Metromedia Fiber Network, Inc.

AboveNet Toronto, Inc.	AboveNet Communications, Inc.	100 class A common shares	Unlimited number of class A common shares (voting); class B and C common shares (non-voting), class A special shares (voting); class B, C, D and E special shares (non-voting)	The stock certificate discloses that there may be restrictions on transfer other than those under section 174 of the Canadian Business Corporations Act, but there does not appear to be any Shareholder Agreement in our files.

Issuer	Owner(s)	Amount Issued and Outstanding	Authorized Equity	Restrictions
AN Communications Inc.	AboveNet International, Inc.	100%	N/A	N/A

MFN Japan KK	AboveNet Communications, Inc.	100 ownership interest / shares	100 ownership interests / shares	N/A

MFN Europe Finance, Inc.	AboveNet International, Inc.	1,000 shares of common stock	1,000 shares of common stock	None

MFN International, L.L.C.	AboveNet International, Inc.	N/A	N/A	N/A

AboveNet Communications Europe Limited	AboveNet International, Inc.	1 share	1,000,000 shares	N/A

MFN Europe, Ltd	AboveNet International, Inc.	60,230,258 shares	100,000,000 shares	N/A

AboveNet Communications UK Ltd.	MFN Europe Ltd	60,618,567 shares	10,000,000 shares	N/A

Schedule 5.1(i)

Labor Matters

None.

Schedule 5.1(j)

Taxes

Examinations or Audits

FiberNet 2009 federal tax return audit in process

The Company received notification from the IRS of its intent to audit the tax return of American Fiber Systems (“AFS”) for the short year ended September 30, 2010. No material issues are expected as AFS had been audited through the 2009 year.

AboveNet, Inc. tax audit for the state of New York in process.

AboveNet, Inc. New York City utility tax audit in process.

AboveNet, Inc. federal income tax audit in process.

Payment, filing of taxes and pending adjustments

Although the FiberNet 2009 federal tax audit is not complete, there is a known adjustment of $26,833,954 to the originally claimed net operating loss of $49,620,715, resulting in a new net operating loss of $22,786,761. The adjustment relates to the disallowance of a deduction for warrants exercised that was calculated incorrectly. Although the audit is not complete, this is the only expected adjustment and will be adjusted by the IRS as part of the closing process.

Legacy FiberNet tax assessment paid in the amount of $96,227.08 for Los Angeles city utility tax and business license from 2006-2011.

AboveNet, Inc. has withheld taxes required by the Universal Service Administrative Company for payments related to transmission relay services (“TRS”), currently totaling approximately $5.9 million; however, AboveNet has not received any invoices for such taxes and has yet to remit the amounts withheld. AboveNet also withheld approximately $2.9 million in fees charged to customers pursuant to New York Tax Law § 186-a; however, AboveNet believes that such fees should not have been charged and intends to remit all such fees to the respective customers. Additionally, AboveNet has approximately $1.6 million of accrued transaction taxes in certain jurisdictions which are accrued but have not been remitted.

Extensions or Waivers

The statute of limitations for AboveNet’s federal tax returns for the period January 1, 2005 to March 31, 2009 has been extended through June 30, 2012.

Schedule 5.1(m)

Investments/Guarantees as of the Agreement Date

The CoBank, ACB investment listed on Schedule 5.1(c)-2.

Investment in US Carrier Telecom, LLC listed on Schedule 8.5

Colorado Communications Transport, LLC (“CCT”) Initial Subscription Agreement dated April 30, 2010 between CCT and Zayo Bandwidth, LLC (the “CCT Subscription Agreement”).

AboveNet Communications, Inc. owns approximately 1.4% of Japan Internet Exchange Co., Ltd. (JPIX), a company organized in Japan

Schedule 5.1(n)

Litigation

None.

Schedule 5.1(o)

ERISA

Title IV Plans

None

Multiemployer Plans

ADP TotalSource Retirement Savings Plan

AboveNet Profit Sharing and 401K Plan

Welfare Plans

ADP TotalSource Inc. Health and Welfare Plan

Retiree Welfare Plans

None

Schedule 5.1(p) Intellectual Property; Licenses and Certifications

U.S. Trademarks:
Registered Owner	Trademark Description	Application Serial Number/Filing Date	Registration Number/ Registration Date
AboveNet, Inc.		77763334 June 18, 2009	3847072 September 14, 2010

AboveNet, Inc.		77763239 June 18, 2009	3742184 January 26, 2010

AboveNet, Inc.		77550441 August 19, 2008	3665937 August 11, 2009

AboveNet, Inc.		77550300 August 19, 2008	3665936 August 11, 2009

AboveNet, Inc.		77382232 January 28, 2008	3501281 September 16, 2008

AboveNet, Inc.		77099554 February 5, 2007	3399181 March 18, 2008

Zayo Group, LLC	THE BACKBONE TO COMMUNICATIONS	78966155 September 1, 2006	3490666 August 19, 2008

Zayo Group, LLC	THE BACKBONE TO COMMUNICATIONS	78966157 September 1, 2006	3464595 July 8, 2008

Zayo Group, LLC	360NETWORKS	76171118 November 26, 2000	2821982 March 16, 2004

Zayo Group, LLC	360	76171119 November 26, 2000	2950775 May 17, 2005

Zayo Group, LLC	360NETWORKS	76122960 September 6, 2000	2911912 December 21, 2004

Zayo Group, LLC	ZAYO FIBER SOLUTIONS	85308155 April 29, 2011	4073692 December 20, 2011

Zayo Group, LLC	ZAYO ENTERPRISE NETWORKS	85308157 April 29, 2011	4073693 December 20, 2011

Zayo Group, LLC	ZAYO BANDWIDTH	77245166 August 2, 2007	3500859 September 16, 2008

Zayo Group, LLC	ZAYO	77244680 August 1, 2007	3500857 September 16, 2008

Zayo Group, LLC	ZCOLO	77825058 September 11, 2009	3971264 May 31, 2011

Zayo Colocation, Inc.		78693888 August 16, 2005	3395986 March 11, 2008

Zayo Colocation, Inc.		77044317 November 15, 2006	3361370 January 1, 2008

Zayo Colocation, Inc.		77037993 November 6, 2006	3350844 December 11, 2007

Zayo Colocation, Inc.		78750871 November 9, 2005	3198383 January 16, 2007

Foreign Trademarks:
Registered Owner	Trademark Description	Application Number/Filing Date	Registration Number/ Registration Date
AboveNet Communications, Inc.	ABOVENET	7339823 October 24, 2008	7339823 EC June 10, 2009

AboveNet Communications, Inc.	ABOVENET	98741428 July 10, 1998	98741428 French July 10, 1998

AboveNet Communications, Inc.	ABOVENET	2170781 June 29, 1998	2170781 UK February 26, 1999

AboveNet Communications, Inc.	DIZOOM	2448950 March 9, 2007	2448950 UK October 12, 2007

AboveNet Communications, Inc.	JABNET	2448951 March 9, 2007	2448951 UK February 22, 2008

360networks holdings (USA) inc. *	360	1060809 May 26, 2000	TMA583,538 Canada June 11, 2003

360networks holdings (USA) inc. *	360NETWORKS	1060810 May 26, 2000	TMA583,519 Canada June 11, 2003

360networks holdings (USA) inc. *	360NETWORKS	1049887 March 8, 2000	TMA576,857 Canada March 4, 2003

*	Recordation of assignment of these trademarks from 360networks Corporation to Zayo Group, LLC has been filed and is pending.

U.S. Patents:

None issued or pending.

Foreign Patents:

None issued or pending.

US Copyright Registrations:

None issued or pending.

Foreign Copyright Registrations:

None issued or pending.

License Agreements:

None.

Schedule 5.1(u) Insurance

Carrier	Policy Number	Expiration Date	Type	Amount	Deductibles
St. Paul Travelers	H-630-512N520-IND-09	8/1/12	Deluxe Property	$4,727,999 building, $11,091,164 blanket business personal property, $125,713,856 EDP	$5,000

St. Paul Travelers	H-630-512N520-IND-09	8/1/12	General Liability	$1,000,000 each claim $2,000,000 general aggregate $2,000,000 products/completed operations aggregate $1,000,000 personal & advertising injury $300,000 premises damage $10,000 medical expenses	$0

			Employee Benefits Liability	$3,000,000 aggregate limit $1,000,000 each claim	$1,000

St. Paul Travelers	TE08302421	8/1/12	Errors & Omissions	$5,000,000 each claim $5,000,000 aggregate annual limit	$50,000

St. Paul Travelers	HSM-CUP-5121N520-TIL-09	8/1/12	Umbrella Excess Liability	$10,000,000 each claim $10,000,000 annual aggregate	$10,000

St. Paul Travelers	BA-5121N520-TCT-09	8/1/12	Automobile Liability	$1,000,000 per accident $10,000 medical payments per person
			Automobile Physical Damage	$15,000 limit	$1,000

Schedule 5.1(w)-1

Leased Real Property (Material Colocation and Interconnection Data Centers)

Lessor	Lessee	Property Address	City	State	Zip
60 Hudson Owner, LLC	Zayo Colocation, Inc.	60 Hudson Suite 0106 MMR, 1903, 1211	New York	NY	10013

Market Halsey Urban Renewal, LLC	Zayo Colocation, Inc.	165 Halsey Street	Newark	NJ	07102

One City Block, LLC	Zayo Colocation, Inc.	111 8th Avenue	New York	NY	10011

Global Switch	AboveNet Communications UK	London Switch Building, East India Dock, London E14

Schedule 5.1(w)-2

Owned Real Property

None.

Schedule 5.1(x)

Environmental Matters

None.

Schedule 6.11

Bank and Investment Accounts

Depository Institution	Name in which account is held	Account Number	Purpose
Wells Fargo Bank NA 1700 Lincoln St., 8th Floor Denver, CO 80203	Zayo Group, LLC	2000031004646	Operating

Wells Fargo Bank NA 1700 Lincoln St., 8th Floor Denver, CO 80203	Zayo Bandwidth, LLC	2000031004688	Operating

Wells Fargo Bank NA 1700 Lincoln St., 8th Floor Denver, CO 80203	Zayo Bandwidth BTOP	2000038468861	Operating

Wells Fargo Bank NA 1700 Lincoln St., 8th Floor Denver, CO 80203	Zayo Colocation, Inc.	2000038468829	Operating

Wells Fargo Bank NA 1700 Lincoln St., 8th Floor Denver, CO 80203	Zayo Fiber Solutions	2000038469747	Operating

Wells Fargo Bank NA 50 Main St. White Plains, NY 10606	AboveNet Communications, Inc.	2000029949878	Concentration Account

Wells Fargo Bank NA 50 Main St. White Plains, NY 10606	AboveNet Communications, Inc.	2000029949917	ESP Operating

SunTrust Robinson Humphrey 3333 Peachtree Rd. 11th Floor, South Tower Atlanta, GA 30326	AboveNet Communications, Inc.	333007972	Investment

Citibank, N.A. 475 Steamboat Rd. Greenwich, CT 06830	AboveNet Communications, Inc.	9960090307	Investment

Schedule 6.18

Post Closing Matters

Date	Action
Not later than 60 days after the Agreement Date, or such later date as is acceptable to each Administrative Agent	• Execution of the Blocked Account Agreements required by Section 6.11

Schedule 8.1

Outstanding Indebtedness as of the Agreement Date

1.	Sub Capacity Use and Service Agreement between First Energy Telecom Services, successor in-interest to GPU Telcom and Zayo Bandwidth Central, LLC successor-in-interest to AFN Fiber, LLC. As of March 31, 2012 the amount outstanding was approximately $1,074,282.23.

2.	Master Facilities Agreement between Fiber Technology Network, LLC and Zayo Bandwidth Central, LLC. As of March 31, 2012 the amount outstanding was approximately $318,841.

3.	Master Lease Service Agreement between Enterprise Fleet Management and Zayo Bandwidth LLC. As of March 31, 2012 the amount outstanding was approximately $387,474.81.

4.	Capital Lease Agreements between various vendors and Zayo Bandwidth LLC. As of March 31, 2012 the amount outstanding was $5,245.03.

5.	Agreement for the License of Fiber Optic Facilities and Services between Minnesota Power and Light Company and Zayo Bandwidth, LLC. As of March 31, 2012 the amount outstanding was $663,835.85.

6.	Master Lease Service Agreement between Enterprise Fleet Management and Zayo Fiber Solutions, LLC. As of March 31, 2012 the amount outstanding was approximately $316,078.

7.	Master Lease Service Agreement between Enterprise Fleet Management and 360networks(USA). As of March 31, 2012 the amount outstanding is approximately $117,351.18.

8.	Master Lease Agreement between Northern Communications, Inc. and Zayo Bandwidth, LLC. As of March 31, 2012 the amount outstanding was $950,901.39.

9.	Capital Lease Agreements between various vendors and Zayo Colocation, Inc. As of March 31, 2012 the amount outstanding was $71,714.86.

10.	Agreement granting right to use Committed Fibers between Commonwealth Edison Company and AboveNet Communications, Inc. As of April 30, 2012 the amount outstanding was $999,824.16.

11.	Letter of Credit 74004-01-2007-08-23 for Zayo Bandwidth Central, LLC issued by Centra Bank, Inc. in favor of Embarq Corp., in the amount of $3,102.11, secured by CD#10284850 on deposit with Centra Bank, Inc.

12.	Letter of Credit 74004-03-2007-09-05 for Zayo Bandwidth Central, LLC issued by Centra Bank, Inc. in favor of Embarq Corp., in the amount of $2,950.87, secured by CD# 10285369 on deposit with Centra Bank, Inc.

13.	Letter of Credit 57568-08-2007-07-03 for Zayo Bandwidth Central, LLC issued by Centra Bank, Inc. in favor of Virginia Electric, in the amount of $12,615.38, secured by CD# 10284745 on deposit with Centra Bank, Inc.

14.	Letters of Credit SFX 5051, 5052, 5064, 5065, 5066, 7648 for Zayo Fiber Solutions, LLC issued by Mutual Savings Credit Union in favor of the cities of Chandler, Glendale, Tempe, Mesa, Scottsdale and Phoenix, respectively, in the aggregate amount of $540,378.86, secured by CDs on deposit with Mutual Savings Credit Union.

15.	Letter of Credit 63650916 for AboveNet Communications, Inc. issued by Citibank N.A. in favor of Virginia DOT, in the amount of $200,000, secured by CD#9960090294 on deposit with Citibank N.A.

16.	Letter of Credit 61651129 for AboveNet Communications, Inc. issued by Citibank N.A. in favor of City of Auburn, WA, in the amount of $10,000, secured by CD#9960090307 on deposit with Citibank N.A.

17.	Letter of Credit 61656179 for AboveNet Communications, Inc. issued by Citibank N.A. in favor of Montgomery County, MD, in the amount of $50,000, secured by CD#9960090307 on deposit with Citibank N.A.

18.	Letter of Credit 61670273 for AboveNet Communications, Inc. issued by Citibank N.A. in favor of Verizon Northwest, in the amount of $10,000, secured by CD#9960090307 on deposit with Citibank N.A.

19.	Letter of Credit 61656932 for AboveNet Communications, Inc. issued by Citibank N.A. in favor of GTE Southwest Verizon, in the amount of $25,000, secured by CD#9960090307 on deposit with Citibank N.A.

20.	Letter of Credit 61649818 for AboveNet Communications, Inc. issued by Citibank N.A. in favor of ACP/2350 Corporate Park Dr, in the amount of $142,500, secured by CD#9960090307 on deposit with Citibank N.A.

21.	Letter of Credit 61633824 for AboveNet Communications, Inc. issued by Citibank N.A. in favor of City of Detroit, MI, in the amount of $50,000, secured by CD#9960090307 on deposit with Citibank N.A.

22.	Letter of Credit 61652972 for AboveNet Communications, Inc. issued by Citibank N.A. in favor of One City Block, LLC, in the amount of $800,000, secured by CD#9960090307 on deposit with Citibank N.A.

23.	Letter of Credit 63653804 for AboveNet Communications, Inc. issued by Citibank N.A. in favor of City of Mountain View, CA, in the amount of $75,000, secured by CD#9960090307 on deposit with Citibank N.A.

24.	Letter of Credit 63653957 for AboveNet Communications, Inc. issued by Citibank N.A. in favor of City of Miami, FL, in the amount of $50,000, secured by CD#9960090307 on deposit with Citibank N.A.

25.	Letter of Credit 63654140 for AboveNet Communications, Inc. issued by Citibank N.A. in favor of City of Leawood, KS, in the amount of $50,000, secured by CD#9960090307 on deposit with Citibank N.A.

26.	Letter of Credit 63652818 for AboveNet Communications, Inc. issued by Citibank N.A. in favor of 60 Hudson Owner, LLC, in the amount of $152,425, secured by CD#9960090307 on deposit with Citibank N.A.

27.	Letter of Credit 63655849 for AboveNet Communications, Inc. issued by Citibank N.A. in favor of San Francisco Public Utility, in the amount of $25,000, secured by CD#9960090307 on deposit with Citibank N.A.

28.	Letter of Credit 63655942 for AboveNet Communications, Inc. issued by Citibank N.A. in favor of Port Authority of NY-NJ, in the amount of $115,000, secured by CD#9960090307 on deposit with Citibank N.A.

29.	Letter of Credit 63656014 for AboveNet Communications, Inc. issued by Citibank N.A. in favor of DC DOT, in the amount of $300,000, secured by CD#9960090307 on deposit with Citibank N.A.

30.	Letter of Credit 63556250 for AboveNet Communications, Inc. issued by Citibank N.A. in favor of Howard County, MD, in the amount of $25,000, secured by CD#9960090307 on deposit with Citibank N.A.

31.	Letter of Credit 63659013 for AboveNet Communications, Inc. issued by Citibank N.A. in favor of County of Essex, NJ, in the amount of $122,000, secured by CD#9960090307 on deposit with Citibank N.A.

32.	Letter of Credit SM223685W for AboveNet Communications, Inc. issued by Wells Fargo N.A. in favor of City of Chicago, in the amount of $500,000, secured by CD#187121162845341 on deposit with Wells Fargo N.A.

33.	Letter of Credit SM238591W for AboveNet Communications, Inc. issued by Wells Fargo N.A. in favor of City of NY DOITT, in the amount of $1,000,000, secured by CD#187141234027968 on deposit with Wells Fargo N.A.

34.	Purchaser Holdback agreement dated as of October 12, 2006 by and between American Fiber Systems, Inc. and IDACORP, Inc., a Idaho Corporation. As of March 31, 2012 the amount outstanding was approximately $2,785,525.24.

35.	Subordinated Promissory Note dated as of October 1, 2010, by and between Zayo Group, LLC and Robert E. Ingalls, Jr. As of March 31, 2012, the amount outstanding was approximately $4,500,000.

Schedule 8.5

Existing Investments

Zayo Group, LLC currently has 55% ownership in the class A units and 34% ownership in the class B units of US Carrier Telecom, LLC. As of March 31, 2012, the total value of the investment was approximately $15,075,555.78.

Schedule 8.6

Affiliate Transactions

None.